================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

     Pre-Effective Amendment No. 1 (File No.333-179398)                     [X]

     Post-Effective Amendment No.                                           [ ]

                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                    Amendment No. 71 (File No. 811-07355)                   [X]

                        (Check appropriate box or boxes)

                         RIVERSOURCE VARIABLE ACCOUNT 10
                    (previously IDS LIFE VARIABLE ACCOUNT 10)
                           (Exact Name of Registrant)

                       RiverSource Life Insurance Company
                     (previously IDS Life Insurance Company)
                               (Name of Depositor)

            70100 Ameriprise Financial Center, Minneapolis, MN 55474 (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code (612) 678-4177

   Dixie Carroll, 50605 Ameriprise Financial Center, Minneapolis, MN 55474
                     (Name and Address of Agent for Service)

Approximate date of proposed sale to the public: as soon as practicable following the effective date of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

================================================================================

PART A.

PROSPECTUS



APRIL 30, 2012



RIVERSOURCE



RAVA 5 ADVANTAGE VARIABLE ANNUITY


RAVA 5 SELECT VARIABLE ANNUITY


RAVA 5 ACCESS VARIABLE ANNUITY



INDIVIDUAL FLEXIBLE PREMIUM DEFERRED COMBINATION FIXED/VARIABLE ANNUITIES



ISSUED BY:  RIVERSOURCE LIFE INSURANCE COMPANY (RIVERSOURCE LIFE)



            70100 Ameriprise Financial Center


            Minneapolis, MN 55474


            Telephone: 1-800-862-7919


            (Corporate Office)


            ameriprise.com/variableannuities


            RIVERSOURCE VARIABLE ACCOUNT 10/RIVERSOURCE ACCOUNT MGA



CONTRACTS DESCRIBED IN THIS PROSPECTUS ARE OFFERED FOR CONTRACT APPLICATIONS SIGNED ON OR AFTER APRIL 30, 2012.



This prospectus contains information that you should know before investing in the RAVA 5 Advantage, RAVA 5 Select, or RAVA 5 Access. The information in this prospectus applies to all contracts unless stated otherwise.



Prospectuses are also available for:



- AllianceBernstein Variable Products Series Fund, Inc.


- American Century Variable Portfolios, Inc


- BlackRock Variable Series Funds, Inc.


- Columbia Funds Variable Insurance Trust


- Columbia Funds Variable Series Trust II


- DWS Variable Series II


- Fidelity(R) Variable Insurance Products -- Service Class 2


- Franklin(R) Templeton(R) Variable Insurance Products Trust (FTVIPT)  -- Class
  2




- Janus Aspen Series: Service Shares


- MFS(R) Variable Insurance Trust(SM)


- Morgan Stanley Universal Investment Funds (UIF)


- Neuberger Berman Advisers Management Trust


- Oppenheimer Variable Account Funds -- Service Shares


- PIMCO Variable Investment Trust (VIT)


- Wells Fargo Variable Trust



Please read the prospectuses carefully and keep them for future reference.



THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



AN INVESTMENT IN THIS CONTRACT IS NOT A DEPOSIT OF A BANK OR FINANCIAL INSTITUTION AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC) OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THIS CONTRACT INVOLVES INVESTMENT RISK INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.



A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the SEC and is available without charge by contacting RiverSource Life at the telephone number and address listed above. The table of contents of the SAI is on the last page of this prospectus. The SEC maintains an Internet site. This prospectus, the SAI and other information about the product are available on the EDGAR Database on the SEC's Internet site at (http://www.sec.gov).



Variable annuities are insurance products that are complex investment vehicles. Before you invest, be sure to ask your financial advisor about the contract features, benefits, risks and fees, and whether the contract is appropriate for you, based upon your financial situation and objectives.



The contracts and/or certain optional benefits described in this prospectus may not be available in all jurisdictions. This prospectus constitutes an offering or solicitation only in those jurisdictions where such offering or solicitation may lawfully be made. State variations are covered in a special contract form used in that state.



RiverSource Life has not authorized any person to give any information or to make any representations regarding the contracts other than those contained in this prospectus or the fund prospectuses.



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           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE
ANNUITY -- PROSPECTUS  1

RiverSource Life offers several different annuities which your financial advisor may or may not be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation and needs, your age and how you intend to use the annuity. The different features and benefits may include the investment and fund manager options, variations in interest rate amount and guarantees, credits, surrender charge schedules and access to your annuity account values. The fees and charges you will pay when buying, owning and surrendering money from the contracts we describe in this prospectus may be more or less than the fees and charges of other variable annuities we and our affiliates issue. You should ask your financial advisor about his or her ability to offer you other variable annuities we issue (which might have lower fees and charges than the contracts described in this prospectus).



TABLE OF CONTENTS



KEY TERMS................................       3
THE CONTRACTS IN BRIEF...................       5
EXPENSE SUMMARY..........................       8
CONDENSED FINANCIAL INFORMATION..........      15
FINANCIAL STATEMENTS.....................      15
THE VARIABLE ACCOUNT AND THE FUNDS.......      15
GUARANTEE PERIOD ACCOUNTS (GPAS).........      17
THE FIXED ACCOUNT........................      18
BUYING YOUR CONTRACT.....................      20
CHARGES..................................      23
VALUING YOUR INVESTMENT..................      28
MAKING THE MOST OF YOUR CONTRACT.........      29
SURRENDERS...............................      34
TSA -- SPECIAL PROVISIONS................      35
CHANGING THE ANNUITANT...................      35
CHANGING OWNERSHIP.......................      36
BENEFITS IN CASE OF DEATH -- STANDARD
  DEATH BENEFIT..........................      38
OPTIONAL BENEFITS........................      39
THE ANNUITY PAYOUT PERIOD................      55
TAXES....................................      57
VOTING RIGHTS............................      61
SUBSTITUTION OF INVESTMENTS..............      61
ABOUT THE SERVICE PROVIDERS..............      61
ADDITIONAL INFORMATION...................      63
APPENDIX A: THE FUNDS....................      64
APPENDIX B: EXAMPLE -- MARKET VALUE
  ADJUSTMENT (MVA).......................      70
APPENDIX C: EXAMPLE -- SURRENDER
  CHARGES................................      72
APPENDIX D: EXAMPLE -- OPTIONAL DEATH
  BENEFITS...............................      78
APPENDIX E: EXAMPLE -- OPTIONAL LIVING
  BENEFITS...............................      84
APPENDIX F: EXAMPLE -- ADDITIONAL RMD
  DISCLOSURE.............................      85
APPENDIX G: CONDENSED FINANCIAL
  INFORMATION (UNAUDITED)................      86
TABLE OF CONTENTS OF THE STATEMENT OF
  ADDITIONAL INFORMATION.................     104





--------------------------------------------------------------------------------

 2 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

KEY TERMS



These terms can help you understand details about your contract.



ACCUMULATION UNIT: A measure of the value of each subaccount prior to the application of amounts to an annuity payment plan.



ANNUITANT: The person or persons on whose life or life expectancy the annuity payouts are based.



ANNUITIZATION START DATE: The date when annuity payments begin according to the applicable annuity payment plan.



ANNUITY PAYOUTS: An amount paid at regular intervals under one of several plans.



ASSUMED INVESTMENT RETURN: The rate of return we assume your investments will earn when we calculate your initial annuity payout amount using the annuity table in your contract. The standard assumed investment return we use is 5% but you may request we substitute an assumed investment return of 3.5%.



BENEFICIARY: The person you designate to receive benefits in case of your death while the contract is in force.



CLOSE OF BUSINESS: The time the New York Stock Exchange (NYSE) closes (4 p.m. Eastern time unless the NYSE closes earlier).



CODE: The Internal Revenue Code of 1986, as amended.



CONTINGENT ANNUITANT: The person who becomes the annuitant when the current annuitant dies prior to the annuitization start date. In the case of joint ownership, one owner must also be the contingent annuitant.



CONTRACT: A deferred annuity contract that permits you to accumulate money for retirement by making one or more purchase payments. It provides for lifetime or other forms of payouts beginning at a specified time in the future.



CONTRACT VALUE: The total value of your contract at any point in time.



CONTRACT YEAR: A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.



FIXED ACCOUNT: Our general account which includes the regular fixed account and the Special DCA fixed account. Amounts you allocate to this account earn interest at rates that we declare periodically.



FUNDS: Investment options under your contract. Unless your investment options have been restricted under living benefit riders, you may allocate your purchase payments into subaccounts investing in shares of any or all of these funds.



GOOD ORDER: We cannot process your transaction request relating to the contract until we have received the request in good order at our corporate office. "Good order" means the actual receipt of the requested transaction in writing, along with all information, forms and supporting legal documentation necessary to effect the transaction. To be in "good order", your instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. This information and documentation generally includes your completed request; the contract number; the transaction amount (in dollars); the names of and allocations to and/or from the subaccounts and the fixed account affected by the requested transaction; the signatures of all contract owners, exactly as registered on the contract, if necessary; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that we may require. With respect to purchase requests, "good order" also generally includes receipt of sufficient payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.



GUARANTEE PERIOD: The number of successive 12-month periods that a guaranteed interest rate is credited.



GUARANTEE PERIOD ACCOUNTS (GPAS): A nonunitized separate account to which you may allocate purchase payments or transfer contract value of at least $1,000. These accounts have guaranteed interest rates for guarantee periods we declare when you allocate purchase payments or transfer contract value to a GPA. These guaranteed rates and periods of time may vary by state. Unless an exception applies, transfers or surrenders from a GPA done more than 30 days before the end of the guarantee period will receive a market value adjustment, which may result in a gain or loss of principal.



MARKET VALUE ADJUSTMENT (MVA): A positive or negative adjustment assessed if any portion of a Guarantee Period Account is surrendered or transferred more than 30 days before the end of its guarantee period.



OWNER (YOU, YOUR): The person or persons identified in the contract as owner(s) of the contract, who has or have the right to control the contract (to decide on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. The owner is responsible for taxes, regardless of whether he or she receives the contract's benefits. The owner or any joint owner may be a nonnatural person (e.g. irrevocable trust or corporation) or a revocable trust. In this case, the annuitant will be deemed to be the owner for contract provisions that are based on the age or life of the owner. When the


--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 3
contract is owned by a revocable trust, the annuitant selected should be the grantor of the trust to qualify for income tax deferral. Any contract provisions that are based on the age of the owner will be based on the age of the oldest owner. Any ownership change, including continuation of the contract by your spouse under the spousal continuation provision of the contract, redefines "owner", "you" and "your".



QUALIFIED ANNUITY: A contract that you purchase to fund one of the following tax-deferred retirement plans that is subject to applicable federal law and any rules of the plan itself:



- Individual Retirement Annuities (IRAs) including inherited IRAs under Section 408(b) of the Code



- Roth IRAs including inherited Roth IRAs under Section 408A of the Code



- SIMPLE IRAs under Section 408(p) of the Code



- Simplified Employee Pension IRA (SEP) plans under Section 408(k) of the Code



- Custodial and investment only accounts maintained for qualified retirement plans under Section 401(a) of the Code



- Tax-Sheltered Annuities (TSAs) under Section 403(b) of the Code



A qualified annuity will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is already tax-deferred.



All other contracts are considered NONQUALIFIED ANNUITIES.



RIDER: You receive a rider to your contract when you purchase optional benefits. The rider adds the terms of the optional benefit to your contract.



RIDER EFFECTIVE DATE: The date a rider becomes effective as stated in the rider.



RIVERSOURCE LIFE: In this prospectus, "we," "us," "our" and "RiverSource Life" refer to RiverSource Life Insurance Company.



SURRENDER VALUE: The amount you are entitled to receive if you make a full surrender from your contract. It is the contract value immediately prior to the surrender, minus any applicable charges, plus any positive or negative market value adjustment.



VALUATION DATE: Any normal business day, Monday through Friday, on which the NYSE is open, up to the close of business. At the close of business, the next valuation date begins. We calculate the accumulation unit value of each subaccount on each valuation date.



If we receive your purchase payment or any transaction request (such as a transfer or surrender request) in good order at our corporate office before the close of business, we will process your payment or transaction using the accumulation unit value we calculate on the valuation date we received your payment or transaction request. On the other hand, if we receive your purchase payment or transaction request in good order at our corporate office at or after the close of business, we will process your payment or transaction using the accumulation unit value we calculate on the next valuation date. If you make a transaction request by telephone (including by fax), you must have completed your transaction by the close of business in order for us to process it using the accumulation unit value we calculate on that valuation date. If you were not able to complete your transaction before the close of business for any reason, including telephone service interruptions or delays due to high call volume, we will process your transaction using the accumulation unit value we calculate on the next valuation date.



VARIABLE ACCOUNT: Separate subaccounts to which you may allocate purchase payments; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.



--------------------------------------------------------------------------------
 4 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

THE CONTRACTS IN BRIEF



This prospectus describes three contracts. Each contract has different expenses. RAVA 5 Access does not have surrender charges, but it has the highest mortality and expense risk fees of the three contracts. RAVA 5 Select has a four-year surrender charge schedule and has lower mortality and expense risk fees than RAVA 5 Access. RAVA 5 Advantage offers a choice of a seven-year or a ten-year surrender charge schedule, and has the lowest mortality and expense risk fees of the three contracts. Your financial advisor can help you determine which contract is best suited to your needs based on factors such as your investment goals and how long you intend to keep your contract. The information in this prospectus applies to all contracts unless stated otherwise.



PURPOSE: The purpose of each contract is to allow you to accumulate money for retirement or a similar long-term goal. You do this by making one or more purchase payments. You may allocate your purchase payments to the GPAs, regular fixed account, subaccounts and/or Special DCA fixed account under the contract; however, you risk losing amounts you invest in the subaccounts of the variable account. These accounts, in turn, may earn returns that increase the value of the contract. If the contract value goes to zero due to underlying fund's performance or deduction of fees, the contract will no longer be in force and the contract (including any death benefit riders) will terminate. You may be able to purchase an optional benefit to reduce the investment risk you assume under your contract. Beginning at a specified time in the future called the annuitization start date, the contract provides lifetime or other forms of payouts of your contract value (less any applicable premium tax and/or other charges).



BUYING A CONTRACT: There are many factors to consider carefully before you buy a variable annuity and any optional benefit rider. Variable annuities -- with or without optional benefit riders -- are not right for everyone. MAKE SURE YOU HAVE ALL THE FACTS YOU NEED BEFORE YOU PURCHASE A VARIABLE ANNUITY OR CHOOSE AN OPTIONAL BENEFIT RIDER. Some of the factors you may wish to consider include:



- "Tax Free" Exchanges: It may not be advantageous for you to purchase one of these contracts in exchange for, or in addition to, an existing annuity or life insurance policy. Generally, you can exchange one annuity for another or for a long-term care policy in a "tax-free" exchange under Section 1035 of the Code. You can also do a partial exchange from one annuity contract to another annuity contract, subject to IRS rules. You also generally can exchange a life insurance policy for an annuity. However, before making an exchange, you should compare both contracts carefully because the features and benefits may be different. Fees and charges may be higher or lower on your old contract than on these contracts. You may have to pay a surrender charge when you exchange out of your old contract and a new surrender charge period will begin when you exchange into one of these contracts. If the exchange does not qualify for Section 1035 treatment, you also may have to pay federal income tax on the distribution. State income taxes may also apply. You should not exchange your old contract for one of these contracts, or buy one of these contracts in addition to your old contract, unless you determine it is in your best interest. (See "Taxes -- 1035 Exchanges.")



- Tax-deferred retirement plans: Most annuities have a tax-deferred feature. So do many retirement plans under the Code. As a result, when you use a qualified annuity to fund a retirement plan that is tax-deferred, your contract will not provide any necessary or additional tax deferral for that retirement plan. A qualified annuity has features other than tax deferral that may help you reach your retirement goals. In addition, the Code subjects retirement plans to required withdrawals triggered at a certain age. These mandatory withdrawals are called required minimum distributions ("RMDs"). RMDs may reduce the value of certain death benefits and optional riders (see "Taxes -- Qualified Annuities -- Required Minimum Distributions"). You should consult your tax advisor before you purchase the contract as a qualified annuity for an explanation of the tax implications to you.



- Taxes: Generally, income earned on your contract value grows tax-deferred until you make withdrawals or begin to receive payouts. (Under certain circumstances, IRS penalty taxes may apply.) The tax treatment of qualified and nonqualified annuities differs. Even if you direct payouts to someone else, you will be taxed on the income if you are the owner. (see "Taxes")



- Your age: If you are an older person, you may not necessarily have a need for tax deferral, retirement income or a death benefit. Older persons who are considering buying a contract including any optional benefits may find it helpful to consult with or include a family member, friend or other trusted advisor in the decision making process before buying a contract.



- How long you plan to keep your contract: variable annuities are not short-term liquid investments. RAVA 5 Advantage and RAVA 5 Select contracts have surrender charges. RAVA 5 Access contract does not have a surrender charge schedule, but it has a higher mortality and expense risk fee than RAVA 5 Advantage and RAVA 5 Select. All contracts offer an annuity payout plan called Annuity Payout Plan E, which imposes a surrender charge only if you elect to surrender remaining variable payouts available under Annuity Payout Plan E. (see "Annuity Payout Plans -- Plan E") Does the contract meet your current and anticipated future needs for liquidity?



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           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE
ANNUITY -- PROSPECTUS  5

- If you can afford the contract: are your annual income and assets adequate to buy the contract and any optional benefits you may choose?



- The fees and expenses you will pay when buying, owning and surrendering money from these contracts. (see "Charges")



- How and when you plan to take money from the contract: under current tax law, surrenders, including surrenders made under optional benefit riders, are taxed differently than annuity payouts. If you withdraw more than the allowed withdrawal amount in a contract year ("excess withdrawal") under the SecureSource 3 rider, the guaranteed amounts under the rider will be reduced and for any withdrawal during the credit period, you will not receive Annual Credits on the next rider anniversary. In addition, certain surrenders may be subject to a federal income tax penalty. (see "Surrenders")



- Your investment objectives, how much experience you have in managing investments and how much risk you are you willing to accept.



- Short-term trading: if you plan to manage your investment in the contract by frequent or short-term trading, these contracts are not suitable for you and you should not buy one of them. (see "Making the Most of Your
  Contract -- Transferring Among Accounts")



FREE LOOK PERIOD: You may return your contract to your financial advisor or to our corporate office within the time stated on the first page of your contract and receive a full refund of the contract value. The valuation date will be the date your request is received at our corporate office. (For California residents, the valuation date will be the earlier of the date your contract is returned to your financial advisor or to our corporate office). We will not deduct any contract charges or fees. However, you bear the investment risk from the time of purchase until you return the contract and any positive or negative market value adjustment will apply; the refund amount may be more or less than the payment you made. (EXCEPTION: If the law requires, we will refund all of your purchase payments.)



ACCOUNTS: Generally, you may allocate your purchase payments among the:



- subaccounts of the variable account, each of which invests in a fund with a particular investment objective. The value of each subaccount varies with the performance of the particular fund in which it invests. We cannot guarantee that the value at the annuitization start date will equal or exceed the total purchase payments you allocate to the subaccounts. (see "The Variable Account and the Funds")



- GPAs which earn interest at rates declared when you make an allocation to that account. The required minimum investment in each GPA is $1,000. These accounts may not be available in all states. (see "Guarantee Period Accounts (GPAs)")



- regular fixed account, which earns interest at rates that we adjust periodically. There are restrictions on transfers from this account and may be restrictions on the amount you can allocate to this account. For RAVA 5 Access contracts, you cannot select the regular fixed account. (see "The Fixed Account")



- Special DCA fixed account, which earns interest at rates that we adjust periodically. There are restrictions on how long contract value can remain in this account. (see "The Fixed Account -- The Special DCA Fixed Account")



TRANSFERS: Subject to certain restrictions, you currently may redistribute your contract value among the subaccounts without charge at any time until the annuitization start date, and once per contract year among the subaccounts after the annuitization start date. Transfers out of the GPAs done more than 30 days before the end of the guarantee period will be subject to an MVA, unless an exception applies. You may establish automated transfers among the accounts. Transfers into the Special DCA fixed account are not permitted. GPAs and the regular fixed account are subject to special restrictions. (see "Making the Most of Your Contract -- Transferring Among Accounts")



SURRENDERS: You may surrender all or part of your contract value at any time before the annuitization start date. You also may establish automated partial surrenders. Surrenders may be subject to charges and income taxes (including an IRS penalty if you surrender prior to your reaching age 59 1/2) and may have other tax consequences. If you have elected the SecureSource 3 rider, please consider carefully when you take surrenders. If you withdraw more than allowed withdrawal amount in a contract year ("excess withdrawal") under the rider, the guaranteed amounts under the rider will be reduced and for any withdrawal during the Credit Period, you will not receive Annual Credits on the next rider anniversary. Certain other restrictions may apply. (see "Surrenders")



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 6  RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE
ANNUITY -- PROSPECTUS

BENEFITS IN CASE OF DEATH: If you die before the annuitization start date, we will pay the beneficiary an amount based on the applicable death benefit. (see "Benefits in Case of Death -- Standard Death Benefit")



OPTIONAL BENEFITS: We offer optional death benefits and optional living benefits. We currently offer SecureSource 3 riders as optional living benefits. SecureSource 3 riders are guaranteed minimum withdrawal benefits that permit you to withdraw a guaranteed amount from the contract over a period of time, which may include the lifetime of a single person (Single Life) or the lifetime of you and your spouse (Joint Life). SecureSource 3 riders may be appropriate for you if you intend to make periodic withdrawals from your annuity contract and wish to ensure that market performance will not affect your ability to withdraw income over your lifetime. This optional living benefit may not be appropriate for you if you do not intend to limit withdrawals to the amount allowed under the rider. If you select the optional living benefit, we restrict investment options available to you, which may limit transfers and allocations; may limit the timing, amount and allocation of purchase payments; and may limit the amount of surrenders that can be taken under the optional benefit during a contract year. (see "Optional Benefits -- Optional Living Benefits -- Investment Allocation Restrictions for Living Benefit Riders"). For more information on considerations before buying optional living benefits, please see "Optional Benefits -- Optional Living Benefits."



We offer the following optional death benefits: ROPP Death Benefit, MAV Death Benefit, 5-year MAV Death Benefit, 5% Accumulation Death Benefit, Enhanced Death Benefit, Benefit Protector Death Benefit and Benefit Protector Plus Death Benefit. Benefit Protector Death Benefit and Benefit Protector Plus Death Benefit are intended to provide an additional benefit to your beneficiary to help offset expenses after your death such as funeral expenses or federal and state taxes.



ANNUITY PAYOUTS: You can apply your contract value, after reflecting any adjustments, to an annuity payout plan that begins on the annuitization start date. You may choose from a variety of plans to make sure that payouts continue as long as you like. If you purchased a qualified annuity, the payout schedule must meet IRS requirements. We can make payouts on a fixed or variable basis, or both. During the annuity payout period, your choices for subaccounts may be limited. The GPAs and the Special DCA fixed account are not available after the annuitization start date. (see "The Annuity Payout Period")



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           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE
ANNUITY -- PROSPECTUS  7

EXPENSE SUMMARY



THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING AND SURRENDERING FROM THESE CONTRACTS. THE FIRST TWO TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU SURRENDER ONE OF THESE CONTRACTS. STATE PREMIUM TAXES ALSO MAY BE DEDUCTED.



CONTRACT OWNER TRANSACTION EXPENSES



SURRENDER CHARGES FOR RAVA 5 ADVANTAGE:



(Contingent deferred sales load as a percentage of purchase payments surrendered)



You select either a seven-year or ten-year surrender charge schedule at the time of application.




               SEVEN-YEAR SCHEDULE                                TEN-YEAR SCHEDULE
                                                                                SURRENDER CHARGE
  NUMBER OF COMPLETED         SURRENDER CHARGE        NUMBER OF COMPLETED      PERCENTAGE APPLIED
YEARS FROM DATE OF EACH    PERCENTAGE APPLIED TO    YEARS FROM DATE OF EACH     TO EACH PURCHASE
    PURCHASE PAYMENT       EACH PURCHASE PAYMENT        PURCHASE PAYMENT             PAYMENT
           0                         7%                        0                        8%

           1                         7                         1                        8

           2                         7                         2                        8

           3                         6                         3                        7

           4                         5                         4                        6

           5                         4                         5                        5

           6                         2                         6                        4

           7+                        0                         7                        3

                                                               8                        2

                                                               9                        1

                                                              10+                       0





SURRENDER CHARGE FOR RAVA 5 SELECT:



(Contingent deferred sales load as a percentage of purchase payments surrendered)




              SURRENDER CHARGE
CONTRACT     PERCENTAGE APPLIED
  YEAR      TO PURCHASE PAYMENTS
    1                 7%

    2                 6

    3                 5

    4                 4

   5+                 0




There are no surrender charges on and after the fourth contract anniversary.



SURRENDER CHARGE FOR RAVA 5 ACCESS:



0%



SURRENDER CHARGE UNDER ANNUITY PAYOUT PLAN E -- PAYOUTS FOR A SPECIFIED PERIOD:
If you are receiving variable annuity payments under this annuity payout plan, you can choose to take a surrender. The amount that you can surrender is the present value of any remaining variable payouts. The discount rate we use in the calculation will be 5.17% if the assumed investment return is 3.5% and 6.67% if the assumed investment return is 5%. The surrender charge equals the present value of the remaining payouts using the assumed investment return minus the present value of the remaining payouts using the discount rate. (See
"Charges -- Surrender Charge" and "The Annuity Payout Period -- Annuity Payout Plans.")



THE NEXT TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT, NOT INCLUDING FUND FEES AND EXPENSES.



--------------------------------------------------------------------------------
 8 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

CONTRACT ADMINISTRATIVE CHARGE





ANNUAL CONTRACT ADMINISTRATIVE CHARGE                                  MAXIMUM: $50   CURRENT: $30

ANNUAL CONTRACT ADMINISTRATIVE CHARGE IF YOUR CONTRACT VALUE EQUALS    MAXIMUM: $20   CURRENT: $0
OR EXCEEDS $50,000

CONTRACT ADMINISTRATIVE CHARGE AT FULL SURRENDER                       MAXIMUM: $50   CURRENT: $30




ANNUAL VARIABLE ACCOUNT EXPENSES


(As a percentage of average daily subaccount value)



YOU MUST CHOOSE A PRODUCT, A DEATH BENEFIT GUARANTEE AND THE LENGTH OF YOUR CONTRACT'S SURRENDER CHARGE SCHEDULE. THE COMBINATION YOU CHOOSE DETERMINES THE MORTALITY AND EXPENSE RISK FEES YOU PAY. THE TABLE BELOW SHOWS THE COMBINATIONS AVAILABLE TO YOU AND THEIR COST.



RAVA 5 ADVANTAGE WITH TEN-YEAR SURRENDER CHARGE SCHEDULE





                                                                              MORTALITY AND
                                                                             EXPENSE RISK FEE

Standard Death Benefit                                                             0.95%

ROPP Death Benefit                                                                 1.30

MAV Death Benefit                                                                  1.20

5-year MAV Death Benefit                                                           1.05

5% Accumulation Death Benefit                                                      1.35

Enhanced Death Benefit                                                             1.40





RAVA 5 ADVANTAGE WITH SEVEN-YEAR SURRENDER CHARGE





                                                                               MORTALITY AND
                                                                             EXPENSE RISK FEE

Standard Death Benefit                                                             1.05%

ROPP Death Benefit                                                                 1.40

MAV Death Benefit                                                                  1.30

5-year MAV Death Benefit                                                           1.15

5% Accumulation Death Benefit                                                      1.45

Enhanced Death Benefit                                                             1.50





RAVA 5 SELECT





                                                                               MORTALITY AND
                                                                             EXPENSE RISK FEE

Standard Death Benefit                                                             1.30%

ROPP Death Benefit                                                                 1.65

MAV Death Benefit                                                                  1.55

5-year MAV Death Benefit                                                           1.40

5% Accumulation Death Benefit                                                      1.70

Enhanced Death Benefit                                                             1.75





RAVA 5 ACCESS





                                                                               MORTALITY AND
                                                                             EXPENSE RISK FEE

Standard Death Benefit                                                             1.45%

ROPP Death Benefit                                                                 1.80

MAV Death Benefit                                                                  1.70

5-year MAV Death Benefit                                                           1.55

5% Accumulation Death Benefit                                                      1.85

Enhanced Death Benefit                                                             1.90





--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 9

OTHER ANNUAL EXPENSES


OPTIONAL DEATH BENEFITS



If eligible, you may select an optional death benefit in addition to the Standard Death Benefit, MAV and 5-year MAV death benefits. The fees apply only if you elect the optional rider.





BENEFIT PROTECTOR DEATH BENEFIT RIDER FEE                                          0.25%

BENEFIT PROTECTOR PLUS DEATH BENEFIT RIDER FEE                                     0.40%




(As a percentage of contract value charged annually on the contract anniversary.)



OPTIONAL LIVING BENEFITS



If eligible, you may select one of the following optional living benefits. The fees apply only if you select one of these benefits.







SECURESOURCE 3(SM) - SINGLE LIFE RIDER FEE                        MAXIMUM: 2.25%          CURRENT: 1.20%

SECURESOURCE 3(SM) - JOINT LIFE RIDER FEE                         MAXIMUM: 2.25%          CURRENT: 1.30%




(Charged annually on the contract anniversary as a percentage of contract value or the Benefit Base, whichever is greater.)



ANNUAL OPERATING EXPENSES OF THE FUNDS


THE NEXT TWO TABLES DESCRIBE THE OPERATING EXPENSES OF THE FUNDS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT. THESE OPERATING EXPENSES ARE FOR THE FISCAL YEAR ENDED DEC. 31, 2011, UNLESS OTHERWISE NOTED. THE FIRST TABLE SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE FUNDS. THE SECOND TABLE SHOWS THE FEES AND EXPENSES CHARGED BY EACH FUND. MORE DETAIL CONCERNING EACH FUND'S FEES AND EXPENSES IS CONTAINED IN EACH FUND'S PROSPECTUS.




MINIMUM AND MAXIMUM TOTAL ANNUAL OPERATING EXPENSES FOR THE FUNDS(A)



(Including management fee, distribution and/or service (12b-1) fees and other expenses)



                                                             MINIMUM              MAXIMUM

Total expenses before fee waivers and/or expense
reimbursements                                                 0.50%                2.16%






(a) Each fund deducts management fees and other expenses from fund assets. Fund assets include amounts you allocate to a particular fund. Funds may also charge 12b-1 fees that are used to finance any activity that is primarily intended to result in the sale of fund shares. Because 12b-1 fees are paid out of fund assets on an on-going basis, you may pay more if you select subaccounts investing in funds that have adopted 12b-1 plans than if you select subaccounts investing in funds that have not adopted 12b-1 plans. The fund or the fund's affiliates may pay us or our affiliates for promoting and supporting the offer, sale and servicing of fund shares. In addition, the fund's distributor and/or investment adviser, transfer agent or their affiliates may pay us or our affiliates for various services we or our affiliates provide. The amount of these payments will vary by fund and may be significant. See "The Variable Accounts and the Funds" for additional information, including potential conflicts of interest these payments may create. For a more complete description of each fund's fees and expenses and important disclosure regarding payments the fund and/or its affiliates make, please review the fund's prospectus and SAI.




TOTAL ANNUAL OPERATING EXPENSES FOR EACH FUND UNDERLYING RAVA 5 ADVANTAGE, RAVA 5 SELECT AND RAVA 5 ACCESS*



(Before fee waivers and/or expense reimbursements, if applicable, as a percentage of average daily net assets)




                                                                                              ACQUIRED FUND   GROSS TOTAL
                                                              MANAGEMENT   12b-1     OTHER       FEES AND        ANNUAL
                          FUND NAME                              FEES       FEES   EXPENSES     EXPENSES**      EXPENSES


AllianceBernstein VPS Large Cap Growth Portfolio (Class B)       0.75%      0.25%    0.09%           --%          1.09%


American Century VP Value, Class II                              0.88       0.25       --            --           1.13


BlackRock Global Allocation V.I. Fund (Class III)                0.64       0.25     0.26          0.02           1.17(1)


Columbia Variable Portfolio - Balanced Fund (Class 3)            0.64       0.13     0.16            --           0.93(2)


Columbia Variable Portfolio - Cash Management Fund (Class        0.33       0.25     0.14            --           0.72(2)
2)


Columbia Variable Portfolio - Diversified Bond Fund (Class       0.41       0.25     0.13            --           0.79
2)


Columbia Variable Portfolio - Diversified Equity Income          0.57       0.25     0.13            --           0.95
Fund (Class 2)


Columbia Variable Portfolio - Dynamic Equity Fund (Class 2)      0.66       0.25     0.16          0.01           1.08


Columbia Variable Portfolio - Emerging Markets Opportunity       1.07       0.25     0.25            --           1.57(2)
Fund (Class 2)


Columbia Variable Portfolio - Global Bond Fund (Class 2)         0.55       0.25     0.16            --           0.96


Columbia Variable Portfolio - Global Inflation Protected         0.42       0.25     0.14            --           0.81
Securities Fund (Class 2)


Columbia Variable Portfolio - High Income Fund (Class 2)         0.63       0.25     0.15            --           1.03(2),(3)


Columbia Variable Portfolio - High Yield Bond Fund (Class        0.58       0.25     0.17            --           1.00(2)
2)


Columbia Variable Portfolio - Income Opportunities Fund          0.57       0.25     0.14            --           0.96
(Class 2)




--------------------------------------------------------------------------------

 10 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

TOTAL ANNUAL OPERATING EXPENSES FOR EACH FUND UNDERLYING RAVA 5 ADVANTAGE, RAVA 5 SELECT AND RAVA 5 ACCESS* (CONTINUED)



(Before fee waivers and/or expense reimbursements, if applicable, as a percentage of average daily net assets)



                                                                                              ACQUIRED FUND   GROSS TOTAL
                                                              MANAGEMENT   12b-1     OTHER       FEES AND        ANNUAL
                          FUND NAME                              FEES       FEES   EXPENSES     EXPENSES**      EXPENSES

Columbia Variable Portfolio - International Opportunity          0.79%      0.25%    0.21%           --%          1.25%
Fund (Class 2)


Columbia Variable Portfolio - Large Cap Growth Fund (Class       0.71       0.25     0.17            --           1.13(2)
2)


Columbia Variable Portfolio - Limited Duration Credit Fund       0.46       0.25     0.13            --           0.84(2)
(Class 2)


Columbia Variable Portfolio - Managed Volatility Fund            0.29       0.25     0.06          0.42           1.02(4)
(Class 2)


Columbia Variable Portfolio - Marsico International              1.02       0.25     0.20            --           1.47(2),(3)
Opportunities Fund (Class 2)


Columbia Variable Portfolio - Mid Cap Growth Opportunity         0.76       0.25     0.17            --           1.18(2)
Fund (Class 2)


Columbia Variable Portfolio - Mid Cap Value Opportunity          0.74       0.25     0.14            --           1.13
Fund (Class 2)


Columbia Variable Portfolio - S&P 500 Index Fund (Class 3)       0.10       0.13     0.27            --           0.50


Columbia Variable Portfolio - Select Large-Cap Value Fund        0.71       0.25     0.26            --           1.22(2)
(Class 2)


Columbia Variable Portfolio - Select Smaller-Cap Value Fund      0.79       0.25     0.19            --           1.23(2)
(Class 2)


Columbia Variable Portfolio - Short Duration U.S.                0.36       0.25     0.15            --           0.76
Government Fund (Class 2)


Columbia Variable Portfolio - Strategic Income Fund (Class       0.60       0.25     0.07            --           0.92(5)
2)


DWS Alternative Asset Allocation VIP, Class B                    0.27       0.25     0.34          1.30           2.16(6)


Fidelity(R) VIP Contrafund(R) Portfolio Service Class 2          0.56       0.25     0.09            --           0.90


Fidelity(R) VIP Mid Cap Portfolio Service Class 2                0.56       0.25     0.10            --           0.91


FTVIPT Franklin Small Cap Value Securities Fund - Class 2        0.50       0.25     0.16          0.01           0.92


FTVIPT Mutual Shares Securities Fund - Class 2                   0.60       0.25     0.13            --           0.98


Janus Aspen Series Janus Portfolio: Service Shares               0.56       0.25     0.07            --           0.88


Janus Aspen Series Moderate Allocation Portfolio: Service        0.05       0.25     0.47          0.73           1.50(7)
Shares


MFS(R) Utilities Series - Service Class                          0.73       0.25     0.08            --           1.06


Morgan Stanley UIF Mid Cap Growth Portfolio, Class II            0.75       0.35     0.30            --           1.40(8)
Shares


Neuberger Berman Advisers Management Trust Socially              0.85       0.25     0.21            --           1.31(9)
Responsive Portfolio (Class S)


Oppenheimer Global Securities Fund/VA, Service Shares            0.63       0.25     0.13            --           1.01


Oppenheimer Main Street Small- & Mid-Cap Fund(R)/VA,             0.69       0.25     0.14            --           1.08(10)
Service Shares


PIMCO VIT All Asset Portfolio, Advisor Share Class               0.43       0.25       --          0.74           1.42(11)


PIMCO VIT Global Multi-Asset Portfolio, Advisor Class            0.95       0.25       --          0.51           1.71(12)


Variable Portfolio - Aggressive Portfolio (Class 2)                --       0.25     0.02          0.79           1.06


Variable Portfolio - American Century Diversified Bond Fund      0.46       0.25     0.13            --           0.84
(Class 2)


Variable Portfolio - American Century Growth Fund (Class 2)      0.63       0.25     0.12            --           1.00


Variable Portfolio - Columbia Wanger International Equities      0.92       0.25     0.21            --           1.38(13)
Fund (Class 2)


Variable Portfolio - Columbia Wanger U.S. Equities Fund          0.86       0.25     0.14            --           1.25(13)
(Class 2)


Variable Portfolio - Conservative Portfolio (Class 2)              --       0.25     0.02          0.61           0.88


Variable Portfolio - Davis New York Venture Fund (Class 2)       0.71       0.25     0.13            --           1.09(13)


Variable Portfolio - DFA International Value Fund (Class 2)      0.84       0.25     0.17            --           1.26(13)


Variable Portfolio - Eaton Vance Floating-Rate Income Fund       0.63       0.25     0.16            --           1.04(13)
(Class 2)


Variable Portfolio - Goldman Sachs Mid Cap Value Fund            0.77       0.25     0.13            --           1.15(13)
(Class 2)


Variable Portfolio - Invesco International Growth Fund           0.83       0.25     0.16            --           1.24
(Class 2)


Variable Portfolio - J.P. Morgan Core Bond Fund (Class 2)        0.47       0.25     0.13            --           0.85


Variable Portfolio - Jennison Mid Cap Growth Fund (Class 2)      0.75       0.25     0.13            --           1.13(13)


Variable Portfolio - Marsico Growth Fund (Class 2)               0.63       0.25     0.13            --           1.01


Variable Portfolio - MFS Value Fund (Class 2)                    0.63       0.25     0.12            --           1.00


Variable Portfolio - Moderate Portfolio (Class 2)                  --       0.25     0.02          0.71           0.98


Variable Portfolio - Moderately Aggressive Portfolio (Class        --       0.25     0.02          0.75           1.02
2)




--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 11

TOTAL ANNUAL OPERATING EXPENSES FOR EACH FUND UNDERLYING RAVA 5 ADVANTAGE, RAVA 5 SELECT AND RAVA 5 ACCESS* (CONTINUED)



(Before fee waivers and/or expense reimbursements, if applicable, as a percentage of average daily net assets)



                                                                                              ACQUIRED FUND   GROSS TOTAL
                                                              MANAGEMENT   12b-1     OTHER       FEES AND        ANNUAL
                          FUND NAME                              FEES       FEES   EXPENSES     EXPENSES**      EXPENSES

Variable Portfolio - Moderately Conservative Portfolio             --%      0.25%    0.02%         0.66%          0.93%
(Class 2)


Variable Portfolio - Morgan Stanley Global Real Estate Fund      0.85       0.25     0.16            --           1.26(13)
(Class 2)


Variable Portfolio - NFJ Dividend Value Fund (Class 2)           0.63       0.25     0.12            --           1.00


Variable Portfolio - Nuveen Winslow Large Cap Growth Fund        0.63       0.25     0.12            --           1.00
(Class 2)


Variable Portfolio - Partners Small Cap Growth Fund (Class       0.87       0.25     0.16            --           1.28(13)
2)


Variable Portfolio - Partners Small Cap Value Fund (Class        0.91       0.25     0.15          0.02           1.33(13)
2)


Variable Portfolio - PIMCO Mortgage-Backed Securities Fund       0.48       0.25     0.15            --           0.88
(Class 2)


Variable Portfolio - Pyramis(R) International Equity Fund        0.85       0.25     0.17            --           1.27(13)
(Class 2)


Variable Portfolio - Wells Fargo Short Duration Government       0.47       0.25     0.13            --           0.85
Fund (Class 2)


Wells Fargo Advantage VT Opportunity Fund - Class 2              0.65       0.25     0.17            --           1.07(14)


Wells Fargo Advantage VT Small Cap Growth Fund - Class 2         0.75       0.25     0.20          0.01           1.21





   * The Funds provided the information on their expenses and we have not independently verified the information.


  ** Includes fees and expenses incurred indirectly by the Fund as a result of its investment in other investment companies (also referred to as acquired funds).


 (1) Other expenses have been restated to reflect current fees. The sub-adviser has voluntarily agreed to waive 0.14% of the sub-advisory fee and such voluntary waiver can be reduced or discontinued at any time at the sole and exclusive discretion of the sub-adviser. After fee waivers, net expenses would be 1.03%.


 (2) Columbia Management Investment Advisers, LLC and certain of its affiliates have contractually agreed to waive and/or to reimburse expenses (excluding certain fees and expenses, such as transaction costs and certain other investment related expenses, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) until April 30, 2013, unless sooner terminated at the sole discretion of the Fund's Board of Trustees. Under this agreement, the Fund's net operating expenses, subject to applicable exclusions, will not exceed the annual rate of 0.79% for Columbia Variable Portfolio - Balanced Fund (Class 3), 0.71% for Columbia Variable
     Portfolio - Cash Management Fund (Class 2), 1.51% for Columbia Variable Portfolio - Emerging Markets Opportunity Fund (Class 2), 0.97% for Columbia Variable Portfolio - High Income Fund (Class 2), 0.97% for Columbia Variable Portfolio - High Yield Bond Fund (Class 2), 1.04% for Columbia Variable Portfolio - Large Cap Growth Fund (Class 2), 0.78% for Columbia Variable Portfolio - Limited Duration Credit Fund (Class 2), 1.44% for Columbia Variable Portfolio - Marsico International Opportunities Fund (Class 2), 1.13% for Columbia Variable Portfolio - Mid Cap Growth Opportunity Fund (Class 2), 1.05% for Columbia Variable Portfolio - Select Large-Cap Value Fund (Class 2) and 1.18% for Columbia Variable
     Portfolio - Select Smaller-Cap Value Fund (Class 2).


 (3) Other expenses have been restated to reflect contractual changes to certain other fees.


 (4) Other expenses and acquired fund fees and expenses are based on estimated amounts for the current fiscal year.




 (5) Management fees have been restated to reflect contractual changes to the investment advisory and/or administration fee rates. Other expenses have been restated to reflect contractual changes to certain fees paid by the Fund.




 (6) Through September 30, 2012, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay certain operating expenses of the portfolio to the extent necessary to maintain the portfolio's total annual operating expenses at 0.57%, excluding certain expenses such as extraordinary expenses, taxes, brokerage, interest expense and acquired funds (underlying funds) fees and expenses (estimated at 1.30%). Effective October 1, 2012 through April 30, 2013, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay certain operating expenses of the portfolio to the extent necessary to maintain the portfolio's total annual operating expenses at ratios no higher than 0.62%, excluding certain expenses such as extraordinary expenses, taxes, brokerage, interest expense and acquired funds (underlying funds) fees and expenses (estimated at 1.30%). These agreements may only be terminated with the consent of the fund's Board.




 (7) Janus Capital has contractually agreed to waive the Portfolio's total annual fund operating expenses (excluding any applicable performance adjustments to management fees, the distribution and shareholder servicing fees, brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses and extraordinary expenses) to a certain limit until at least May 1, 2013. The contractual waiver may be terminated or modified at any time prior to this date only at the discretion of the Board of Trustees. After fee waivers, net expenses would be 1.37%.




 (8) The Portfolios' Adviser, Morgan Stanley Investment Management Inc., has agreed to reduce its advisory fee and/or reimburse each Portfolio so that total annual portfolio operating expenses, excluding certain investment related expenses (such as foreign country tax expense and interest expense on amounts borrowed) (but including any 12b-1 fee paid to each Portfolios Distributor, Morgan Stanley Distribution, Inc.), will not exceed 1.15%. The fee waivers and/or expense reimbursements will continue for at least one year or until such time as the Fund's Board of Directors acts to discontinue all or a portion of such waivers and/or reimbursements when it deems that such action is appropriate.




 (9) Neuberger Berman Management LLC ("NBM") has undertaken through Dec. 31, 2014, to waive fees and/or reimburse certain operating expenses, including the compensation of NBM and excluding taxes, interest, extraordinary expenses, brokerage commissions and transaction costs, that exceed, in the aggregate, 1.17% of the average daily net asset value. The expense limitation arrangement for the Portfolio's are contractual and any excess expenses can be repaid to NBM within three years of the year incurred, provided such recoupment would not cause the Portfolio to exceed its respective limitation.




(10) The Manager has voluntarily agreed to limit the Fund's total annual operating expenses so that those expenses, as percentages of daily net assets, will not exceed the annual rate of 1.05%.




(11) PIMCO has contractually agreed, through May 1, 2013, to reduce its advisory fee to the extent that the Underlying PIMCO Fund Expenses attributable to advisory and supervisory and administrative fees exceed 0.64% of the total assets invested in Underlying PIMCO Funds. PIMCO may recoup these waivers in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit. The fee reduction is implemented based on a calculation of Underlying PIMCO Fund Expenses attributable to advisory and supervisory and administrative fees that is different from the calculation of Acquired fund fees and expenses listed in the table above. After fee waivers, net expenses would be 1.345%.



--------------------------------------------------------------------------------
 12 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

(12) PIMCO has contractually agreed, through May 1, 2013, to waive, first, the advisory fee and, second, the supervisory and administrative fee it receives from the Portfolio in an amount equal to the expenses attributable to the Management Fees of Underlying PIMCO Funds indirectly incurred by the Portfolio in connection with its investments in Underlying PIMCO Funds, to the extent the Portfolio's Management Fees are greater than or equal to the Management Fees of the Underlying PIMCO Funds. This waiver renews annually for a full year unless terminated by PIMCO upon at least 30 days' notice prior to the end of the contract term. In addition, PIMCO has contractually agreed to waive the Portfolio's advisory fee and the supervisory and administrative fee in an amount equal to the management fee and administrative services fee, respectively, paid by the PIMCO Cayman Commodity Portfolio II Ltd. (the "GMA Subsidiary") to PIMCO. The GMA Subsidiary pays PIMCO a management fee and an administrative services fee at the annual rates of 0.49% and 0.20%, respectively, of its net assets. This waiver may not be terminated by PIMCO and will remain in effect for as long as PIMCO's contract with the GMA Subsidiary is in place. After fee waivers, net expenses would be 1.25%.




(13) Columbia Management Investment Advisers, LLC and certain of its affiliates have contractually agreed to waive and/or to reimburse expenses (excluding certain fees and expenses, such as transaction costs and certain other investment related expenses, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) until April 30, 2013, unless sooner terminated at the sole discretion of the Fund's Board of Trustees. Under this agreement, the Fund's net operating expenses, subject to applicable exclusions, will not exceed the annual rate of 1.25% for Variable
     Portfolio - Columbia Wanger International Equities Fund (Class 2), 1.21% for Variable Portfolio - Columbia Wanger U.S. Equities Fund (Class 2), 1.03% for Variable Portfolio - Davis New York Venture Fund (Class 2), 1.16% for Variable Portfolio - DFA International Value Fund (Class 2), 0.97% for Variable Portfolio - Eaton Vance Floating-Rate Income Fund (Class 2), 1.11% for Variable Portfolio - Goldman Sachs Mid Cap Value Fund (Class 2), 1.07% for Variable Portfolio - Jennison Mid Cap Growth Fund (Class 2), 1.14% for Variable Portfolio - Morgan Stanley Global Real Estate Fund (Class 2), 1.22% for Variable Portfolio - Partners Small Cap Growth Fund (Class 2), 1.16% for Variable Portfolio - Partners Small Cap Value Fund (Class 2) and 1.25% for Variable Portfolio - Pyramis(R) International Equity Fund (Class
     2).




(14) Expenses have been adjusted from amounts incurred during the Fund's most recent fiscal year to reflect current fees and expenses. The Adviser has committed through July 18, 2013 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's total annual fund operating expenses after fee waiver, excluding certain expenses, at 1.00%. After this time, such cap may be changed or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 13

EXAMPLES



THESE EXAMPLES ARE INTENDED TO HELP YOU COMPARE THE COST OF INVESTING IN THESE CONTRACTS WITH THE COST OF INVESTING IN OTHER VARIABLE ANNUITY CONTRACTS. THESE COSTS INCLUDE YOUR TRANSACTION EXPENSES, CONTRACT ADMINISTRATIVE CHARGES, VARIABLE ACCOUNT ANNUAL EXPENSES AND FUND FEES AND EXPENSES.



THESE EXAMPLES ASSUME THAT YOU INVEST $10,000 IN THE CONTRACT FOR THE TIME PERIODS INDICATED. THESE EXAMPLES ALSO ASSUME THAT YOUR INVESTMENT HAS A 5% RETURN EACH YEAR.



MAXIMUM EXPENSES. These examples assume the most expensive combination of contract features and benefits and the maximum fees and expenses of any of the funds. They assume that you select the optional MAV Death Benefit, Benefit Protector Plus and SecureSource 3 - Joint Life or Single Life(1),(3). Although your actual costs may be lower, based on these assumptions your costs would be:



                                                                            IF YOU DO NOT SURRENDER YOUR CONTRACT
                            IF YOU SURRENDER YOUR CONTRACT                 OR IF YOU SELECT AN ANNUITY PAYOUT PLAN
                      AT THE END OF THE APPLICABLE TIME PERIOD:           AT THE END OF THE APPLICABLE TIME PERIOD:
                     1 YEAR     3 YEARS     5 YEARS     10 YEARS         1 YEAR     3 YEARS     5 YEARS     10 YEARS

RAVA 5 ADVANTAGE

With a ten-year
surrender charge
schedule             $1,384      $2,688      $3,789      $6,431           $664       $1,965      $3,245      $6,339

RAVA 5 ADVANTAGE

With a seven-year
surrender charge
schedule              1,304       2,627       3,744       6,418            674        1,994       3,290       6,418

RAVA 5 SELECT         1,328       2,518       3,404       6,610            698        2,066       3,404       6,610

RAVA 5 ACCESS           713       2,109       3,471       6,723            713        2,109       3,471       6,723




MINIMUM EXPENSES. These examples assume the least expensive combination of contract features and benefits and the minimum fees and expenses of any of the funds. They assume that you have the Standard Death Benefit and do not select any optional benefits(2). Although your actual costs may be higher, based on these assumptions your costs would be:






                                                                            IF YOU DO NOT SURRENDER YOUR CONTRACT
                            IF YOU SURRENDER YOUR CONTRACT                 OR IF YOU SELECT AN ANNUITY PAYOUT PLAN
                      AT THE END OF THE APPLICABLE TIME PERIOD:           AT THE END OF THE APPLICABLE TIME PERIOD:
                     1 YEAR     3 YEARS     5 YEARS     10 YEARS         1 YEAR     3 YEARS     5 YEARS     10 YEARS

RAVA 5 ADVANTAGE

With a ten-year
surrender charge
schedule              $924       $1,345      $1,543      $2,123           $179        $550       $  943      $2,023

RAVA 5 ADVANTAGE

With a seven-year
surrender charge
schedule               841        1,275       1,496       2,133            189         582          996       2,133

RAVA 5 SELECT          864        1,151       1,127       2,403            215         659        1,127       2,403

RAVA 5 ACCESS          230          706       1,205       2,562            230         706        1,205       2,562




 (1) In these examples, the contract administrative charge is $50.


 (2) In these examples, the contract administrative charge is $30.


 (3) Because these examples are intended to illustrate the most expensive combination of contract features, the maximum annual fee for each optional benefit is reflected rather than the fee that is currently being charged.





THE EXAMPLES ARE ILLUSTRATIVE ONLY. YOU SHOULD NOT CONSIDER THESE EXAMPLES AS A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES WILL BE HIGHER OR LOWER THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE CONTRACT VALUE TO ANY OTHER AVAILABLE SUBACCOUNTS.



--------------------------------------------------------------------------------

 14 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

CONDENSED FINANCIAL INFORMATION



You can find unaudited condensed financial information for the subaccounts in Appendix G.



FINANCIAL STATEMENTS



You can find our audited financial statements and the audited financial statements of the divisions, which are comprised of subaccounts, in the SAI. The SAI does not include audited financial statements for divisions that are new and have no activity as of the financial statement date.



THE VARIABLE ACCOUNT AND THE FUNDS



THE VARIABLE ACCOUNT: The variable account was established under Minnesota law on Aug. 23, 1995, and the subaccounts are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of RiverSource Life.



The variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each subaccount only to that subaccount. State insurance law prohibits us from charging a subaccount with liabilities of any other subaccount or of our general business. The variable account includes other subaccounts that are available under contracts that are not described in this prospectus.



Although the Internal Revenue Service (IRS) has issued some guidance on investor control, the U.S. Treasury and the IRS may continue to examine this aspect of variable contracts and provide additional guidance on investor control. At this time, we do not know what the additional guidance will be or when action will be taken. We reserve the right to modify the contract, as necessary, so that the owner will not be subject to current taxation as the owner of the subaccount assets.



We intend to comply with all federal tax laws so that the contract continues to qualify as an annuity for federal income tax purposes. We reserve the right to modify the contract as necessary to comply with any new tax laws.



THE FUNDS: The contracts currently offer subaccounts investing in shares of the funds. For a list of underlying funds with a summary of investment objectives, investment advisers and subadvisers, please see Appendix A.



- INVESTMENT OBJECTIVES: The investment managers and advisers cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectuses for facts you should know before investing. These prospectuses are available by contacting us at the address or telephone number on the first page of this prospectus.



- FUND NAME AND MANAGEMENT: A fund underlying your contract in which a subaccount invests may have a name, portfolio manager, objectives, strategies and characteristics that are the same or substantially similar to those of a publicly-traded retail mutual fund. Despite these similarities, an underlying fund is not the same as any publicly-traded retail mutual fund. Each underlying fund will have its own unique portfolio holdings, fees, operating expenses and operating results. The results of each underlying fund may differ significantly from any publicly-traded retail mutual fund.



- ELIGIBLE PURCHASERS: All funds are available to serve as the underlying investments for variable annuities and variable life insurance policies. The funds are not available to the public (see "Fund name and management" above). Some funds also are available to serve as investment options for tax-deferred retirement plans. It is possible that in the future for tax, regulatory or other reasons, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or tax-deferred retirement plans to invest in the available funds simultaneously. Although we and the funds do not currently foresee any such disadvantages, the boards of directors or trustees of each fund will monitor events in order to identify any material conflicts between annuity owners, policy owners and tax-deferred retirement plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate fund providers for the variable annuity, variable life insurance and tax-deferred retirement plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the funds' prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and tax-deferred retirement plan accounts. Each fund intends to comply with the diversification requirements under Section 817(h) of the Code.



- ASSET ALLOCATION PROGRAMS MAY IMPACT FUND PERFORMANCE: Asset allocation programs in general may negatively impact the performance of an underlying fund. Even if you do not participate in an asset allocation program, a fund in which your subaccount invests may be impacted if it is included in an asset allocation program. Rebalancing or reallocation under the terms of the asset allocation program may cause a fund to lose money if it must sell large amounts of securities to meet a redemption request. These losses can be greater if the fund holds securities that are not as liquid as others; for example, various types of bonds, shares of smaller companies and securities of foreign issuers. A fund may also experience higher expenses because it must sell or buy securities more frequently than it otherwise might in the absence of asset allocation


--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 15
  program rebalancing or reallocations. Because asset allocation programs include periodic rebalancing and may also include reallocation, these effects may occur under the asset allocation program we offer or under asset allocation programs used in conjunction with the contracts and plans of other eligible purchasers of the funds.



- FUNDS AVAILABLE UNDER THE CONTRACT: We seek to provide a broad array of underlying funds taking into account the fees and charges imposed by each fund and the contract charges we impose. We select the underlying funds in which the subaccounts initially invest and when there is substitution (see "Substitution of Investments"). We also make all decisions regarding which funds to retain in a contract, which funds to add to a contract and which funds will no longer be offered in a contract. In making these decisions, we may consider various objective and subjective factors. Objective factors include, but are not limited to fund performance, fund expenses, classes of fund shares available, size of the fund and investment objectives and investing style of the fund. Subjective factors include, but are not limited to, investment sub-styles and process, management skill and history at other funds and portfolio concentration and sector weightings. We also consider the levels and types of revenue, including but not limited to expense payments and non-cash compensation a fund, its distributor, investment adviser, subadviser, transfer agent or their affiliates pay us and our affiliates. This revenue includes, but is not limited to compensation for administrative services provided with respect to the fund and support of marketing and distribution expenses incurred with respect to the fund.



- REVENUE WE RECEIVE FROM THE FUNDS MAY CREATE POTENTIAL CONFLICTS OF INTEREST:
  We or our affiliates receive from each of the funds, or the funds' affiliates, varying levels and types of revenue including but not limited to expense payments and non-cash compensation. The amount of this revenue and how it is computed varies by fund, may be significant and may create potential conflicts of interest. The greatest amount and percentage of revenue we and our affiliates receive comes from assets allocated to subaccounts investing in the funds that are managed by our affiliates Columbia Management Investment Advisers, LLC (Columbia Management Investment Advisers) or Columbia Wanger Asset Management, LLC (Columbia Wanger Asset Management) (affiliated funds). Employee compensation and operating goals at all levels are tied to the success of Ameriprise Financial, Inc. and its affiliates, including us. Certain employees may receive higher compensation and other benefits based, in part, on contract values that are invested in the affiliated funds. We or our affiliates receive revenue which ranges up to 0.64% of the average daily net assets invested in the underlying funds through this and other contracts we and our affiliate issue. We or our affiliates may also receive revenue which ranges up to 0.04% of aggregate, net or anticipated sales of underlying funds through this and other contracts we and our affiliate issue. Please see the SAI for a table that ranks the underlying funds according to total dollar amounts they and their affiliates paid us or our affiliates in the prior calendar year.



  Expense payments, non-cash compensation and other forms of revenue may influence recommendations your investment professional makes regarding whether you should invest in one of these contracts, and whether you should allocate purchase payments or contract value to a subaccount that invests in a particular fund (see "About the Service Providers").



  The revenue we or our affiliates receive from a fund or its affiliates is in addition to revenue we receive from the charges you pay when buying, owning and surrendering the contract (see "Expense Summary"). However, the revenue we or our affiliates receive from a fund or its affiliates may come, at least in part, from the fund's fees and expenses you pay indirectly when you allocate contract value to the subaccount that invests in that fund.



- WHY REVENUES ARE PAID TO US: In accordance with applicable laws, regulations and the terms of the agreements under which such revenue is paid, we or our affiliates may receive these revenues including but not limited to expense payments and non-cash compensation for various purposes:



  - Compensating, training and educating financial advisors who sell the contracts.



  - Granting access to our employees whose job it is to promote sales of the contracts by authorized selling firms and their financial advisors, and granting access to financial advisors of our affiliated selling firms.



  - Activities or services we or our affiliates provide that assist in the promotion and distribution of the contracts including promoting the funds available under the contracts to prospective and existing contract owners, authorized selling firms and financial advisors.



  - Providing sub-transfer agency and shareholder servicing to contract owners.



  - Promoting, including and/or retaining the fund's investment portfolios as underlying investment options in the contracts.



  - Advertising, printing and mailing sales literature, and printing and distributing prospectuses and reports.



  - Furnishing personal services to contract owners, including education of contract owners, answering routine inquiries regarding a fund, maintaining accounts or providing such other services eligible for service fees as defined under the rules of the Financial Industry Regulatory Authority (FINRA).



  - Subaccounting, transaction processing, recordkeeping and administration.



--------------------------------------------------------------------------------

 16 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

- SOURCES OF REVENUE RECEIVED FROM AFFILIATED FUNDS: The affiliated funds are managed by Columbia Management Investment Advisers or Columbia Wanger Asset Management. The sources of revenue we receive from these affiliated funds, or from affiliates of these funds, may include, but are not necessarily limited to, the following:



  - Assets of the fund's adviser and transfer agent or an affiliate of these. The revenue resulting from these sources may be based either on a percentage of average daily net assets of the fund or on the actual cost of certain services we provide with respect to the fund. We may receive this revenue either in the form of a cash payment or it may be allocated to us.



  - Compensation paid out of 12b-1 fees that are deducted from fund assets and disclosed in the "12b-1 fees" column of the "Annual Operating Expenses of the Funds" table.



- SOURCES OF REVENUE RECEIVED FROM UNAFFILIATED FUNDS: The unaffiliated funds are not managed by an affiliate of ours. The sources of revenue we receive from these unaffiliated funds, or the funds' affiliates, may include, but are not necessarily limited to, the following:



  - Assets of the fund's adviser, subadviser, transfer agent or an affiliate and assets of the fund's distributor or an affiliate. The revenue resulting from these sources usually is based on a percentage of average daily net assets of the fund but there may be other types of payment arrangements.



  - Compensation paid out of 12b-1 fees that are deducted from fund assets and disclosed in the "12b-1 fees" column of the "Annual Operating Expenses of the Funds" table.



GUARANTEE PERIOD ACCOUNTS (GPAS)



The GPAs may not be available for contracts in some states.



Currently, unless you have elected one of the optional living benefit riders, you may allocate purchase payments to one or more of the GPAs with guarantee periods declared by us. These periods of time may vary by state. The required minimum investment in each GPA is $1,000. These accounts are not offered after the annuitization start date.



Each GPA pays an interest rate that is declared when you make an allocation to that account. That interest rate is then fixed for the guarantee period that you chose. We will periodically change the declared interest rate for any future allocations to these accounts, but we will not change the rate paid on money currently in a GPA. The GPA interests under the contracts are registered with the SEC. The SEC staff reviews the disclosures in this prospectus on the GPA interests.



The interest rates that we will declare as guaranteed rates in the future are determined by us at our discretion (future rates).



We will determine future rates based on various factors including, but not limited to, the interest rate environment, returns earned on investments in the nonunitized separate account we have established for the GPAs, the rates currently in effect for new and existing RiverSource Life annuities, product design, competition and RiverSource Life's revenues and other expenses. Interest rates offered may vary by state, but will not be lower than state law allows. WE CANNOT PREDICT NOR CAN WE GUARANTEE WHAT FUTURE RATES WILL BE.



We hold amounts you allocate to the GPAs in a "nonunitized" separate account. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the GPAs. State insurance law prohibits us from charging this separate account with liabilities of any other separate account or of our general business. We own the assets of this separate account as well as any favorable investment performance of those assets. You do not participate in the performance of the assets held in this separate account. We guarantee all benefits relating to your value in the GPAs. This guarantee is based on the continued claims-paying ability of the company's general account. You should be aware that our general account is exposed to the risks normally associated with a portfolio of fixed-income securities, including interest rate, option, liquidity and credit risk. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account.



We intend to construct and manage the investment portfolio relating to the separate account in such a way as to minimize the impact of fluctuations in interest rates. We achieve this by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is similar to the price duration of the corresponding portfolio of liabilities.



We must invest this portfolio of assets in accordance with requirements established by applicable state laws regarding the nature and quality of investments that life insurance companies may make and the percentage of their assets that they may commit to any particular type of investment. Our investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable guarantee periods. These instruments include, but are not necessarily limited to, the following:



- Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. government;



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 17

- Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by any of three nationally recognized rating agencies -- Standard & Poor's, Moody's Investors Service or Fitch -- or are rated in the two highest grades by the National Association of Insurance Commissioners;



- Debt instruments that are unrated, but which are deemed by RiverSource Life to have an investment quality within the four highest grades;



- Other debt instruments which are unrated or rated below investment grade, limited to 15% of assets at the time of purchase; and



- Real estate mortgages, limited to 30% of portfolio assets at the time of acquisition.



In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.



While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Minnesota and other state insurance laws.



MARKET VALUE ADJUSTMENT (MVA)


We will not apply an MVA to contract value you transfer or surrender out of the GPAs during the 30-day period ending on the last day of the guarantee period. During this 30 day window you may choose to start a new guarantee period of the same length, transfer the contract value from the specified GPA to a GPA of another length, transfer the contract value from the specified GPA to any of the subaccounts or the regular fixed account, or surrender the value from the specified GPA (all subject to applicable surrender and transfer provisions). If we do not receive any instructions by the end of your guarantee period, we will automatically transfer the contract value from the specified GPA into the shortest GPA term offered in your state. If no GPAs are offered, we will transfer the value to the regular fixed account, if available. If the regular fixed account is not available, we will transfer the value to the money market or cash management variable subaccount we designate.



We guarantee the contract value allocated to the GPAs, including interest credited, if you do not make any transfers or surrenders from the GPAs prior to 30 days before the end of the guarantee period (30-day rule). At all other times, and unless one of the exceptions to the 30-day rule described below applies, we will apply an MVA if you surrender or transfer contract value from a GPA or you elect an annuity payout plan while you have contract value invested in a GPA. We will refer to these transactions as "early surrenders." The application of an MVA may result in either a gain or loss of principal.



The 30-day rule does not apply and no MVA will apply to:



- amounts surrendered under contract provisions that waive surrender charges for Hospital or Nursing Home Confinement and Terminal Illness Disability Diagnosis; and



- amounts deducted for fees and charges.



Amounts we pay as death claims will not be reduced by any MVA.



When you request an early surrender, we adjust the early surrender amount by an MVA formula. The early surrender amount reflects the relationship between the guaranteed interest rate you are earning in your current GPA and the interest rate we are crediting on new GPAs that end at the same time as your current GPA.



The MVA is sensitive to changes in current interest rates. The magnitude of any applicable MVA will depend on our current schedule of guaranteed interest rates at the time of the surrender, the time remaining in your guarantee period and your guaranteed interest rate. The MVA is negative, zero or positive depending on how the guaranteed interest rate on your GPA compares to the interest rate of a new GPA for the same number of years as the guarantee period remaining on your GPA. This is summarized in the following table:




               IF YOUR GPA RATE IS:                                       THE MVA IS:

Less than the new GPA rate + 0.10%                                         Negative

Equal to the new GPA rate + 0.10%                                          Zero

Greater than the new GPA rate + 0.10%                                      Positive




For an example, see Appendix B.



THE FIXED ACCOUNT



Amounts allocated to the fixed account become part of our general account. The fixed account includes the regular fixed account and the Special DCA fixed account. We credit interest on amounts you allocate to the fixed account at rates we determine from time to time at our discretion. These rates will be based on various factors including, but not limited to, the interest rate environment, returns we earn on our general account investments, the rates currently in effect for new and existing RiverSource Life annuities, product design, competition, and RiverSource Life's revenues and expenses. The guaranteed


--------------------------------------------------------------------------------
 18 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS minimum interest rate on amounts invested in the fixed account may vary by state but will not be lower than state law allows. We back the principal and interest guarantees relating to the fixed account. These guarantees are based on the continued claims-paying ability of RiverSource Life. You should be aware that our general account is exposed to the risks normally associated with a portfolio of fixed-income securities, including interest rate, option, liquidity and credit risk. You should also be aware that we issue other types of insurance and financial products as well, and we also pay our obligations under these products from assets in our general account. Our general account is not segregated or insulated from the claims of our creditors. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account.



The fixed account is not required to be registered with the SEC. The SEC staff does not review the disclosures in this prospectus on the fixed account, however, disclosures regarding the fixed account may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.



THE REGULAR FIXED ACCOUNT


For RAVA 5 Advantage and RAVA 5 Select, unless you have elected a living benefit rider, you also may allocate purchase payments or transfer contract value to the regular fixed account. For RAVA 5 Access contracts, you cannot allocate purchase payments or transfer contract value to the regular fixed account. The value of the regular fixed account increases as we credit interest to the account. We credit and compound interest daily based on a 365-day year (366 in a leap year) so as to produce the annual effective rate which we declare. The interest rate we apply to each purchase payment or transfer to the regular fixed account is guaranteed for one year. Thereafter, we will change the rates from time to time at our discretion, but your interest rate for each purchase payment or transfer will never change more frequently than annually. There are restrictions on transfers from this account and may be restrictions on the amount you can allocate to this account (See "Making the Most of Your Contract -- Transfer policies".).


THE SPECIAL DCA FIXED ACCOUNT
You may allocate purchase payments to the Special DCA fixed account. You may not transfer contract value to the Special DCA fixed account.

You may allocate your entire initial purchase payment to the Special DCA fixed account for a term of six or twelve months. We reserve the right to offer shorter or longer terms for the Special DCA fixed account.

In accordance with your investment instructions, we transfer a pro rata amount from the Special DCA fixed account to the subaccounts so that, at the end of the Special DCA fixed account term, the balance of the Special DCA fixed account is zero. The first Special DCA monthly transfer occurs one day after we receive your payment. You may not use the regular fixed account or any GPA as a destination for the Special DCA monthly transfer.

The value of the Special DCA fixed account increases when we credit interest to the Special DCA fixed account, and decreases when we make monthly transfers from the Special DCA fixed account. When you allocate a purchase payment to the Special DCA fixed account, the interest rates applicable to that purchase payment will be the rates in effect for the Special DCA fixed account term you choose on the date we receive your purchase payment. The applicable interest rate is guaranteed for the length of the term for the Special DCA fixed account term you choose. We credit and compound interest daily based on a 365-day year (366 in a leap year) so as to produce the annual effective rate which we declare. We credit interest only on the declining balance of the Special DCA fixed account; we do not credit interest on amounts that have been transferred from the Special DCA fixed account. As a result, the net effective interest rates we credit will be less than the declared annual effective rates. Generally, we will credit the Special DCA fixed account with interest at the same annual effective rate we apply to the regular fixed account on the date we receive your purchase payment, regardless of the length of the term you select. From time to time, we may credit interest to the Special DCA fixed account at promotional rates that are higher than those we credit to the regular fixed account. We reserve the right to declare different annual effective rates:



- for the Special DCA fixed account and the regular fixed account; and



- for the Special DCA fixed accounts with terms of differing length.

Alternatively, you may allocate your initial purchase payment to any combination of the following which equals one hundred percent of the amount you invest:



- the Special DCA fixed account for a six month term;



- the Special DCA fixed account for a twelve month term;




- the Portfolio Stabilizer fund(s) for SecureSource 3 riders.



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 19

- unless you have elected one of the optional living benefit riders, to the regular fixed account, the GPAs and/or the subaccounts, subject to investment minimums and other restrictions we may impose on investments in the regular fixed account and the GPAs.

Once you establish a Special DCA fixed account, you cannot allocate additional purchase payments to it. However, you may establish another Special DCA fixed account and allocate new purchase payments to it.




You may discontinue any Special DCA fixed account before the end of its term by giving us notice. If you do so, we will transfer the remaining balance of the Special DCA fixed account: 1) to the Portfolio Stabilizer fund, if a living benefit rider is elected, 2) either in accordance with your investment instructions to us or to the regular fixed account, if no living benefit rider is elected. Transfers are subject to investment minimums and other restrictions we may impose on investments in the regular fixed account, including but not limited to, any limitations described in this prospectus on transfers (see "Transfer policies").


Dollar-cost averaging from the Special DCA fixed account does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. For a discussion of how dollar-cost averaging works, see "Making the Most of your Contract -- Automated Dollar-Cost Averaging."

BUYING YOUR CONTRACT

You can fill out an application and send it along with your initial purchase payment to our corporate office. You may buy RAVA 5 Advantage, RAVA 5 Select or RAVA 5 Access. Each contract has different mortality and expense risk fees. RAVA 5 Access does not have surrender charges, but it has the highest mortality and expense risk fees of the three contracts. RAVA 5 Select has a four-year surrender charge schedule and lower mortality and expense risk fees then RAVA 5 Access. RAVA 5 Advantage offers a choice of a seven-year or ten-year surrender charge schedule and the lowest mortality and expense risk fees of the three contracts. We are required by law to obtain personal information from you which we will use to verify your identity. If you do not provide this information we reserve the right to refuse to issue your contract or take other steps we deem reasonable. As the owner, you have all rights and may receive all benefits under the contract. You may buy a qualified or nonqualified annuity. Generally, you can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations. You cannot own a qualified annuity in joint tenancy. You can buy a contract if you are 90 or younger.

When you apply, you may select (if available in your state):



- GPAs, the regular fixed account(1), subaccounts and/or the Special DCA fixed account in which you want to invest;



- how you want to make purchase payments;



- a beneficiary;



- under RAVA 5 Advantage, the length of the surrender charge period (seven or ten years);



- one of the following optional death benefit riders:




  - ROPP Death Benefit;





  - MAV Death Benefit;





  - 5-Year MAV Death Benefit;





  - 5% Accumulation Death Benefit; or





  - Enhanced Death Benefit.




- One of the following additional optional death benefit riders:




  - Benefit Protector Death Benefit(2); or



  - Benefit Protector Plus Death Benefit(2);



- SecureSource 3 as an optional living benefit rider.





(1) For RAVA 5 Access contracts, the regular fixed account is not available.




(2) Not available with the 5% Accumulation or Enhanced Death Benefits.





We restrict investment options if you select the SecureSource 3 riders.





If you choose SecureSource 3 riders, you are required to allocate your purchase payments and contract value to the Portfolio Stabilizer fund(s), which currently is Columbia Variable Portfolio -- Managed Volatility Fund (Class 2) as described in the "Investment Allocation Restriction for Living Benefit Riders -- Portfolio Stabilizer" section in this prospectus.


The contracts provide for allocation of purchase payments to the subaccounts of the variable account, to the GPAs, to the regular fixed account (if available) and/or to the Special DCA fixed account subject to the $1,000 required minimum investment for the GPAs. We currently allow you to allocate the total amount of purchase payment to the regular fixed account

--------------------------------------------------------------------------------

 20 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS for RAVA 5 Advantage and RAVA 5 Select. We reserve the right to limit purchase payment allocations to the regular fixed account at any time on a non-discriminatory basis with notification, subject to state restrictions. You cannot allocate purchase payments to the fixed account for six months following a partial surrender from the fixed account, a lump sum transfer from the regular fixed account, or termination of automated transfers from the Special DCA fixed account prior to the end of the Special DCA fixed account term.


If your application is complete, we will process it and apply your purchase payment to your investment selections within two business days after we receive it at our corporate office. If we accept your application, we will send you a contract. If your application is not complete, you must give us the information to complete it within five business days. If we cannot accept your application within five business days, we will decline it and return your payment unless you specifically ask us to keep the payment and apply it once your application is complete.

We will credit additional purchase payments you make to your accounts on the valuation date we receive them. If we receive an additional purchase payment at our corporate office before the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the valuation date we received the payment. If we receive an additional purchase payment at our corporate office at or after the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the next valuation date after we received the payment.

You may make regular payments to your contract under a scheduled payment plan. You must make an initial purchase payment of $1,000, $2,000 or $10,000 depending on the product and tax qualification (see "Buying Your Contract -- Purchase Payments"). Then, to begin the scheduled payment plan, you will complete and send a form and your first scheduled payment plan payment along with your application. There is no charge for the scheduled payment plan. You can stop your scheduled payment plan payments at any time.

THE ANNUITIZATION START DATE

Annuity payouts begin on the annuitization start date. This means that the contract will be annuitized or converted to a stream of monthly payments. If your contract is annuitized, the contract goes into payout and only the annuity payout provisions continue. Unless annuity payout Plan E is selected, you will no longer have access to your contract value. This means that the death benefit and any optional benefits you have elected will end. When we process your application, we will establish the annuitization start date to be the maximum age (or contract anniversary if applicable). You also can change the annuitization start date, provided you send us written instructions at least 30 days before annuity payouts begin.


The annuitization start date must be:


- no earlier than the 30th day after the contract's effective date; and no later than



- the owner's 95th birthday or the tenth contract anniversary, if later,



- or such other date as agreed to by us.


Six months prior to your annuitization date, we will contact you with your options including the option to postpone your annuitization start date to a future date. You can also choose to delay the annuitization of your contract beyond age 95 indefinitely, to the extent allowed by applicable tax laws.


If you do not make an election, annuity payouts using the contract's default option of annuity payout Plan B - Life with 10 years certain will begin on the annuitization start date and your monthly annuity payments will continue for as long as the annuitant lives. If the annuitant does not survive 10 years, beneficiaries will continue to receive payments until 10 years of payments have been made.


If you own a qualified annuity (for example, an IRA) and tax laws require that you take distributions from your annuity prior to your new annuitization start date, your contract will not be automatically annuitized. However, if you choose, you can elect to request annuitization or take surrenders to meet your required minimum distributions.


Please see "SecureSource 3 -- Other Provisions" section regarding options under this rider at the annuitization start date.


BENEFICIARY

We will pay to your named beneficiary the death benefit if it becomes payable while the contract is in force and before the annuitization start date. If there is more than one beneficiary we will pay each beneficiary's designated share when we receive their completed claim. A beneficiary will bear the investment risk of the variable account until we receive the beneficiary's completed claim. If there is no named beneficiary, then the default provisions of your contract will apply. (See "Benefits in Case of Death" for more about beneficiaries.)



If you select the SecureSource 3 - Joint Life rider please consider carefully whether or not you wish to change the beneficiary of your annuity contract. The rider will terminate if the surviving covered spouse can not utilize the spousal continuation provision of the contract when the death benefit is payable.



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 21

PURCHASE PAYMENTS
Purchase payment amounts and purchase payment timing may vary by state and be limited under the terms of the contract. If we do not receive your initial purchase payment within 180 days from the application signed date, we will consider your contract void from the start.


MINIMUM INITIAL PURCHASE PAYMENTS*




                                                                      RAVA 5      RAVA 5     RAVA 5
                                                                    ADVANTAGE     SELECT     ACCESS
                                                                    ---------    -------    -------
QUALIFIED ANNUITIES..............................................     $1,000     $ 2,000    $ 2,000
NONQUALIFIED ANNUITIES...........................................     $2,000     $10,000    $10,000




MINIMUM ADDITIONAL PURCHASE PAYMENTS*

  $50




MAXIMUM TOTAL PURCHASE PAYMENTS** (without corporate office approval) based on your age on the effective date of the payment:





For the first year and total:
  through age 85.............................................................   $1,000,000
  for ages 86 to 90..........................................................   $  100,000
  age 91 or older............................................................   $        0
For each subsequent year:
  through age 85.............................................................   $  100,000
  for ages 86 to 90..........................................................   $   50,000
  age 91 or older............................................................   $        0




 * If a group billing arrangement is set up through your employer, the minimum initial and minimum additional purchase payments is $25.00.



** These limits apply in total to all RiverSource Life annuities you own unless a higher amount applies to your contract. We reserve the right to waive or increase the maximum limit. For qualified annuities, the Code's limits on annual contributions also apply. Additional purchase payments for inherited IRA contracts cannot be made unless the payment is IRA money inherited from the same decedent.





Additional purchase payment restrictions for contracts with the SecureSource 3 rider


The rider prohibits additional purchase payments if:


(1) You decline any increase to the annual rider fee, or



(2) the ALP is established and your contract value on an anniversary is less than four times the benefit base multiplied by the minimum lifetime payment percentage for your current age band.



Subject to state restrictions, we reserve the right to make further purchase payment limitations upon written notice.


HOW TO MAKE PURCHASE PAYMENTS


 1 BY LETTER


Send your check along with your name and contract number to:


RIVERSOURCE LIFE INSURANCE COMPANY
70100 AMERIPRISE FINANCIAL CENTER
MINNEAPOLIS, MN 55474



 2 BY SCHEDULED PAYMENT PLAN


We can help you set up a bank authorization.

LIMITATIONS ON USE OF CONTRACTS
If mandated by applicable law, including but not limited to, federal anti-money laundering laws, we may be required to reject a purchase payment. We may also be required to block an owner's access to contract values and satisfy other statutory obligations. Under these circumstances, we may refuse to implement requests for transfers, surrenders or death benefits until instructions are received from the appropriate governmental authority or court of competent jurisdiction.


--------------------------------------------------------------------------------

 22 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

CHARGES

CONTRACT ADMINISTRATIVE CHARGE
We charge this fee for establishing and maintaining your records. Currently, we deduct $30 from your contract value on your contract anniversary or, if earlier, when the contract is fully surrendered. We prorate this charge among the GPAs, the fixed account and the subaccounts in the same proportion your interest in each account bears to your total contract value. We reserve the right to increase this charge after the first contract anniversary to a maximum of $50.

We will waive this charge when your contract value is $50,000 or more on the current contract anniversary. We reserve the right to charge up to $20 after the first contract anniversary for contracts with contract value of $50,000 or more.

If you take a full surrender of your contract, we will deduct the charge at the time of surrender regardless of the contract value. This charge does not apply to amounts applied to an annuity payment plan or to the death benefit (other than when deducted from the Full Surrender Value component of the death benefit).

MORTALITY AND EXPENSE RISK FEE

We charge this fee daily to the subaccounts. The unit values of your subaccounts reflect this fee. These fees cover the mortality and expense risk that we assume. These fees do not apply to the GPAs or the fixed account. We cannot increase these fees for your contract.


The mortality and expense risk fee you pay is based on the product you choose, the death benefit guarantee in effect and the surrender charge schedule that applies to your contract.

RAVA 5 ADVANTAGE WITH TEN-YEAR SURRENDER CHARGE SCHEDULE





                                                                              MORTALITY AND
                                                                            EXPENSE RISK FEE

Standard Death Benefit                                                            0.95%

ROPP Death Benefit(1)                                                             1.30

MAV Death Benefit                                                                 1.20

5-year MAV Death Benefit                                                          1.05

5% Accumulation Death Benefit                                                     1.35

Enhanced Death Benefit                                                            1.40





RAVA 5 ADVANTAGE WITH SEVEN-YEAR SURRENDER CHARGE




                                                                              MORTALITY AND
                                                                            EXPENSE RISK FEE

Standard Death Benefit                                                            1.05%

ROPP Death Benefit(1)                                                             1.40

MAV Death Benefit                                                                 1.30

5-year MAV Death Benefit                                                          1.15

5% Accumulation Death Benefit                                                     1.45

Enhanced Death Benefit                                                            1.50



RAVA 5 SELECT





                                                                              MORTALITY AND
                                                                            EXPENSE RISK FEE

Standard Death Benefit                                                            1.30%

ROPP Death Benefit(1)                                                             1.65

MAV Death Benefit                                                                 1.55

5-year MAV Death Benefit                                                          1.40

5% Accumulation Death Benefit                                                     1.70

Enhanced Death Benefit                                                            1.75





--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 23

RAVA 5 ACCESS





                                                                              MORTALITY AND
                                                                            EXPENSE RISK FEE

Standard Death Benefit                                                            1.45%

ROPP Death Benefit(1)                                                             1.80

MAV Death Benefit                                                                 1.70

5-year MAV Death Benefit                                                          1.55

5% Accumulation Death Benefit                                                     1.85

Enhanced Death Benefit                                                            1.90






(1) Only available for purchase as an optional rider for ages 80 or older on the rider effective date.


Mortality risk arises because of our guarantee to pay a death benefit and our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific owner or annuitant lives and no matter how long our entire group of owners or annuitants live. If, as a group, owners or annuitants outlive the life expectancy we assumed in our actuarial tables, we must take money from our general assets to meet our obligations. If, as a group, owners or annuitants do not live as long as expected, we could profit from the mortality risk fee. We deduct the mortality risk fee from the subaccounts during the annuity payout period even if the annuity payout plan does not involve a life contingency.

Expense risk arises because we cannot increase the contract administrative charge more than $20 per contract and this charge may not cover our expenses. We would have to make up any deficit from our general assets. We could profit from the expense risk fee if future expenses are less than expected.

The subaccounts pay us the mortality and expense risk fee they accrued as follows:



- first, to the extent possible, the subaccounts pay this fee from any dividends distributed from the funds in which they invest;



- then, if necessary, the funds redeem shares to cover any remaining fees payable.

We may use any profits we realize from the subaccounts' payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses. We do not expect that the surrender charge for RAVA 5 Advantage or RAVA 5 Select, discussed in the following paragraphs, will cover sales and distribution expenses.


SURRENDER CHARGE

If you surrender all or part of your contract before the annuitization start date, we may deduct a surrender charge. For RAVA 5 Advantage, a surrender charge applies if all or part of the surrender amount is from purchase payments we received within seven or ten years before surrender. You select the surrender charge period at the time of your application for the contract. For RAVA 5 Select, a surrender charge applies if you surrender all or part of your contract value in the first four contract years. There is no surrender charge for RAVA 5 Access. The surrender charge percentages that apply to you are shown in your contract.

If you are buying a new contract as an inherited IRA, please consider carefully your surrender charge selection. Surrender charges for an inherited IRA are only waived for life time RMD amounts, not for a 5 year distribution.


You may surrender an amount during any contract year without a surrender charge. We call this amount the total free amount (FA). The FA varies depending on whether your contract includes the SecureSource 3 rider.




CONTRACT WITHOUT SECURESOURCE 3 RIDER


The FA is the greater of:



- 10% of the contract value on the prior contract anniversary, less any prior surrenders taken in the current contract year; or



- current contract earnings.

During the first contract year, the FA is the greater of:



- 10% of all purchase payments applied prior to your surrender request, less any amounts surrendered prior to your surrender request that represent the FA; or



- current contract earnings.



CONTRACT WITH SECURESOURCE 3 RIDER


The FA is the greatest of:



- 10% of the contract value on the prior contract anniversary less any prior surrenders taken in the current contract year;


--------------------------------------------------------------------------------

 24 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

- current contract earnings; or



- the Remaining Annual Lifetime Payment.

During the first contract year, the FA is the greatest of:



- 10% of all purchase payments applied prior to your surrender request, less any amounts surrendered prior to your surrender request that represent the FA;



- current contract earnings; or



- the Remaining Annual Lifetime Payment.

Amounts surrendered in excess of the FA may be subject to a surrender charge as described below.

SURRENDER CHARGE UNDER RAVA 5 ADVANTAGE:

A surrender charge will apply if the amount you surrender includes any of your prior purchase payments that are still within their surrender charge schedule. To determine whether your surrender includes any of your prior purchase payments that are still within their surrender charge schedule, we surrender amounts from your contract in the following order:


1. First, we surrender the FA. Contract earnings are surrendered first, followed by purchase payments. We do not assess a surrender charge on the FA. We surrender payments that are considered part of the FA on a first-in, first-out (FIFO) basis.



2. Next, we surrender purchase payments received that are beyond the surrender charge period shown in your contract. We surrender these payments on a FIFO basis. We do not assess a surrender charge on these payments.



3. Finally, we surrender any additional purchase payments received that are still within the surrender charge period shown in your contract. We surrender these payments on a FIFO basis. We do assess a surrender charge on these payments.


The amount of purchase payments surrendered is calculated using a prorated formula based on the percentage of contract value being surrendered. As a result, the amount of purchase payments surrendered may be greater than the amount of contract value surrendered.

We determine your surrender charge by multiplying each of your payments surrendered which could be subject to a surrender charge by the applicable surrender charge percentage (see "Expense Summary"), and then adding the total surrender charges.

SURRENDER CHARGE UNDER RAVA 5 SELECT:

A surrender charge will apply if you surrender some or all of your contract value during the first four contract years. The surrender charge amount is determined by multiplying purchase payments surrendered which could be subject to a surrender charge by the applicable surrender charge percentage.


1. First we surrender the FA. Contract earnings are surrendered first, followed by purchase payments. We do not assess a surrender charge on the FA.



2. Next, if necessary, we surrender purchase payments. We do assess a surrender charge on these payments during the first four contract years.


The amount of purchase payments surrendered is calculated using a prorated formula based on the percentage of contract value being surrendered. As a result, the amount of purchase payments surrendered may be greater than the amount of contract value surrendered.

SURRENDER CHARGE UNDER RAVA 5 ACCESS:

There is no surrender charge if you surrender all or part of your contract.

PARTIAL SURRENDERS:

For a partial surrender, we will determine the amount of contract value that needs to be surrendered, which after any surrender charge and any positive or negative market value adjustment, will equal the amount you request.

For an example, see Appendix C.


WAIVER OF SURRENDER CHARGES


We do not assess surrender charges for:

- surrenders each year that represent the total free amount for that year;

- required minimum distributions from a qualified annuity to the extent that they exceed the free amount. The amount on which surrender charges are waived can be no greater than the RMD amount calculated under your specific contract currently in force. Surrender charges for an inherited IRA are only waived for life time RMD amounts, not for a 5 year distribution;


--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 25

  - amounts applied to an annuity payment plan (EXCEPTION: As described below, if you select annuity payout Plan E, and choose later to surrender the value of your remaining annuity payments, we will assess a surrender charge.)

  - surrenders made as a result of one of the "Contingent events" described below to the extent permitted by state law (see your contract for additional conditions and restrictions). Waiver of surrender charges for Contingent events will not apply to Tax Free Exchanges, rollovers and transfers to another annuity contract;

  - amounts we refund to you during the free look period; and

  - death benefits.

CONTINGENT EVENTS

  - Surrenders you make if you are confined to a hospital or nursing home and have been for the prior 60 days or confinement began within 30 days following a 60 day confinement period. Such confinement must begin after the contract issue date. Your contract will include this provision when you are under age 76 at contract issue. You must provide us with a letter containing proof satisfactory to us of the confinement as of the date you request the surrender. We must receive your surrender request no later than 91 days after your release from the hospital or nursing home. The amount surrendered must be paid directly to you.

  - Surrenders you make if you are disabled with a medical condition and are diagnosed in the second or later contract years, with reasonable medical certainty, that the disability will result in death within 12 months or less from the date of the diagnosis. You must provide us with a licensed physician's statement containing the terminal illness diagnosis, the expected date of death and the date the terminal illness was initially diagnosed. The amount surrendered must be paid directly to you.

SURRENDER CHARGE UNDER ANNUITY PAYOUT PLAN E -- PAYOUTS FOR A SPECIFIED PERIOD:
If you are receiving variable annuity payments under this annuity payout plan, you can choose to take a surrender. The amount that you can surrender is the present value of any remaining variable payouts. The discount rate we use in the calculation will be 5.17% if the assumed investment return is 3.5% and 6.67% if the assumed investment return is 5%. The surrender charge equals the present value of the remaining payouts using the assumed investment return minus the present value of the remaining payouts using the discount rate. (See
"Charges -- Surrender Charge" and "The Annuity Payout Period -- Annuity Payout Plans".)

OTHER INFORMATION ON CHARGES: Ameriprise Financial, Inc. makes certain custodial services available to some profit sharing, money purchase and target benefit plans funded by our annuities. Fees for these services start at $30 per calendar year per participant. Ameriprise Financial, Inc. will charge a termination fee for owners under age 59 1/2 (fee waived in case of death or disability).

POSSIBLE GROUP REDUCTIONS: In some cases we may incur lower sales and administrative expenses due to the size of the group, the average contribution and the use of group enrollment procedures. In such cases, we may be able to reduce or eliminate certain charges such as the contract administrative and surrender charges. However, we expect this to occur infrequently.


OPTIONAL LIVING BENEFIT CHARGES



SECURESOURCE 3 RIDER CHARGE

We deduct an annual charge for this optional feature only if you select it as follows:




- SecureSource 3 - Single Life rider, 1.20%





- SecureSource 3 - Joint Life rider, 1.30%


The charge is calculated by multiplying the annual rider fee by the greater of the benefit base (BB) or the anniversary contract value, unless the contract value is greater than the maximum BB of $10,000,000. In that case, the charge will be calculated by multiplying the annual rider fee by the maximum BB.

We deduct the charge from your contract value on your contract anniversary. We prorate this charge among all accounts and subaccounts in the same proportion as your interest in each bears to your total contract value. We will modify this prorated approach to comply with state regulations where necessary.


Once you elect the SecureSource 3 rider, you may not cancel it (except as described below), and the charge will continue to be deducted until the contract or rider is terminated or until the contract value reduces to zero. If the contract or rider is terminated for any reason, we will deduct the charge, adjusted for the number of calendar days coverage was in place since we last deducted the charge.



Currently there is only one approved investment option. If more than one subaccount is approved as an investment option, we reserve the right to vary the rider fee for each approved investment option. The SecureSource 3 - Single Life rider fee will not exceed a maximum of 2.25%. The SecureSource 3 - Joint Life rider fee will not exceed a maximum of 2.25%.



--------------------------------------------------------------------------------
 26 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

The following describes how your annual rider fee may increase:


1. We may increase the annual rider fee for all approved investment options at our discretion and on a nondiscriminatory basis up to a maximum fee of 2.25%. Your annual rider fee will increase if we declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date we declare in the written notice.





  (A) You can decline this increase and therefore all future fee increases if we receive your written request prior to the date of the fee increase, in which case you permanently relinquish:





      (i) all future annual step-ups, and for the Joint Life rider, spousal continuation step-ups,





      (ii)  any ability to make additional purchase payments,





      (iii) any future annual credits, and the credit base (CB) will be permanently reset to zero, and





      (iv) any increase to the lifetime payment percentage due to changing age bands on subsequent birthdays and rider anniversaries.





  (B) You can terminate this rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase and if we receive your written request to terminate the rider prior to the date of the fee increase.



2. The annual rider fee associated with a specified investment option may change at our discretion. If you are invested in any investment option that has an increase in the associated annual rider fee, your annual rider fee will increase.


If the rider fee changes during a contract year, we will calculate an average annual rider fee, for that contract year only, that reflects the various different fees that were in effect that contract year, adjusted for the number of days each fee was in effect.

The fee does not apply after the annuitization start date or if the rider is terminated.

OPTIONAL DEATH BENEFIT CHARGES

BENEFIT PROTECTOR RIDER CHARGE
We deduct a charge for this optional feature only if you select it. If selected, we deduct an annual fee of 0.25% of your contract value on your contract anniversary. We prorate this charge among all accounts and subaccounts in the same proportion your interest in each account bears to your total contract value. We will modify this prorated approach to comply with state regulations when necessary.

If the contract or rider is terminated for any reason except your election to terminate the rider during the 30 day window after certain anniversaries, we will deduct the charge from the contract value adjusted for the number of calendar days coverage was in place during the contract year.

We cannot increase this annual fee after the rider effective date.

BENEFIT PROTECTOR PLUS RIDER CHARGE
We deduct a charge for this optional feature only if you select it. If selected, we deduct an annual fee of 0.40% of your contract value on your contract anniversary. We prorate this charge among all accounts and subaccounts in the same proportion your interest in each account bears to your total contract value We will modify this prorated approach to comply with state regulations when necessary. If the contract or rider is terminated for any reason except your election to terminate the rider during the 30 day window after certain anniversaries, we will deduct the charge from the contract value adjusted for the number of calendar days coverage was in place during the contract year.

We cannot increase this annual fee after the rider effective date.

FUND FEES AND EXPENSES
There are deductions from and expenses paid out of the assets of the funds that are described in the prospectuses for those funds. (See "Annual Operating Expenses of the Funds.")

PREMIUM TAXES
Certain state and local governments impose premium taxes on us (up to 3.5%). These taxes depend upon your state of residence or the state in which the contract was sold. Currently, we deduct any applicable premium tax when annuity payouts begin, but we reserve the right to deduct this tax at other times such as when you surrender your contract.


--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 27

VALUING YOUR INVESTMENT

We value your accounts as follows:

GPA
We value the amounts you allocate to the GPA directly in dollars. The GPA value equals:



- the sum of your purchase payments and transfer amounts allocated to the GPA;



- plus interest credited;



- minus the sum of amounts surrendered (including any applicable surrender charges) and amounts transferred out;



- minus any prorated portion of the contract administrative charge; and



- minus the prorated portion of the charge for any of the following optional benefits you have selected:




  - Benefit Protector Death Benefit; or





  - Benefit Protector Plus Death Benefit.


THE FIXED ACCOUNT
We value the amounts you allocate to the fixed account directly in dollars. The value of the fixed account equals:



- the sum of your purchase payments allocated to the regular fixed account and the Special DCA fixed account, and transfer amounts to the regular fixed account (including any positive or negative MVA on amounts transferred from the GPAs);



- plus interest credited;



- minus the sum of amounts surrendered (including any applicable surrender charges) and amounts transferred out;



- minus any prorated portion of the contract administrative charge; and



- minus any prorated portion of the charge for any of the following optional benefits you have selected:




  - Benefit Protector Death Benefit;





  - Benefit Protector Plus Death Benefit; or





  - SecureSource 3 rider.


SUBACCOUNTS
We convert amounts you allocated to the subaccounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the subaccounts, we credit a certain number of accumulation units to your contract for that subaccount. Conversely, we subtract a certain number of accumulation units from your contract each time you take a partial surrender, transfer amounts out of a subaccount, or we assess a contract administrative charge, a surrender charge or fee for any optional riders with annual charges (if applicable).

The accumulation units are the true measure of investment value in each subaccount during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests. The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:


NUMBER OF UNITS: to calculate the number of accumulation units for a particular subaccount we divide your investment by the current accumulation unit value.



ACCUMULATION UNIT VALUE: the current accumulation unit value for each subaccount equals the last value times the subaccount's current net investment factor.


WE DETERMINE THE NET INVESTMENT FACTOR BY:



- adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then



- dividing that sum by the previous adjusted net asset value per share; and



- subtracting the percentage factor representing the mortality and expense risk fee from the result.

Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a subaccount.


FACTORS THAT AFFECT SUBACCOUNT ACCUMULATION UNITS: accumulation units may change in two ways -- in number and in value.



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

The number of accumulation units you own may fluctuate due to:



- additional purchase payments you allocate to the subaccounts;



- transfers into or out of the subaccounts (including any positive or negative MVA on amounts transferred from the GPAs);



- partial surrenders;



- surrender charges;

and a deduction of a prorated portion of:



- the contract administrative charge; and



- the charge for any of the following optional benefits you have selected.:




  - Benefit Protector Death Benefit;





  - Benefit Protector Plus Death Benefit; or





  - SecureSource 3 rider.


Accumulation unit values will fluctuate due to:



- changes in fund net asset value;



- fund dividends distributed to the subaccounts;



- fund capital gains or losses;



- fund operating expenses; and/or



- mortality and expense risk fees.

MAKING THE MOST OF YOUR CONTRACT

AUTOMATED DOLLAR-COST AVERAGING
Currently, you can use automated transfers to take advantage of dollar-cost averaging (investing a fixed amount at regular intervals).

For example, you might transfer a set amount monthly from a relatively conservative subaccount to a more aggressive one, or to several others, or from the regular fixed account to one or more subaccounts. You may not set up automated transfers to or from the GPAs or set up an automated transfer to the regular fixed account. You can also obtain the benefits of dollar-cost averaging by setting up regular automatic payments under a scheduled payment plan.

There is no charge for dollar-cost averaging.

This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the funds. Since you invest the same amount each period, you automatically acquire more units when the market value falls and fewer units when it rises. The potential effect is to lower your average cost per unit.


HOW DOLLAR-COST AVERAGING WORKS


                                                                                           NUMBER
By investing an equal number                                  AMOUNT     ACCUMULATION     OF UNITS
of dollars each month ...                           MONTH    INVESTED     UNIT VALUE     PURCHASED

                                                     Jan       $100           $20           5.00

                                                     Feb        100            18           5.56

you automatically buy                                Mar        100            17           5.88

more units when the                    (ARROW)       Apr        100            15           6.67

per unit market price is low                         May        100            16           6.25

                                                     June       100            18           5.56

                                                     July       100            17           5.88

and fewer units                                      Aug        100            19           5.26

when the per unit                      (ARROW)       Sept       100            21           4.76

market price is high                                 Oct        100            20           5.00


You paid an average price of $17.91 per unit over the 10 months, while the average market price actually was $18.10.

Dollar-cost averaging does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. Because dollar-cost averaging involves continuous investing, your success will depend upon your

--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 29
willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals. For specific features contact your financial advisor.




ASSET REBALANCING
You can ask us in writing to automatically rebalance the subaccount portion of your contract value either quarterly, semiannually, or annually. The period you select will start to run on the date we record your request. On the first valuation date of each of these periods, we automatically will rebalance your contract value so that the value in each subaccount matches your current subaccount percentage allocations. These percentage allocations must be in whole numbers. There is no charge for asset rebalancing. The contract value must be at least $2,000.

You can change your percentage allocations or your rebalancing period at any time by contacting us in writing. We will restart the rebalancing period you selected as of the date we record your change. You also can ask us in writing to stop rebalancing your contract value. You must allow 30 days for us to change any instructions that currently are in place. For more information on asset rebalancing, contact your financial advisor.


Asset rebalancing is available for use with the Special DCA fixed account (see "Special DCA Fixed Account") only if your subaccount allocation for asset rebalancing is exactly the same as your subaccount allocation for transfers from the Special DCA fixed account. If you change your subaccount allocations under the asset rebalancing program or the Special DCA fixed account, we will automatically change the subaccount allocations so they match. If you do not wish to have the subaccount allocation be the same for the asset rebalancing program and the Special DCA fixed account, you must terminate the asset rebalancing program or the Special DCA fixed account, as you may choose.


TRANSFERRING AMONG ACCOUNTS

The transfer rights discussed in this section do not apply if you have selected the SecureSource 3 rider.



You may transfer contract value from any one subaccount, GPAs, the regular fixed account and the Special DCA fixed account, to another subaccount before the annuitization start date. For RAVA 5 Advantage and RAVA 5 Select contracts, certain restrictions apply to transfers involving the GPAs and the regular fixed account. You may not transfer contract value to the Special DCA fixed account. You may not transfer contract value from the Special DCA fixed account except as part of automated monthly transfers.


The date your request to transfer will be processed depends on when we receive it:



- If we receive your transfer request at our corporate office in good order before the close of business, we will process your transfer using the accumulation unit value we calculate on the valuation date we received your transfer request.



- If we receive your transfer request at our corporate office in good order at or after the close of business, we will process your transfer using the accumulation unit value we calculate on the next valuation date after we received your transfer request.

There is no charge for transfers. Before making a transfer, you should consider the risks involved in changing investments. Transfers out of the GPAs will be subject to an MVA if done more than 30 days before the end of the guarantee period, unless an exception applies.

We may suspend or modify transfer privileges at any time, subject to state regulatory requirements.

For information on transfers after annuity payouts begin, see "Transfer policies" below.

TRANSFER POLICIES

FOR RAVA 5 ADVANTAGE AND RAVA 5 SELECT



- Before the annuitization start date, you may transfer contract values between the subaccounts, or from the subaccounts to the GPAs and the regular fixed account at any time. However, if you made a transfer from the regular fixed account to the subaccounts or the GPAs, took a partial surrender from the fixed account or terminated automated transfers from the Special DCA fixed account, you may not make a transfer from any subaccount or GPA to the regular fixed account for six months following that transfer, partial surrender or termination.



- You may transfer contract values from the regular fixed account to the subaccounts or the GPAs once a year on or within 30 days before or after the contract anniversary (except for automated transfers, which can be set up at any time for certain transfer periods subject to certain minimums). Transfers from the regular fixed account are not subject to an MVA. Currently, you may transfer the entire contract value to the regular fixed account. Subject to state restrictions, we reserve the right to limit transfers to the regular fixed account at any time on a non-discriminatory basis with notification. Transfers out of the regular fixed account, including automated transfers, are limited to 30% of regular fixed account value at the beginning of the contract year(1) or $10,000, whichever is greater. Because of this limitation, it may take you several years to transfer all your contract value from the regular fixed account. You should carefully consider whether the regular fixed

--------------------------------------------------------------------------------

 30 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS
  account meets your investment criteria before you invest. Subject to state restrictions, we reserve the right to change the percentage allowed to be transferred from the regular fixed account at any time on a non-discriminatory basis with notification.



- You may transfer contract values from a GPA any time after 60 days of transfer or payment allocation to the account. Transfers made more than 30 days before the end of the guarantee period will receive an MVA, which may result in a gain or loss of contract value, unless an exception applies (see "The Guarantee Period Accounts (GPAs) -- Market Value Adjustment (MVA)").




- You may not transfer contract values from the subaccounts, the GPAs or the regular fixed account into the Special DCA fixed account. However, you may transfer contract values as automated monthly transfers from the Special DCA fixed account to the subaccounts, or for the SecureSource 3, to the Portfolio Stabilizer fund. (See "Special DCA Fixed Account.")




- After the annuitization start date, you may not make transfers to or from the GPAs or the fixed account, but you may make transfers once per contract year among the subaccounts. During the annuity payout period, we reserve the right to limit the number of subaccounts in which you may invest. On the annuitization start date, you must transfer all contract value out of your GPAs and Special DCA fixed account.




(1) All purchase payments received into the regular fixed account prior to your transfer request are considered your beginning of contract year value during the first contract year.


FOR RAVA 5 ACCESS



- Before the annuitization start date, you may transfer contract values between the subaccounts, or from the subaccounts to the GPAs at any time.



- You may transfer contract values from a GPA any time after 60 days of transfer or payment allocation to the account. Transfers made more than 30 days before the end of the guarantee period will receive an MVA, which may result in a gain or loss of contract value, unless an exception applies (see "The Guarantee Period Accounts (GPAs) -- Market Value Adjustment (MVA)").




- You may not transfer contract values from the subaccounts or the GPAs into the Special DCA fixed account. However, you may transfer contract values as automated monthly transfers from the Special DCA fixed account to the subaccounts or if you have a living benefit rider, to the Portfolio Stabilizer fund. (See "Special DCA Fixed Account.") After the annuitization start date, you may not make transfers to or from the GPAs, but you may make transfers once per contract year among the subaccounts. During the annuity payout period, we reserve the right to limit the number of subaccounts in which you may invest. On the annuitization start date, you must transfer all contract value out of your GPAs and Special DCA fixed account.


MARKET TIMING

Market timing can reduce the value of your investment in the contract. If market timing causes the returns of an underlying fund to suffer, contract value you have allocated to a subaccount that invests in that underlying fund will be lower, too. Market timing can cause you, any joint owner of the contract and your beneficiary(ies) under the contract a financial loss.

WE SEEK TO PREVENT MARKET TIMING. MARKET TIMING IS FREQUENT OR SHORT-TERM TRADING ACTIVITY. WE DO NOT ACCOMMODATE SHORT-TERM TRADING ACTIVITIES. DO NOT BUY A CONTRACT IF YOU WISH TO USE SHORT-TERM TRADING STRATEGIES TO MANAGE YOUR INVESTMENT. THE MARKET TIMING POLICIES AND PROCEDURES DESCRIBED BELOW APPLY TO TRANSFERS AMONG THE SUBACCOUNTS WITHIN THE CONTRACT. THE UNDERLYING FUNDS IN WHICH THE SUBACCOUNTS INVEST HAVE THEIR OWN MARKET TIMING POLICIES AND PROCEDURES. THE MARKET TIMING POLICIES OF THE UNDERLYING FUNDS MAY BE MORE RESTRICTIVE THAN THE MARKET TIMING POLICIES AND PROCEDURES WE APPLY TO TRANSFERS AMONG THE SUBACCOUNTS OF THE CONTRACT, AND MAY INCLUDE REDEMPTION FEES. WE RESERVE THE RIGHT TO MODIFY OUR MARKET TIMING POLICIES AND PROCEDURES AT ANY TIME WITHOUT PRIOR NOTICE TO YOU.

Market timing may hurt the performance of an underlying fund in which a subaccount invests in several ways, including but not necessarily limited to:



- diluting the value of an investment in an underlying fund in which a subaccount invests;



- increasing the transaction costs and expenses of an underlying fund in which a subaccount invests; and



- preventing the investment adviser(s) of an underlying fund in which a subaccount invests from fully investing the assets of the fund in accordance with the fund's investment objectives.

Funds available as investment options under the contract that invest in securities that trade in overseas securities markets may be at greater risk of loss from market timing, as market timers may seek to take advantage of changes in the values of securities between the close of overseas markets and the close of U.S. markets. Also, the risks of market timing may be greater for underlying funds that invest in securities such as small cap stocks, high yield bonds, or municipal securities, that may be traded infrequently.


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           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE
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

IN ORDER TO HELP PROTECT YOU AND THE UNDERLYING FUNDS FROM THE POTENTIALLY HARMFUL EFFECTS OF MARKET TIMING ACTIVITY, WE APPLY THE FOLLOWING MARKET TIMING POLICY TO DISCOURAGE FREQUENT TRANSFERS OF CONTRACT VALUE AMONG THE SUBACCOUNTS OF THE VARIABLE ACCOUNT:

We try to distinguish market timing from transfers that we believe are not harmful, such as periodic rebalancing for purposes of an asset allocation, dollar-cost averaging and asset rebalancing program that may be described in this prospectus. There is no set number of transfers that constitutes market timing. Even one transfer in related accounts may be market timing. We seek to restrict the transfer privileges of a contract owner who makes more than three subaccount transfers in any 90 day period. We also reserve the right to refuse any transfer request, if, in our sole judgment, the dollar amount of the transfer request would adversely affect unit values.

If we determine, in our sole judgment, that your transfer activity constitutes market timing, we may modify, restrict or suspend your transfer privileges to the extent permitted by applicable law, which may vary based on the state law that applies to your contract and the terms of your contract. These restrictions or modifications may include, but not be limited to:



- requiring transfer requests to be submitted only by first-class U.S. mail;



- not accepting hand-delivered transfer requests or requests made by overnight mail;



- not accepting telephone or electronic transfer requests;



- requiring a minimum time period between each transfer;



- not accepting transfer requests of an agent acting under power of attorney;



- limiting the dollar amount that you may transfer at any one time;



- suspending the transfer privilege; or



- modifying instructions under an automated transfer program to exclude a restricted fund if you do not provide new instructions.

Subject to applicable state law and the terms of each contract, we will apply the policy described above to all contract owners uniformly in all cases. We will notify you in writing after we impose any modification, restriction or suspension of your transfer rights.


We cannot guarantee that we will be able to identify and restrict all market timing activity. Because we exercise discretion in applying the restrictions described above, we cannot guarantee that we will be able to restrict all market timing activity. In addition, state law and the terms of some contracts may prevent us from stopping certain market timing activity. Market timing activity that we are unable to identify and/or restrict may impact the performance of the underlying funds and may result in lower contract values.


IN ADDITION TO THE MARKET TIMING POLICY DESCRIBED ABOVE, WHICH APPLIES TO TRANSFERS AMONG THE SUBACCOUNTS WITHIN YOUR CONTRACT, YOU SHOULD CAREFULLY REVIEW THE MARKET TIMING POLICIES AND PROCEDURES OF THE UNDERLYING FUNDS. THE MARKET TIMING POLICIES AND PROCEDURES OF THE UNDERLYING FUNDS MAY BE MATERIALLY DIFFERENT THAN THOSE WE IMPOSE ON TRANSFERS AMONG THE SUBACCOUNTS WITHIN YOUR CONTRACT AND MAY INCLUDE MANDATORY REDEMPTION FEES AS WELL AS OTHER MEASURES TO DISCOURAGE FREQUENT TRANSFERS. AS AN INTERMEDIARY FOR THE UNDERLYING FUNDS, WE ARE REQUIRED TO ASSIST THEM IN APPLYING THEIR MARKET TIMING POLICIES AND PROCEDURES TO TRANSACTIONS INVOLVING THE PURCHASE AND EXCHANGE OF FUND SHARES. THIS ASSISTANCE MAY INCLUDE BUT NOT BE LIMITED TO PROVIDING THE UNDERLYING FUND UPON REQUEST WITH YOUR SOCIAL SECURITY NUMBER, TAXPAYER IDENTIFICATION NUMBER OR OTHER UNITED STATES GOVERNMENT-ISSUED IDENTIFIER AND THE DETAILS OF YOUR CONTRACT TRANSACTIONS INVOLVING THE UNDERLYING FUND. AN UNDERLYING FUND, IN ITS SOLE DISCRETION, MAY INSTRUCT US AT ANY TIME TO PROHIBIT YOU FROM MAKING FURTHER TRANSFERS OF CONTRACT VALUE TO OR FROM THE UNDERLYING FUND, AND WE MUST FOLLOW THIS INSTRUCTION. WE RESERVE THE RIGHT TO ADMINISTER AND COLLECT ON BEHALF OF AN UNDERLYING FUND ANY REDEMPTION FEE IMPOSED BY AN UNDERLYING FUND. MARKET TIMING POLICIES AND PROCEDURES ADOPTED BY UNDERLYING FUNDS MAY AFFECT YOUR INVESTMENT IN THE CONTRACT IN SEVERAL WAYS, INCLUDING BUT NOT LIMITED TO:



- Each fund may restrict or refuse trading activity that the fund determines, in its sole discretion, represents market timing.



- Even if we determine that your transfer activity does not constitute market timing under the market timing policies described above which we apply to transfers you make under the contract, it is possible that the underlying fund's market timing policies and procedures, including instructions we receive from a fund, may require us to reject your transfer request. For example, while we disregard transfers permitted under any asset allocation, dollar-cost averaging and asset rebalancing programs that may be described in this prospectus, we cannot guarantee that an underlying fund's market timing policies and procedures will do so. Orders we place to purchase fund shares for the variable accounts are subject to acceptance by the fund. We reserve the right to reject without prior notice to you any transfer request if the fund does not accept our order.



- Each underlying fund is responsible for its own market timing policies, and we cannot guarantee that we will be able to implement specific market timing policies and procedures that a fund has adopted. As a result, a fund's returns might be adversely affected, and a fund might terminate our right to offer its shares through the variable account.


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



- Funds that are available as investment options under the contract may also be offered to other intermediaries who are eligible to purchase and hold shares of the fund, including without limitation, separate accounts of other insurance companies and certain retirement plans. Even if we are able to implement a fund's market timing policies, we cannot guarantee that other intermediaries purchasing that same fund's shares will do so, and the returns of that fund could be adversely affected as a result.

FOR MORE INFORMATION ABOUT THE MARKET TIMING POLICIES AND PROCEDURES OF AN UNDERLYING FUND, THE RISKS THAT MARKET TIMING POSE TO THAT FUND, AND TO DETERMINE WHETHER AN UNDERLYING FUND HAS ADOPTED A REDEMPTION FEE, SEE THAT FUND'S PROSPECTUS.


HOW TO REQUEST A TRANSFER OR SURRENDER



 1 BY LETTER


Send your name, contract number, Social Security Number or Taxpayer Identification Number* and signed request for a transfer or surrender to:


RIVERSOURCE LIFE INSURANCE COMPANY
70100 AMERIPRISE FINANCIAL CENTER
MINNEAPOLIS, MN 55474



MINIMUM AMOUNT


Transfers or surrenders:  $250 or entire account balance**


MAXIMUM AMOUNT


Transfers or surrenders:  Contract value or entire account balance




   * Failure to provide your Social Security Number or Taxpayer Identification Number may result in mandatory tax withholding on the taxable portion of the distribution.




  ** The contract value after a partial surrender must be at least $500.





 2 BY AUTOMATED TRANSFERS AND AUTOMATED PARTIAL SURRENDERS


Your financial advisor can help you set up automated transfers among your subaccounts, GPAs or regular fixed account (if available) or automated partial surrenders from the GPAs, regular fixed account, Special DCA fixed account or the subaccounts.

You can start or stop this service by written request or other method acceptable to us. You must allow 30 days for us to change any instructions that are currently in place.



- Automated transfers from the regular fixed account are limited to 30% of the regular fixed account value at the beginning of the contract year or $10,000, whichever is greater.



- Automated surrenders may be restricted by applicable law under some contracts.



- You may not make additional purchase payments if automated partial surrenders are in effect.




- If you have a SecureSource 3 rider, you are not allowed to set up automated transfers except in connection with a Special DCA fixed account (see "Special DCA Fixed Account" and "Investment Allocation Restrictions for Living Benefit Riders").




- Automated partial surrenders may result in IRS taxes and penalties on all or part of the amount surrendered.



- The balance in any account from which you make an automated transfer or automated partial surrender must be sufficient to satisfy your instructions. If not, we will suspend your entire automated arrangement until the balance is adequate.




- If you have a SecureSource 3 rider, you may set up automated partial surrenders up to the lifetime benefit amount available for withdrawal under the rider.



MINIMUM AMOUNT


Transfers or surrenders:  $50

MAXIMUM AMOUNT

Transfers or surrenders: None (except for automated transfers from the regular fixed account)


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           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE
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





 3 BY TELEPHONE


Call:

1-800-862-7919




MINIMUM AMOUNT

Transfers or surrenders:  $250 or entire account balance

MAXIMUM AMOUNT

Transfers:                Contract value or entire account balance

Surrenders:               $100,000

We answer telephone requests promptly, but you may experience delays when the call volume is unusually high. If you are unable to get through, use the mail procedure as an alternative.

We will honor any telephone transfer or surrender requests that we believe are authentic and we will use reasonable procedures to confirm that they are. This includes asking identifying questions and recording calls. We will not allow telephone surrender within 30 days of a phoned-in address change. As long as we follow the procedures, we (and our affiliates) will not be liable for any loss resulting from fraudulent requests.

Telephone transfers or surrenders are automatically available. You may request that telephone transfers or surrenders not be authorized from your account by writing to us.


SURRENDERS



You may surrender all or part of your contract at any time before the annuitization start date by sending us a written request or calling us. We will process your surrender request on the valuation date we receive it. If we receive your surrender request in good order at our corporate office before the close of business, we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request. If we receive your surrender request at our corporate office at or after the close of business, we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request. We may ask you to return the contract. You may have to pay a contract administrative charge, surrender charges, or any applicable optional rider charges (see "Charges") and federal income taxes and penalties. State and local income taxes may also apply. (see "Taxes") You cannot make surrenders after the annuitization start date except under Plan E (see "The Annuity Payout
Period -- Annuity Payout Plans").



Any partial surrenders you take under the contract will reduce your contract value. As a result, the value of your death benefit or any optional benefits you have elected also will be reduced. If you have elected the SecureSource 3 rider and your partial surrenders in any contract year exceed the permitted surrender amount under the terms of the rider, your benefits under the rider will be reduced (see "Optional Benefits -- Optional Living Benefits"). Any partial surrender request that exceeds the amount allowed under any of the living benefit riders that impacts the guarantees provided, will not be considered in good order until we receive a signed Benefit Impact Acknowledgement form showing the projected effect of the surrender on the rider benefits or a verbal acknowledgement that you understand and accept the impacts that have been explained to you.


In addition, surrenders you are required to take to satisfy the RMDs under the Code may reduce the value of certain death benefits and optional benefits (see "Taxes -- Qualified Annuities -- Required Minimum Distributions").


SURRENDER POLICIES


If you have a balance in more than one account and you request a partial surrender, we will automatically surrender money from all your subaccounts, GPAs, the Special DCA fixed account and/or the regular fixed account, in the same proportion as your value in each account correlates to your total contract value, unless requested otherwise(1). The minimum contract value after partial surrender is $500.





(1) If you elected the SecureSource 3 rider, your money will be surrendered from the Columbia Variable Portfolio -- Managed Volatility Fund.



RECEIVING PAYMENT



 1 BY REGULAR OR EXPRESS MAIL




- payable to you;


--------------------------------------------------------------------------------

 34 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

- mailed to address of record.

NOTE:  We will charge you a fee if you request express mail delivery.


 2 BY WIRE




- request that payment be wired to your bank;



- bank account must be in the same ownership as your contract; and



- pre-authorization required.

Normally, we will send the payment within seven days after receiving your request in good order. However, we may postpone the payment if:




  - the surrender amount includes a purchase payment check that has not cleared;





  - the NYSE is closed, except for normal holiday and weekend closings;





  - trading on the NYSE is restricted, according to SEC rules;





  - an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or





  - the SEC permits us to delay payment for the protection of security holders.


TSA -- SPECIAL PROVISIONS


PARTICIPANTS IN TAX-SHELTERED ANNUITIES


If the contract is intended to be used in connection with an employer sponsored 403(b) plan, additional rules relating to this contract can be found in the annuity endorsement for tax sheltered 403(b) annuities. Unless we have made special arrangements with your employer, the contract is not intended for use in connection with an employer sponsored 403(b) plan that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In the event that the employer either by affirmative election or inadvertent action causes contributions under a plan that is subject to ERISA to be made to this contract, we will not be responsible for any obligations and requirements under ERISA and the regulations thereunder, unless we have prior written agreement with the employer. You should consult with your employer to determine whether your 403(b) plan is subject to ERISA.


In the event we have a written agreement with your employer to administer the plan pursuant to ERISA, special rules apply as set forth in the TSA endorsement.

The employer must comply with certain nondiscrimination requirements for certain types of contributions under a TSA contract to be excluded from taxable income. You should consult your employer to determine whether the nondiscrimination rules apply to you.

The Code imposes certain restrictions on your right to receive early distributions from a TSA:



- Distributions attributable to salary reduction contributions (plus earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:


  - you are at least age 59 1/2;





  - you are disabled as defined in the Code;





  - you severed employment with the employer who purchased the contract;





  - the distribution is because of your death;





  - the distribution is due to plan termination; or





  - you are a military reservist.




- If you encounter a financial hardship (as provided by the Code), you may be eligible to receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.



- Even though a distribution may be permitted under the above rules, it may be subject to IRS taxes and penalties (see "Taxes").



- The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.




- If the contract has a loan provision, the right to receive a loan is described in detail in your contract. Loans will not be available if you have selected the SecureSource 3 rider, Benefit Protector Death Benefit rider, or Benefit Protector Plus Death Benefit rider.


CHANGING THE ANNUITANT

If you have a nonqualified annuity and are a natural person (excluding a revocable trust), you may change the annuitant or contingent annuitant if the request is made prior to the annuitization start date and while the existing annuitant or contingent

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

annuitant is living. The change will become binding on us when we receive it. If you and the annuitant are not the same person and the annuitant dies before the annuitization start date, the owner becomes the annuitant unless a contingent annuitant has been previously selected. You may not change the annuitant if you have a qualified annuity or there is non-natural or revocable trust ownership.

CHANGING OWNERSHIP

You may change ownership of your nonqualified annuity at any time by completing a change of ownership form we approve and sending it to our corporate office. We will honor any change of ownership request received in good order that we believe is authentic, and we will use reasonable procedures to confirm authenticity. If we follow these procedures, we will not take any responsibility for the validity of the change.

If you have a nonqualified annuity, you may incur income tax liability by transferring, assigning or pledging any part of it. (See "Taxes.")

If you have a qualified annuity, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of the contract may be transferred to the annuitant.

Please consider carefully whether or not you wish to change ownership of your annuity contract. If you elected any optional contract features or riders and any owner was not an owner before the change, all owners (including any prior owner who is still an owner after the ownership change) will be subject to all limitations and/or restrictions of those features or riders just as if they were purchasing a new contract.

The death benefit may change due to a change of ownership.




- The Benefit Protector Plus rider will terminate upon transfer of ownership of the annuity contract.


- If you have the Benefit Protector rider, if any owner is older than age 75 immediately following the ownership change, the rider will terminate upon change of ownership. If all owners are younger than age 76, the rider continues unless the owner chooses to terminate it during the 30-day window following the effective date of the ownership change. The Benefit Protector death benefit values may be reset (see "Optional Death Benefits -- Benefit Protector Death Benefit Rider").



- If you elected the ROPP Death Benefit and if any owner is older than age 79 immediately following the ownership change, the ROPP Death Benefit will continue. If all owners are age 79 or younger, the ROPP Death Benefit will terminate and the Standard Death Benefit will apply.



- If you elected the 5-Year MAV Death Benefit and if any owner is older than age 75 immediately following the ownership change, this rider will terminate and the Standard Death Benefit will apply. If all owners are age 75 or younger, the 5-Year MAV Death Benefit will continue.



- If you elected the MAV Death Benefit, the 5% Accumulation Death Benefit or the EDB and if any owner is older than age 79 immediately following the ownership change, these riders will terminate and the Standard Death Benefit will apply. If all owners are age 79 or younger, the MAV Death Benefit, 5% Accumulation Death Benefit or EDB will continue.



- The ROPP Death Benefit, MAV Death Benefit, 5-Year MAV Death Benefit, 5% Accumulation Death Benefit and EDB values may be reset (see "Benefits in the Case of Death").



- If the death benefit that applies to your contract changes due to an ownership change, the mortality and expense risk fee may change as well (see
  "Charges -- Mortality and Expense Risk Fee").


For the SecureSource 3 - Single Life rider, an ownership change that would result in a different covered person will terminate the rider, subject to state restrictions. For California residents, an ownership change will not terminate the rider and will not change the covered person under the rider.



The SecureSource 3 - Joint Life rider, if selected, only allows transfer of the ownership of the annuity contract between covered spouses or their revocable trust(s). If ownership is transferred from a covered spouse to their revocable trust(s), the annuitant must be one of the covered spouses. The rider will terminate if there is a change of ownership unless the new owner assumes total ownership and was an owner or a covered spouse before the change. For California residents, transfer of the ownership of the annuity contract is not limited to the covered spouses; however, the rider will not terminate and the covered spouses under the rider will not change.


IF YOU DIE BEFORE THE ANNUITIZATION START DATE
When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract's value using the accumulation unit value we calculate on that valuation date. We pay interest,

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

if any, at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

NONQUALIFIED ANNUITIES

If your spouse is sole beneficiary and you die before the annuitization start date, your spouse may keep the contract as owner with the contract value equal to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). To do this your spouse must, on the date our death claim requirements are fulfilled, give us written instructions to continue the contract as owner.

For RAVA5 Advantage, there will be no surrender charges on the contract from that point forward unless additional purchase payments are made. For RAVA 5 Select, there will be no surrender charges on the contract from that point forward. If you elected any optional contract features or riders, your spouse will be subject to all limitations and/or restrictions of those features or riders just as if they were purchasing a new contract and the values may be reset (see "Optional Living Benefits", Optional Death Benefits" and "Benefits in the Case of Death -- Standard Death Benefit"). If the death benefit applicable to the contract changes due to spousal continuation, the mortality and expense risk fee may change as well (see "Charges -- Mortality and Expense Risk Fee").

If your beneficiary is not your spouse, or your spouse does not elect spousal continuation, we will pay the beneficiary in a single sum unless you give us other written instructions. Generally, we must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payouts under any annuity payout plan available under this contract if:



- the beneficiary asks us in writing within 60 days after the day on which all documents have been received that prove your death has occurred; and



- payouts begin no later than one year after your death, or other date as permitted by the IRS; and



- the payout period does not extend beyond the beneficiary's life or life expectancy.

QUALIFIED ANNUITIES




- SPOUSE BENEFICIARY: If you have not elected an annuity payout plan, and if your spouse is the sole beneficiary, your spouse may either elect to treat the contract as his/her own, so long as he or she is eligible to do so, or elect an annuity payout plan or another plan agreed to by us. If your spouse elects a payout option, the payouts must begin no later than the year in which you would have reached age 70 1/2. If you attained age 70 1/2 at the time of death, payouts must begin no later than Dec. 31 of the year following the year of your death.



  Your spouse may elect to assume ownership of the contract with the contract value equal to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). To do this your spouse must, on the date our death claim requirements are fulfilled, give us written instructions to continue the contract as owner. For RAVA 5 Advantage, there will be no surrender charges on the contract from that point forward unless additional purchase payments are made. For RAVA 5 Select, there will be no surrender charges on the contract from that point forward. If you elected any optional contract features or riders, your spouse will be subject to all limitations and/or restrictions of those features or riders just as if they were purchasing a new contract and the values may be reset (see "Optional Living Benefits", "Optional Death Benefits" and "Benefits in the Case of
  Death -- Standard Death Benefit"). If the death benefit applicable to the contract changes due to spousal continuation, the mortality and expense risk fee may change as well (see "Charges -- Mortality and Expense Risk Fee"). If your spouse is the sole beneficiary and elects to treat the contract as his/her own as an inherited IRA, the SecureSource 3 rider will terminate.


  If you purchased this contract as an inherited IRA and your spouse is the sole beneficiary, he or she can elect to continue this contract as an inherited IRA. Your spouse must follow the schedule of minimum surrenders established based on your life expectancy.

  If you purchased this contract as an inherited IRA and your spouse is not the sole beneficiary, he or she can elect an alternative payment plan for his or her share of the death benefit and all optional death benefits and living benefits will terminate. Your spouse beneficiary must submit the applicable investment options form. No additional purchase payments will be accepted. The death benefit payable on the death of the spouse beneficiary is the greater of the contract value after any rider charges have been deducted and the Full Surrender Value; the mortality and expense risk fee will be the same as is applicable to the Standard Death Benefit. Your spouse must follow the schedule of minimum surrenders established based on your life expectancy.


- NON-SPOUSE BENEFICIARY: If you have not elected an annuity payout plan, and if death occurs prior to the year you would have attained age 70 1/2, the beneficiary may elect to receive payouts from the contract over a five year period. If your


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

  beneficiary does not elect a five year payout or if your death occurs after attaining age 70 1/2, we will pay the beneficiary in a single sum unless the beneficiary elects to receive payouts under any payout plan available under this contract if:




  - the beneficiary asks us in writing within 60 days after the day on which all documents have been received that prove your death has occurred; and


  - payouts begin no later than one year following the year of your death; and

  - the payout period does not extend beyond the beneficiary's life or life expectancy.

If a beneficiary elects an alternative payment plan which is an inherited IRA, all optional death benefits and living benefits will terminate. The beneficiary must submit the applicable investment options form. No additional purchase payments will be accepted. The death benefit payable on the death of the non-spouse beneficiary is the greater of the contract value after any rider charges have been deducted and the Full Surrender Value; the mortality and expense risk fee will be the same as is applicable to the Standard Death Benefit.

In the event of your beneficiary's death, their beneficiary can elect to take a lump sum payment or to continue the alternative payment plan following the schedule of minimum withdrawals established based on the life expectancy of your beneficiary.




- ANNUITY PAYOUT PLAN: If you elect an annuity payout plan which guarantees payouts to a beneficiary after death, the payouts to your beneficiary will continue pursuant to the annuity payout plan you elect.


BENEFITS IN CASE OF DEATH -- STANDARD DEATH BENEFIT


We will pay the death benefit to your beneficiary upon your death if you die before the annuitization start date while this contract is in force. If a contract has more than one person as the owner, we will pay benefits upon the first to die of any owner.


If you are age 79 or younger on the date we issue the contract or the date of the most recent covered life change, the beneficiary receives the greater of:




- the contract value after any rider charges have been deducted;





- the Return of Purchase Payments (ROPP) value; or





- the Full Surrender Value.



If you are age 80 or older on the date we issue the contract or the date of the most recent covered life change, the beneficiary receives the greater of contract value after any rider charges have been deducted or the Full Surrender Value.



HERE ARE SOME TERMS THAT ARE USED TO DESCRIBE THE STANDARD DEATH BENEFIT AND OPTIONAL DEATH BENEFITS:



ROPP VALUE: is the total purchase payments on the contract issue date. Additional purchase payments will be added to the ROPP value. Adjusted partial surrenders will be subtracted from the ROPP value.


ADJUSTED PARTIAL SURRENDERS

     PS X DB
     -------
        CV


       PS = amount by which the contract value is reduced as a result of the partial surrender.

       DB = the death benefit on the date of (but prior to) the partial surrender.

       CV = the contract value on the date of (but prior to) the partial surrender.



COVERED LIFE CHANGE: is either continuation of the contract by a spouse under the spousal continuation provision, or an ownership change where any owner after the ownership change was not an owner prior to the change.



FULL SURRENDER VALUE: is the contract value immediately prior to the surrender (immediately prior to payment of a death claim for death benefits) less:


  - any surrender charge,

  - pro rata rider charges,

  - the contract charge, and

plus:




  - any positive or negative market value adjustment.


For a spouse who continues the contract and is age 79 or younger, we set the ROPP value to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value).


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

After a covered life change other than for the spouse who continues the contract, if the prior owner and all current owners are eligible for the ROPP Death Benefit, we reset the ROPP value on the valuation date we receive your request for the ownership change to the contract value after any rider charges have been deducted, if the contract value is less. If the prior owner was not eligible for the ROPP Death Benefit, but the new owner is eligible, we reset the ROPP value to the contract value after any rider charges have been deducted on the valuation date we receive your request for the ownership change.

EXAMPLE OF STANDARD DEATH BENEFIT CALCULATION WHEN YOU ARE AGE 79 OR YOUNGER ON THE CONTRACT EFFECTIVE DATE:



- You purchase the contract with a payment of $20,000




- During the second contract year the contract value falls to $18,000, at which point you take a $1,500 partial surrender, leaving a contract value of $16,500.


We calculate the death benefit as follows:
The total purchase payments minus adjustments for partial surrenders:
Total purchase payments minus adjusted partial surrenders, calculated as:           $20,000
     $1,500 x $20,000
     ----------------  =                                                             -1,667
          $18,000
                                                                                    -------

for a standard death benefit of:                                                    $18,333
since this is greater than your contract value of $16,500



OPTIONAL BENEFITS

The assets held in our general account support the guarantees under your contract, including optional death benefits and optional living benefits. To the extent that we are required to pay you amounts in addition to your contract value under these benefits, such amounts will come from our general account assets. You should be aware that our general account is exposed to the risks normally associated with a portfolio of fixed-income securities, including interest rate, option, liquidity and credit risk. You should also be aware that we issue other types of insurance and financial products as well, and we also pay out obligations under these products from assets in our general account. Our general account is not segregated or insulated from the claims of our creditors. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account.


OPTIONAL DEATH BENEFITS

In addition to the Standard Death Benefit, we also offer the following optional death benefits at contract issue:

- ROPP Death Benefit;

- MAV Death Benefit;

- 5-Year MAV Death Benefit;

- 5% Accumulation Death Benefit;

- Enhanced Death Benefit;

- Benefit Protector Death Benefit; and

- Benefit Protector Plus Death Benefit.

If it is available in your state and if you are age 75 or younger at contract issue, you can elect any one of the above optional death benefits other than the ROPP death benefit; the MAV, 5% Accumulation and Enhanced are available if you are 79 or younger; you may elect the ROPP Death Benefit if you are age 80 or older. (ROPP is included in the Standard Death Benefit if you are 79 or younger at contract issue.)

Once you elect a death benefit, you cannot change it; however the death benefit that applies to your contract may change due to an ownership change (see "Changing Ownership") or continuation of the contract by the spouse under the spousal continuation provision.

The death benefit determines the mortality and risk expense fee that is assessed against the subaccounts. We will base the benefit paid on the death benefit coverage in effect on the date of your death.

IF AVAILABLE IN YOUR STATE AND YOU ARE AGE 80 OR OLDER AT CONTRACT ISSUE, YOU MAY SELECT THE ROPP DEATH BENEFIT DESCRIBED BELOW AT THE TIME YOU PURCHASE YOUR CONTRACT. BE SURE TO DISCUSS WITH YOUR FINANCIAL ADVISOR WHETHER OR NOT THIS DEATH BENEFIT IS APPROPRIATE FOR YOUR SITUATION.


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




RETURN OF PURCHASE PAYMENTS (ROPP) DEATH BENEFIT

The ROPP Death Benefit will pay your beneficiaries no less than your purchase payments, adjusted for surrenders. If you die before the annuitization start date and while this contract is in force, the death benefit will be the greatest of:

1. the contract value after any rider charges have been deducted,

2. the ROPP Value as described above, or

3. the Full Surrender Value as described above.

For a spouse who continues the contract and is age 80 or older, we reset the ROPP value to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). If the spouse who continues the contract is age 79 or younger, the optional ROPP Death Benefit will terminate and the Standard Death Benefit will apply.

After a covered life change other than for the spouse who continues the contract, if any owner is age 80 or older we reset the ROPP value on the valuation date we receive your request for the ownership change to the contract value after any rider charges have been deducted, if the contract value is less.

If all owners are age 79 or younger, the optional ROPP Death Benefit will terminate and the Standard Death Benefit will apply.

IF AVAILABLE IN YOUR STATE AND YOU ARE AGE 75 OR YOUNGER AT CONTRACT ISSUE, YOU MAY SELECT ONE OF THE DEATH BENEFITS DESCRIBED BELOW AT THE TIME YOU PURCHASE YOUR CONTRACT. IF AVAILABLE IN YOUR STATE AND YOU ARE BETWEEN AGES 76-79 AT CONTRACT ISSUE, YOU MAY ONLY SELECT THE MAV DEATH BENEFIT, 5% ACCUMULATION DEATH BENEFIT OR ENHANCED DEATH BENEFIT. THE DEATH BENEFITS DO NOT PROVIDE ANY ADDITIONAL BENEFIT BEFORE THE FIRST CONTRACT ANNIVERSARY AND MAY NOT BE APPROPRIATE FOR CERTAIN OLDER ISSUE AGES BECAUSE THE BENEFIT VALUES MAY BE LIMITED AFTER AGE 80. BE SURE TO DISCUSS WITH YOUR FINANCIAL ADVISOR WHETHER OR NOT THESE DEATH BENEFITS ARE APPROPRIATE FOR YOUR SITUATION.


MAXIMUM ANNIVERSARY VALUE (MAV) DEATH BENEFIT

The MAV Death Benefit provides that if you die while the contract is in force and before the annuitization start date, the death benefit will be the greatest of these values:

1. the contract value after any rider charges have been deducted;

2. the ROPP value as described above;

3. the MAV; or

4. the Full Surrender Value as described above.

The MAV equals the ROPP value prior to the first contract anniversary. Every contract anniversary prior to the earlier of your 81st birthday or your death, we compare the MAV to the current contract value and we reset the MAV to the higher amount. The MAV is increased by any additional purchase payments and reduced by adjusted partial surrenders.

For a spouse who is age 79 or younger and continues the contract, we reset the MAV to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). If your spouse is age 80 or older when the contract is continued, the MAV death benefit will terminate and the Standard Death Benefit will apply.

After a covered life change other than for a spouse who continues the contract, if all owners are age 79 or younger, we reset the MAV on the valuation date we receive your request for the ownership change to the lesser of these two values:

  (a) the contract value after any rider charges have been deducted, or

  (b) the MAV on that date, but prior to the reset.

If any new owner is age 80 or older at the time of the covered life change, the MAV death benefit will terminate and the Standard Death Benefit will apply.


5-YEAR MAXIMUM ANNIVERSARY VALUE (5-YEAR MAV) DEATH BENEFIT

The 5-year MAV Death Benefit provides that if you die while the contract is in force and before the annuitization start date, the death benefit will be the greatest of these values:

1. the contract value after any rider charges have been deducted;

2. the ROPP value as described above;

3. the 5-year MAV; or

4. the Full Surrender Value as described above.


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

The 5-year MAV equals the ROPP value prior to the fifth contract anniversary. Every fifth contract anniversary prior to the earlier of your 81st birthday or your death, we compare the 5-year MAV to the current contract value and we reset the 5-Year MAV to the higher amount. The 5-year MAV is increased by any additional purchase payments and reduced by adjusted partial surrenders.

For a spouse who is age 75 or younger and continues the contract, we reset the 5-Year MAV to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). If your spouse is age 76 or older when the contract was continued, the 5-year MAV death benefit will terminate and the Standard Death Benefit will apply.

After a covered life change other than for a spouse who continues the contract, if all owners are age 75 or younger, we reset the 5-Year MAV on the valuation date we receive your request for the ownership change to the lesser of these two values:

  (a) the contract value after any rider charges have been deducted, or

  (b) the 5-Year MAV on that date, but prior to the reset.

If any owner is age 76 or older at the time of the covered life change, the 5-year MAV death benefit will terminate and the Standard Death Benefit will apply.

5% ACCUMULATION DEATH BENEFIT
The 5% Accumulation Death Benefit provides that if you die while the contract is in force and before the annuitization start date, the death benefit will be the greatest of these values:

  1. the contract value after any rider charges have been deducted;

  2. the ROPP value as described above;

  3. the 5% accumulation death benefit floor; or

  4. the Full Surrender Value as described above.

The key terms and provisions of the 5% Accumulation Death Benefit are:

5% ACCUMULATION DEATH BENEFIT FLOOR: is equal to the sum of:

  1. the contract value in the Excluded Accounts (currently, regular fixed account and GPAs), if any, and

  2. the variable account floor.

PROTECTED ACCOUNT BASE (PAB) AND EXCLUDED ACCOUNT BASE (EAB): Adjustments to variable account floor require tracking amounts representing purchase payments, not previously surrendered, that are allocated or transferred to the Protected Accounts (currently, subaccounts and the Special DCA fixed account) and Excluded Accounts.

  - PAB equals amounts representing purchase payments, not previously surrendered or transferred, that are in the Protected Accounts.

  - EAB equals amounts representing purchase payments, not previously surrendered or transferred, that are in the Excluded Accounts.


VARIABLE ACCOUNT FLOOR: Variable account floor is PAB increased on contract anniversaries prior to the earlier of your 81(st) birthday or your death.



NET TRANSFER: If multiple transfers are made on the same valuation day, they are combined to determine the net amount of contract value being transferred between the Protected Accounts and Excluded Accounts. This net transfer amount is used to adjust the EAB, PAB and variable account floor values.



ESTABLISHMENT OF VARIABLE ACCOUNT FLOOR, PAB AND EAB


On the contract date, 1) variable account floor and PAB are established as your initial purchase payment allocated to the Protected Accounts; and 2) EAB is established as your initial purchase payment allocated to the Excluded Accounts.

ADJUSTMENTS TO VARIABLE ACCOUNT FLOOR, PAB AND EAB

Variable account floor, PAB and EAB are adjusted by the following:




1. When an additional purchase payment is made;


   (A) any payment you allocate to the Protected Accounts are added to PAB and to variable account floor, and



   (B) any payment you allocate to the excluded accounts are added to EAB.



2. When transfers are made to the Protected Accounts from the Excluded Accounts, we increase PAB and variable account floor, and we reduce EAB.


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

   The amount we deduct from EAB and add to PAB and to variable account floor is calculated for each net transfer using the following formula:

A X B
-----  where:
  C



    A = the amount the contract value in the Excluded Accounts is reduced by the net transfer

    B = EAB on the date of (but prior to) the transfer

    C = the contract value in the Excluded Accounts on the date of (but prior to) the transfer.




3. When partial surrenders are made from the Excluded Accounts, we reduce EAB by the same amount as calculated above for transfers from the Excluded Accounts, using surrender amounts in place of transfer amounts. Partial surrenders from Excluded Accounts do not increase PAB.


4. When transfers are made to the Excluded Accounts from the Protected Accounts, we reduce PAB and variable account floor, and increase EAB.

The amounts we deduct from PAB and variable account floor are calculated for each net transfer using the following formula:



A X B
-----  where:
  C



    A = the amount the contract value in the Protected Accounts is reduced by the net transfer

    B = the applicable PAB or variable account floor on the date of (but prior to) the transfer

    C = the contract value in the Protected Accounts on the date of (but prior to) the transfer.

The amount we subtract from PAB is added to EAB.



5. When partial surrenders are made from the Protected Accounts, we reduce PAB and variable account floor by the same amount as calculated above for transfers from the Protected Accounts, using surrender amounts in place of transfer amounts. Partial surrenders from Protected Accounts do not increase EAB.



6. After a covered life change for a spouse who continues the contract, variable account floor and PAB are reset to the contract value in the Protected Accounts on the date of continuation. EAB is reset to the contract value in the Excluded Accounts on the date of continuation. The contract value is after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value).



7. After a covered life change other than for a spouse who continues the contract, variable account floor, PAB and EAB are reset on the valuation date we receive your written request for the covered life change.

    Variable account floor and PAB are reset to the lesser of A or B where:



       A = the contract value (after any rider charges have been deducted) in the Protected Accounts on that date, and

       B = Variable account floor on that date (but prior to the reset).

    EAB is reset to the lesser of A or B where:



       A = the contract value (after any rider charges have been deducted) in the Excluded Accounts on that date, and

       B = EAB on that date (but prior to the reset).



8. On a contract anniversary when variable account floor is greater than zero:

    (A) On the first contract anniversary, we increase variable account floor by an amount equal to 5%, multiplied by variable account floor as of 60 days after the contract date.

    (B) On each subsequent contract anniversary prior to the earlier of your 81(st) birthday or your death, we increase variable account floor by 5 %, multiplied by the prior contract anniversary's variable account floor.

    (C) Any variable account floor increase on contract anniversaries does not increase PAB or EAB.

For contracts issued in New Jersey and Washington state, the cap on the variable account floor is 200% of PAB.

For a spouse who is age 79 or younger and continues the contract, the 5% Accumulation Death Benefit will continue and the values may be reset as described above. If your spouse is age 80 or older when the contract is continued, the 5% Accumulation Death Benefit will terminate and the Standard Death Benefit will apply.

After a covered life change other than for a spouse who continues the contract, if all owners are age 79 or younger, the 5% Accumulation Death Benefit will continue and the values may be reset as described above. If any owner is age 80 or older at the time of the covered life change, the 5% Accumulation death benefit will terminate and the Standard Death Benefit will apply.


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

ENHANCED DEATH BENEFIT
The Enhanced Death Benefit provides that if you die while the contract is in force and before the annuitization start date, the death benefit will be the greatest of these values:



1. contract value after any rider charges have been deducted;

2. the ROPP value as described above;

3. the MAV as described above;

4. the 5% accumulation death benefit floor as described above; or

5. the Full Surrender Value as described above.

For a spouse who is age 79 or younger and continues the contract, the Enhanced Death Benefit will continue and the values may be reset as described above. If your spouse is age 80 or older when the contract is continued, the Enhanced Death Benefit will terminate and the Standard Death Benefit will apply.

After a covered life change other than for a spouse who continues the contract, if all owners are age 79 or younger, the Enhanced Death Benefit will continue and the values may be reset as described above. If any owner is age 80 or older at the time of the covered life change, the Enhanced Death Benefit will terminate and the Standard Death Benefit will apply.

For an example of how each death benefit is calculated, see Appendix D.

BENEFIT PROTECTOR DEATH BENEFIT
The Benefit Protector is intended to provide an additional benefit to your beneficiary to help offset expenses after your death such as funeral expenses or federal and state taxes. This is an optional benefit that you may select for an additional annual charge (see "Charges"). The Benefit Protector provides reduced benefits if you are age 70 or older at the rider effective date. The Benefit Protector does not provide any additional benefit before the first rider anniversary.

If this rider is available in your state and you are age 75 or younger at contract issue, you may choose to add the Benefit Protector to your contract. You must elect the Benefit Protector at the time you purchase your contract and your rider effective date will be the contract issue date. You may not select this rider if you select the Benefit Protector Plus rider, the 5% Accumulation Death Benefit or the Enhanced Death Benefit.

Qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract (see "Taxes -- Qualified Annuities -- Required Minimum Distributions"). Since the benefit paid by the rider is determined by the amount of earnings at death, the amount of the benefit paid may be reduced as a result of taking any surrenders including RMDs. Be sure to discuss with your investment professional and tax advisor whether or not the Benefit Protector is appropriate for your situation.

The Benefit Protector provides that if you die after the first rider anniversary, but before the annuitization start date, and while this contract is in force, we will pay the beneficiary:



- the applicable death benefit, plus:



- 40% of your earnings at death if you were under age 70 on the rider effective date; or



- 15% of your earnings at death if you were age 70 or older on the rider effective date.

If this rider is effective after the contract date or if there has been a covered life change, remaining purchase payments is established or set as the contract value on the rider effective date or, if later, the date of the most recent covered life change. Thereafter, remaining purchase payments is increased by the amount of each additional purchase payment and adjusted for each partial surrender.


EARNINGS AT DEATH: For purposes of the Benefit Protector and Benefit Protector Plus riders, this is an amount equal to the applicable death benefit minus remaining purchase payments. Partial surrenders will come from any earnings before reducing purchase payments in the contract. The earnings at death may not be less than zero and may not be more than 250% of the remaining purchase payments that are one or more years old.



Note: Remaining purchase payments is calculated differently and is not the same value as purchase payments not previously surrendered used in the surrender charge calculation.


TERMINATING THE BENEFIT PROTECTOR



- You may terminate the rider within 30 days after the first rider anniversary.



- You may terminate the rider within 30 days after any rider anniversary beginning with the seventh rider anniversary.



- The rider will terminate when you make a full surrender from the contract or on the annuitization start date.


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



- Your spouse may terminate the rider within 30 days following the effective date of the spousal continuation if your spouse is age 75 or younger.



- You may terminate the rider within 30 days following the effective date of an ownership change if you are age 75 or younger.



- The rider will terminate for a spousal continuation or ownership change if the spouse or any owner is age 76 or older at the time of the change.



- The rider will terminate after the death benefit is payable, unless the spouse continues the contract under spousal continuation provision.



- The rider will terminate when beneficiary elects an alternative payment plan which is an inherited IRA.

IF YOUR SPOUSE IS THE SOLE BENEFICIARY and you die before the annuitization start date, your spouse may keep the contract as owner. Your spouse will be subject to all the limitations and restrictions of the rider just as if they were purchasing a new contract and the age of the spouse at the time of the change will be used to determine the earnings at death percentage going forward. If your spouse does not qualify for the rider on the basis of age we will terminate the rider. If they do qualify for the rider on the basis of age we will set the contract value equal to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value) and we will substitute this new contract value on the date of death for "remaining purchase payments" used in calculating earnings at death.

After a covered life change other than a spouse that continues the contract, all owners will be subject to all of the limitations and restrictions of the rider just as if they were purchasing a new contract; and the age of all owners at the time of the change will be used to determine the earnings at death percentage going forward. If any owner does not qualify for the rider on the basis of age, we will terminate the rider. If they do qualify for the rider on the basis of age, we will substitute the contract value on the date of the ownership change for remaining purchase payments used in calculating earnings at death.

For an example, please see Appendix D.

BENEFIT PROTECTOR PLUS DEATH BENEFIT RIDER (BENEFIT PROTECTOR PLUS)
The Benefit Protector Plus is intended to provide an additional benefit to your beneficiary to help offset expenses after your death such as funeral expenses or federal and state taxes. This is an optional benefit that you may select for an additional annual charge (see "Charges"). The Benefit Protector Plus provides reduced benefits if you are 70 or older at the rider effective date. It does not provide any additional benefit before the first rider anniversary and it does not provide any benefit beyond what is offered under the Benefit Protector rider during the second rider year. Be sure to discuss with your investment professional whether or not the Benefit Protector Plus is appropriate for your situation.

If this rider is available in your state and you are 75 or younger at contract issue, you may choose to add the Benefit Protector Plus to your contract. You must elect the Benefit Protector Plus at the time you purchase your contract and your rider effective date will be the contract issue date. This rider is only available for transfers, exchanges or rollovers. If this is a non-qualified annuity, the transfers, exchanges or rollovers must be from another annuity or life insurance policy. You may not select this rider if you select the Benefit Protector Rider, 5% Accumulation Death Benefit or the Enhanced Death Benefit.

Qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract (see "Taxes -- Qualified Annuities -- Required Minimum Distributions"). Since the benefit paid by the rider is determined by the amount of earnings at death, the amount of the benefit paid may be reduced as a result of taking any surrenders including RMDs. Be sure to discuss with your investment professional and tax advisor whether or not the Benefit Protector Plus is appropriate for your situation.

The Benefit Protector Plus provides that if you die after the first rider anniversary, but before the annuitization start date, and while this contract is in force, we will pay the beneficiary:

the benefits payable under the Benefit Protector described above, plus:

a percentage of purchase payments made within 60 days of contract issue not previously surrendered as follows:





                                  PERCENTAGE IF YOU ARE                           PERCENTAGE IF YOU ARE
RIDER YEAR WHEN DEATH OCCURS:     UNDER AGE 70 ON THE RIDER EFFECTIVE DATE        70 OR OLDER ON THE RIDER EFFECTIVE DATE
One and Two                                           0%                                               0%

Three and Four                                       10%                                            3.75%

Five or more                                         20%                                             7.5%





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

Another way to describe the benefits payable under the Benefit Protector Plus rider is as follows:



- the applicable death benefit plus:




RIDER YEAR WHEN    IF YOU ARE UNDER AGE 70                               IF YOU ARE AGE 70
DEATH OCCURS       ON THE RIDER EFFECTIVE DATE, ADD . . .                OR OLDER ON THE RIDER EFFECTIVE DATE, ADD . . .

One                Zero                                                  Zero

Two                40% x earnings at death (see above)                   15% x earnings at death

Three and Four     40% x (earnings at death + 25% of initial purchase    15% x (earnings at death + 25% of initial purchase
                   payment*)                                             payment*)

Five or more       40% x (earnings at death + 50% of initial purchase    15% x (earnings at death + 50% of initial purchase
                   payment*)                                             payment*)





* Initial purchase payments are payments made within 60 days of rider issue not previously surrendered.


TERMINATING THE BENEFIT PROTECTOR PLUS


- You may terminate the rider within 30 days of the first rider anniversary.

- You may terminate the rider within 30 days of any rider anniversary beginning with the seventh rider anniversary.



- The rider will terminate when you make a full surrender from the contract, on the annuitization start date, or when the death benefit is payable.



- The rider will terminate if there is a covered life change.



- The rider will terminate when a beneficiary elects an alternative payment plan which is an inherited IRA.

IF YOUR SPOUSE IS SOLE BENEFICIARY and you die before the annuitization start date, your spouse may keep the contract as owner with the contract value equal to the death benefit that would otherwise have been paid without regard to the Full Surrender Value. We will then terminate the Benefit Protector Plus (see "Benefits in Case of Death").

For an example, see Appendix D.

OPTIONAL LIVING BENEFITS

SECURESOURCE 3 RIDERS


The SecureSource 3 rider is an optional benefit that you can add to your contract for an additional charge. This benefit is intended to provide to you, after the Lifetime Benefit is established, a specified withdrawal amount annually for life, even if your contract value is zero, subject to the terms and provisions described in this section. Additionally, this benefit offers an Annual Credit feature to help in low or poor performing markets and a step up feature to lock in contract anniversary gains.



The SecureSource 3 rider may be APPROPRIATE for you if:



- you intend to make periodic withdrawals from your annuity contract; and



- you wish to ensure that market performance will not adversely affect your ability to withdraw income over your lifetime.



The SecureSource 3 rider may be NOT APPROPRIATE for you if:



- you anticipate the need for early or Excess Withdrawals; or



- you want to invest in funds other than the Portfolio Stabilizer fund.



The SecureSource 3 rider guarantees that, regardless of investment performance, you may take withdrawals up to the Lifetime Benefit amount each contract year after the Lifetime Benefit is established. Your age at the time of the first withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision. The Lifetime Benefit amount can vary based on the relationship of your contract value to the withdrawal adjustment base. Each contract year, whether or not the Income Bonus is included, the Lifetime Payment Percentage is determined when the first withdrawal is taken, and the Lifetime Benefit amount is fixed for the remainder of that contract year.



As long as your total withdrawals during the current contract year do not exceed the Lifetime Benefit amount, you will not be assessed a surrender charge. If you withdraw a larger amount, the excess amount will be assessed any applicable surrender charges and benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, you may withdraw any amount up to your entire surrender value, subject to Excess Withdrawal Processing under the rider.



Subject to conditions and limitations, the rider also guarantees that you or your beneficiary will get back purchase payments you have made, increased by Annual Step-Ups, through withdrawals and/or payments by us over time. Any amount we pay in excess of your contract value is subject to our financial strength and claims-paying ability.



Subject to conditions and limitations, the lifetime benefit amount can be increased if an Annual Credit is available or your contract value has increased above the guaranteed amount on a rider anniversary. The Principal Back Guarantee can also be increased if your contract value has increased above the guaranteed amount on a rider anniversary.



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




Your benefits under the rider can be reduced if you withdraw more than the allowed withdrawal amount in a contract year, or you take withdrawals before the Lifetime Benefit is available. Also, if the contract value is 20% or more below purchase payments increased by any contract anniversary gains or Annual Credits and adjusted for withdrawals, the Income Bonus will not be included in the Lifetime Payment Percentage (see Withdrawal Adjustment Base described below).


AVAILABILITY

There are two optional riders available under your contract:



- SecureSource 3 -- Single Life



- SecureSource 3 -- Joint Life



The information in this section applies to both riders, unless otherwise noted.


For the purpose of this rider, the term "withdrawal" is equal to the term "surrender" in the contract or any riders. Withdrawals will adjust contract values and benefits in the same manner as surrenders.


The SecureSource 3 -- Single Life rider covers one person. The SecureSource 3 -- Joint Life Rider covers two spouses jointly who are named at contract issue. You may elect only the SecureSource 3 -- Single Life rider or the SecureSource 3 -- Joint Life rider, not both, and you may not switch riders later. You must elect the rider when you purchase your contract. The rider effective date will be the contract issue date.



The SecureSource 3 rider is an optional benefit that you may select for an additional annual charge if:


- SINGLE LIFE: you are 85 or younger on the date the contract is issued; or

- JOINT LIFE: you and your spouse are 85 or younger on the date the contract is issued.


The SecureSource 3 riders are not available under an inherited qualified annuity.



The SecureSource 3 rider guarantees that, regardless of the investment performance of your contract, you will be able to withdraw up to a certain amount each year from the contract before the annuitization start date until:


- SINGLE LIFE: death (see "At Death" heading below).


- JOINT LIFE: the death of the last surviving covered spouse (see "Joint Life only: Covered Spouses" and "At Death" headings below).


KEY TERMS

The key terms associated with the SecureSource 3 rider are:



AGE BANDS: Each Age Band is associated with two components of your Lifetime Payment Percentages, a minimum Lifetime Payment Percentage and a potential Income Bonus. The covered person (JOINT LIFE: the younger covered spouse) must be at least the youngest age shown in the first Age Band for the Annual Lifetime Payment to be established. After the Annual Lifetime Payment is established, in addition to your age, other factors determine when you move to a higher Age Band.



ANNUAL CREDIT, CREDIT PERIOD: an amount equal to a 6% that can be added to the Benefit Base on rider anniversaries during a Credit Period, subject to limitations. Credit Period is a 10 year period that starts on the rider effective date and will restart (1) on a rider anniversary whenever there is an increase of the Benefit Base due to an Annual Step-Up or (2) Joint Life only: on the following rider anniversary in the event of a step-up of the Benefit Base under the spousal continuation provision. The rider anniversary after the number of contract years shown is the last day of a Credit Period (see the "Rider Anniversary Processing" provision below). Investment performance and Excess Withdrawals may reduce or eliminate the benefit of any Annual Credits. Annual Credits may result in higher rider charges that may exceed the benefit from the Annual Credits.



ANNUAL LIFETIME PAYMENT (ALP, LIFETIME BENEFIT): the Lifetime Benefit amount available each contract year after the covered person (JOINT LIFE: the younger covered spouse) has reached the youngest age in the first Age Band. The annual withdrawal amount guaranteed by the rider can vary each contract year. The ALP is also referred to as the Lifetime Benefit throughout this prospectus.



ANNUAL STEP-UP: an increase in the Benefit Base and/or the Principal Back Guarantee, that is available on each rider anniversary if your contract value increases, subject to certain conditions. If the Benefit Base increases due to an Annual Step-Up, a Credit Period will restart and if you are eligible for a higher Age Band, the Lifetime Payment percentage can increase.



BENEFIT BASE (BB): used to determine the Annual Lifetime Payment and the annual rider charge. The BB is separate from your contract value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.



CREDIT BASE (CB): used to determine the Annual Credit. The CB cannot be withdrawn or annuitized and is not payable as a death benefit.



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EXCESS WITHDRAWAL: (1) a withdrawal taken before the Annual Lifetime Payment is established, or (2) a withdrawal that is greater than the Remaining Annual Lifetime Payment.



EXCESS WITHDRAWAL PROCESSING: a reduction in benefits if a withdrawal is taken before the Annual Lifetime Payment is established or if a withdrawal exceeds the Remaining Annual Lifetime Payment.



INCOME BONUS: may be added to the minimum Lifetime Payment Percentage as described in the "Lifetime Payment Percentage" provision below.



LIFETIME PAYMENT PERCENTAGE: used to calculate your Annual Lifetime Payment. It includes a minimum Lifetime Payment Percentage and may include an additional Income Bonus. The percentage used can vary as described in the Lifetime Payment Percentage provision below.



PRINCIPAL BACK GUARANTEE (PBG): a guarantee that total withdrawals will not be less than purchase payments you have made, increased by Annual Step-Ups, as long as there is no Excess Withdrawal.



REMAINING ANNUAL LIFETIME PAYMENT (RALP): as you take withdrawals during a contract year, the remaining amount that the rider guarantees will be available for withdrawal that year is reduced. After the Annual Lifetime Payment is established, the RALP is the guaranteed amount that can be withdrawn during the remainder of the current contract year.



WITHDRAWAL: the amount by which your contract value is reduced as a result of any withdrawal request. It may differ from the amount of your request due to any surrender charge and any market value adjustment.



WITHDRAWAL ADJUSTMENT BASE (WAB): one of the components used to determine whether or not Income Bonus will be included the Lifetime Payment Percentage. The WAB cannot be withdrawn or annuitized and is not payable as a death benefit.



IMPORTANT SECURESOURCE 3 RIDER CONSIDERATIONS


You should consider whether a SecureSource 3 rider is appropriate for you taking into account the following considerations:



You will begin paying the SecureSource 3 rider charge as of the rider effective date, even if you do not begin taking withdrawals for many years.





- LIFETIME BENEFIT LIMITATIONS: The Lifetime Benefit is subject to certain limitations, including but not limited to:



  SINGLE LIFE: Once the contract value equals zero, payments are made for as long as the covered person is living (see "If Contract Value Reduces to Zero" heading below). However, if the contract value is greater than zero, the Lifetime Benefit terminates at the first death of any owner even if the covered person is still living (see "At Death" heading below). This possibility may present itself when there are multiple contract owners -- when one of the contract owners dies the Lifetime Benefit terminates even though other contract owners are still living.



  JOINT LIFE: Once the contract value equals zero, payments are made for as long as either covered spouse is living (see "If Contract Value Reduces to Zero" heading below). However, if the contract value is greater than zero, the Lifetime Benefit terminates at the death of the last surviving covered spouse (see "At Death" heading below).



- WITHDRAWALS: Please consider carefully when you start taking withdrawals from this rider, because the timing of your first withdrawal is an important decision. Once you take your first withdrawal, your initial minimum Lifetime Payment Percentage will be determined. If a withdrawal is taken during the Credit Period, no credit will be available on the next contract anniversary. Also, if you withdraw more than the allowed withdrawal amount in a contract year or take withdrawals before the Lifetime Benefit is available an Excess Withdrawal), the guaranteed amounts under the rider will be reduced.





- INVESTMENT ALLOCATION RESTRICTION: You must invest in the Portfolio Stabilizer fund, which currently is Columbia Variable Portfolio -- Managed Volatility Fund. We reserve the right to add more investment options in the future. This requirement limits your choice of investment options. This means you will not be able to allocate contract value to all of the subaccounts, GPAs or the regular fixed account that are available under the contract to contract owners who do not elect the rider. (See "Investment Allocation Restrictions for Living Benefit Riders -- Portfolio Stabilizer" section below) You may allocate purchase payments to the Special DCA fixed account, when available, and we will make monthly transfers into the approved investment option. You should consult your financial advisor before you purchase the SecureSource 3 rider.





- NON-CANCELABLE: Once elected, the SecureSource 3 rider may not be cancelled (except as provided under "Rider Termination" heading below) and the charge will continue to be deducted until the contract or rider is terminated or the contract value reduces to zero (described below).



  Dissolution of marriage does not terminate the SecureSource 3 -- Joint Life rider and will not reduce the fee we charge for this rider. The benefit under the SecureSource 3 -- Joint Life rider continues for the covered spouse who is the owner of the contract (or annuitant in the case of nonnatural or revocable trust ownership). The rider will terminate at the death of the contract owner because the original covered spouse will be unable to elect the spousal continuation provision of the contract (see "Joint Life only: Covered Spouses" below).



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




- JOINT LIFE: LIMITATIONS ON CONTRACT OWNERS, ANNUITANTS AND BENEFICIARIES:
  Since the joint life benefit will terminate unless the surviving covered spouse continues the contract under the spousal option to continue the contract upon the owner's death provision, only ownership arrangements that permit such continuation are allowed at rider issue. In general, the covered spouses should be joint owners, or one covered spouse should be the owner and the other covered spouse should be named as the sole primary beneficiary.


  For non-natural ownership arrangements that allow for spousal continuation one covered spouse should be the annuitant and the other covered spouse should be the sole primary beneficiary. For revocable trust ownerships, the grantor of the trust must be the annuitant and the beneficiary must either be the annuitant's spouse or a trust that names the annuitant's spouse as the sole primary beneficiary. You are responsible for establishing ownership arrangements that will allow for spousal continuation.


  If you select the SecureSource 3 -- Joint Life rider, please consider carefully whether or not you wish to change the beneficiary of your annuity contract. The rider will terminate if the surviving covered spouse cannot utilize the spousal continuation provision of the contract when the death benefit is payable.





- LIMITATIONS ON PURCHASE PAYMENTS: We reserve the right to limit the cumulative amount of purchase payments, subject to state restrictions. For current purchase payment restrictions, please see "Buying Your Contract -- Purchase Payments".





- INTERACTION WITH TOTAL FREE AMOUNT (FA) CONTRACT PROVISION: The FA is the amount you are allowed to withdraw from the contract in each contract year without incurring a surrender charge (see "Charges -- Surrender Charge"). The FA may be greater than the remaining Annual Lifetime Payment under this rider. Any amount you withdraw under the contract's FA provision that exceeds the Remaining Annual Lifetime Payment is subject to the Excess Withdrawal Processing described below.


You should consult your tax advisor before you select this optional rider if you have any questions about the use of the rider in your tax situation because:




- TAX CONSIDERATIONS FOR NONQUALIFIED ANNUITIES: Under current federal income tax law, withdrawals under nonqualified annuities, including withdrawals taken from the contract under the terms of the rider, are treated less favorably than amounts received as annuity payments under the contract (see
  "Taxes -- Nonqualified Annuities"). Withdrawals are taxable income to the extent of earnings. Withdrawals of earnings before age 591/2 may also incur a 10% IRS early withdrawal penalty. You should consult your tax advisor before you select this optional rider if you have any questions about the use of the rider in your tax situation.





- TAX CONSIDERATIONS FOR QUALIFIED ANNUITIES: Qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract (see "Taxes -- Qualified Annuities -- Required Minimum Distributions"). While the rider permits certain Excess Withdrawals to be taken for the purpose of satisfying RMD requirements for your contract alone without reducing future benefits guaranteed under the rider, there can be no guarantee that changes in the federal income tax law after the effective date of the rider will not require a larger RMD to be taken, in which case, future guaranteed withdrawals under the rider could be reduced. See Appendix F for additional information.



- TREATMENT OF CIVIL UNIONS AND DOMESTIC PARTNERS: The Federal Defense of Marriage Act ("DOMA") does not recognize same-sex marriages or civil unions, even if permitted under applicable state law. As a result, a beneficiary of a deceased owner who was treated as married to the owner under state law and for purposes of this rider, but whose marriage is not recognized under DOMA, will be required to take distributions from the contract in the manner applicable to non-spouse beneficiaries. In some circumstances, these required distributions could substantially reduce or eliminate the value of the rider. See "Taxes -- Other -- Spousal status."





- LIMITATIONS ON TSAS: Your right to take withdrawals is restricted if your contract is a TSA (see "TSA -- Special Provisions"). Therefore, a SecureSource 3 rider may be of limited value to you.


LIFETIME BENEFIT DESCRIPTION

SINGLE LIFE ONLY: COVERED PERSON: the person whose life is used to determine when the Annual Lifetime Payment is established, and the duration of the ALP payments (see "Annual Lifetime Payment (ALP)" heading below). The covered person is the oldest contract owner. If any owner is a nonnatural person (e.g., an irrevocable trust or corporation) or a revocable trust, the covered person is the oldest annuitant.



JOINT LIFE ONLY: COVERED SPOUSES: the contract owner and his or her legally married spouse as defined under federal law, as named on the application for as long as the marriage is valid and in effect. If any contract owner is a nonnatural person or a revocable trust, the covered spouses are the annuitant and the legally married spouse of the annuitant. The covered spouses lives are used to determine when the Annual Lifetime Payment is established, and the duration of the ALP payments (see "Annual Lifetime Payment (ALP)" heading below). The covered spouses are established on the rider effective date and cannot be changed.



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ANNUAL LIFETIME PAYMENT (ALP): the lifetime benefit amount available each contract year after the covered person (JOINT LIFE: younger covered spouses) has reached age 50. When the ALP is established and at all times thereafter, the ALP is equal to the BB multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or BB changes as described below, the ALP will be recalculated. When the ALP is established, the first withdrawal taken in each contract year will set and fix the Lifetime Payment Percentage for the remainder of the contract year.


If you withdraw less than the ALP in a contract year, the unused portion does not carry over to future contract years.


SINGLE LIFE: The ALP is established on the later of the rider effective date if the covered person has reached age 50, or the date the covered person's attained age equals age 50.



JOINT LIFE: The ALP is established on the earliest of the following dates:





- The rider effective date if the younger covered spouse has already reached age 50.





- The date the younger covered spouse's attained age equals age 50.





- Upon the first death of a covered spouse, then either: (a) the date we receive a written request when the death benefit is not payable and the surviving covered spouse has already reached age 50, (b) the date spousal continuation is effective when the death benefit is payable and the surviving covered spouse has already reached age 50, or (c) the date the surviving covered spouse reaches age 50.





- Following dissolution of marriage of the covered spouses, then either (a) the date we receive a written request if the remaining covered spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) has already reached age 50, or (b) the date the remaining covered spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) reaches age 50.



REMAINING ANNUAL LIFETIME PAYMENT (RALP): the Annual Lifetime Payment guaranteed for withdrawal for the remainder of the contract year. The RALP is established at the same time as the ALP. The RALP equals the ALP less all withdrawals in the current contract year, but it will not be less than zero.



LIFETIME PAYMENT PERCENTAGE: used to calculate the Annual Lifetime Payment.



The minimum Lifetime Payment Percentage and the Income Bonus for each Age Band are listed in the table below:






             MINIMUM LIFETIME PAYMENT    MINIMUM LIFETIME PAYMENT
AGE BANDS    PERCENTAGE - SINGLE LIFE     PERCENTAGE - JOINT LIFE    INCOME BONUS
  50-58                  3%                        2.75%                  0.5%

  59-64                  4%                        3.75%                  0.5%

  65-79                  5%                        4.75%                  0.5%

  80+                    6%                        5.75%                  0.5%




The Age Band for the Lifetime Payment Percentage is determined at the following times:





- When the ALP is established: The Age Band used to calculate the initial ALP is the percentage for the covered person's attained age (JOINT LIFE: younger covered spouse's attained age).





- On the covered person's subsequent birthdays (JOINT LIFE: younger covered spouse's subsequent birthdays): Except as noted below, if the covered person's new attained age (JOINT LIFE: younger covered spouse's attained age) is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage. (However, if you decline any increase to the annual rider fee or if a withdrawal has been taken since the ALP was established, then the Lifetime Payment Percentage will not change on subsequent birthdays.)





- Upon Annual Step-Ups (see "Annual Step ups" below).





- For the Joint life rider, upon death or change in marital status: In the event of death or dissolution of marriage: (A) If no withdrawal has been taken since the ALP was established and no increase to the annual rider fee has been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining covered spouse's attained age. (B) If the ALP is not established but the remaining covered spouse has reached the youngest age in the first Age Band, the remaining covered spouse's attained age will be used to determine the Age Band for the Lifetime Payment Percentage. In the event of remarriage of the covered spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger covered spouse's attained age.



INCOME BONUS: The following determines whether or not the Income Bonus is included in the Lifetime Payment Percentage.



A comparison of your contract value and the Withdrawal Adjustment Base (WAB) determines whether the Income Bonus is included in the Lifetime Payment Percentage when calculating the ALP unless the percentage is fixed as described below.



On each valuation date when the ALP is calculated, if the benefit determining percentage calculated below is less than the 20% adjustment threshold, then the Lifetime Payment Percentage will equal the minimum Lifetime Payment Percentage plus


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





the Income Bonus for your current Age Band. Otherwise, the Lifetime Payment Percentage will equal the minimum Lifetime Payment Percentage for your current Age Band.


The benefit determining percentage is calculated as follows, but it will not be less than zero:


1 - (A/B)




       A = Contract value at the end of the prior valuation period



       B = WAB at the end of the prior valuation period



After the ALP is established, the first withdrawal taken in each contract year will set and fix the Lifetime Payment Percentage for the remainder of the contract year. Beginning on the next rider anniversary, the Lifetime Payment Percentage can change on each valuation date as described above until a withdrawal is taken in that contract year.



However, at the earliest of (1), (2) or (3) below, the Lifetime Payment Percentage will be set and remain fixed as long as the benefit is payable:



(1) when your contract value on a rider anniversary is less than two times the BB multiplied by the minimum Lifetime Payment Percentage for your current Age Band, or


(2) when the contract value reduces to zero, or

(3) on the date of death when a death benefit is payable.


For certain periods of time at our discretion and on a non-discriminatory basis, your Lifetime Payment Percentage may be set by us to include the Income Bonus if more favorable to you.



DETERMINATION OF ADJUSTMENTS OF BENEFIT VALUES: Your Lifetime Benefit values are determined at the following times and are subject subjects to a maximum amount of $10 million each:


1. AT RIDER EFFECTIVE DATE


  The WAB, CB, BB and PBG are set equal to the initial purchase payment.




2. WHEN AN ADDITIONAL PURCHASE PAYMENT IS MADE

  The BB, WAB and PBG will be increased by the amount of each additional purchase payment.

  If the CB is greater than zero, the CB will be increased by the amount of each additional purchase payment.

  See "Buying Your Contract -- Purchase Payments" for purchase payment limitations.

3. WHEN A WITHDRAWAL IS TAKEN


  If the CB is greater than zero, Annual Credits will not be added to the BB on the following rider anniversary.


  The WAB, BB, CB and PBG can be adjusted, but they will not be less than zero.

  (A) The WAB will be reduced by the same proportion that the contract value is reduced. The proportional amount deducted is the "adjustment for withdrawal," calculated as follows:




A X B
-----  where:
  C





       A = the amount of the withdrawal



       B = the WAB on the date of (but prior to) the withdrawal



       C = the contract value on the date of (but prior to) the withdrawal.



  (B) If the ALP is not established, Excess Withdrawal Processing will occur as follows.


  The BB and CB will be reduced by the same proportion that the contract value is reduced using the "adjustment for withdrawal" calculation described above but substituting the CB or BB (as applicable) for the WAB. The PBG will be reduced by the greater of the amount of the withdrawal or the "adjustment for withdrawal," substituting the PBG for the WAB.

  (C) If the ALP is established and the withdrawal is less than or equal to the RALP, the BB and CB do not change and the PBG is reduced by the amount of the withdrawal.


  (D) If the ALP is established and the withdrawal is greater than the RALP, Excess Withdrawal Processing will occur, and the BB and CB will be reduced by an amount as calculated below:





D X E
-----  where:
  F





       D = the amount of the withdrawal minus the RALP



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

       E = the BB or CB (as applicable) on the date of (but prior to) the withdrawal

       F = the contract value on the date of (but prior to) the withdrawal minus the RALP.

       The PBG will be reduced by the greater of (1) the amount of the withdrawal or (2) the RALP plus the excess withdrawal processing amount calculated above, substituting the following for "E" in the formula: the PBG minus the RALP on the date of (but prior to) the withdrawal.


RIDER ANNIVERSARY PROCESSING: The following describes how the WAB, BB, CB and PBG are calculated on rider anniversaries, subject to the maximum amount of $10 million for each, and how the Lifetime Payment Percentage can change on rider anniversaries.



- ANNUAL CREDITS: If you did not take any withdrawals during the prior contract year and you did not decline any increase to the annual rider fee, Annual Credits may be available.



  (A) On the first rider anniversary of the initial Credit Period



  The Annual Credit equals the CB 180 days following the rider effective date multiplied by 6% for the first rider anniversary.


  The BB and WAB will be set to the greater of:

  (i) the current BB, or

  (ii) the BB 180 days following the rider effective date increased by the annual credit and any additional purchase payments since 180 days following the rider effective date.


  (B) On any other rider anniversary during a Credit Period


  The annual credit equals the CB as of the prior rider anniversary multiplied by the 6% annual credit percentage.

  The BB will be set to the greater of:

  (i) the current BB, or

  (ii) the BB on the prior rider anniversary increased by the annual credit and any additional purchase payments since the prior rider anniversary.

  The WAB will be set as follows:

  (A) if no withdrawals have been taken, the WAB will be set to the BB determined above, or

  (B) if any withdrawals have been taken, the WAB will be set to the amount as calculated below:

A X B
-----  where:
  C



       A = the WAB on the rider anniversary (but prior to rider anniversary processing)

       B = the BB determined above

       C = the BB on the rider anniversary (but prior to rider anniversary processing)


  If the CB is greater than zero, the CB will be reset to zero on the last rider anniversary of a Credit Period after any adjustment to the WAB and BB, and there will be no additional Annual Credits unless the Credit Period restarts due to a step-up of the BB.


  The CB will be permanently reset to zero on the later of: (A) the owner's 95(th) birthday or (B) the 10th rider anniversary.


- ANNUAL STEP UPS: Beginning with the first rider anniversary, an Annual Step-Up may be available. If you decline any increase to the annual rider fee, future Annual Step-Ups will no longer be available.



  The Annual Step-Up will take place on any rider anniversary where the contract value is greater than the PBG or the BB after any annual credit is added. If an annual step-up is executed, the PBG, BB and Lifetime Payment Percentage will be adjusted as follows: The PBG will be increased to the contract value, if the contract value is greater. The BB (after any Annual Credit is added) will be increased to the contract value, if the contract value is greater. The CB will be increased to the contract value and the Credit Period will restart, if there is an increase to BB due to a step-up. If the covered person's attained age (Joint Life: younger covered spouse's attained age) on the rider anniversary is in a higher Age Band and (1) there is an increase to BB due to a step-up or (2) the BB is at the maximum of $10,000,000 so there was no step-up of the BB, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior withdrawals.



- THE WAB ON RIDER ANNIVERSARIES: Unless you decline an increase to the annual rider fee, the WAB (after any Annual Credit is added) will be increased to the contract value, if the contract value is greater.



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

OTHER PROVISIONS

REQUIRED MINIMUM DISTRIBUTIONS (RMD): If you are taking RMDs from your contract and your RMD calculated separately for your contract is greater than the Annual Lifetime Payment, the portion of your RMD that exceeds the benefit amount will not be subject to Excess Withdrawal Processing provided that the following conditions are met:





- The Annual Lifetime Payment is established;





- The RMD is for your contract alone;





- The RMD is based on your recalculated life expectancy taken from the Uniform Lifetime Table under the Code; and





- The RMD amount is otherwise based on the requirements of section 401(a) (9), related Code provisions and regulations thereunder that were in effect on the contract date.



RMD rules follow the calendar year which most likely does not coincide with your contract year and therefore may limit when you can take your RMD and not be subject to Excess Withdrawal Processing. See Appendix F for additional information.



SPOUSAL OPTION TO CONTINUE THE CONTRACT UPON OWNER'S DEATH (SPOUSAL
CONTINUATION):



SINGLE LIFE: If a surviving spouse elects to continue the contract and continues the contract as the new owner under the spousal continuation provision of the contract, the SecureSource 3 -- Single Life rider terminates.



JOINT LIFE: If a surviving spouse is a covered spouse and elects the spousal continuation provision of the contract as the new owner, the SecureSource
3 -- Joint Life rider also continues. The surviving covered spouse can name a new beneficiary; however, a new covered spouse cannot be added to the rider.



Unless you decline increase to the annual rider fee, at the time of spousal continuation, a step-up may be available. All Annual Step-Up rules (see "Rider Anniversary Processing -- Annual Step-Up" heading above) also apply to the spousal continuation step-up except that the RALP will be reduced for any prior withdrawals in that contract year. Also, the Credit Period will restart on the next contract anniversary. The WAB, if greater than zero, will be increased to the contract value if the contract value is greater. The spousal continuation step-up is processed on the valuation date spousal continuation is effective.



RULES FOR SURRENDER: Minimum contract values following surrender no longer apply to your contract. Surrenders will be taken from all accounts and the variable subaccounts in the same proportion as your interest in each bears to the contract value, unless you specify otherwise.



If your contract value is reduced to zero, the CB, if greater than zero, will be permanently reset to zero, and there will be no additional Annual Credits. Also, the following will occur:





- If the ALP is not established and if the contract value is reduced to zero as a result of fees or charges, then the owner must wait until the ALP would be established, and the ALP will be paid annually until the death of the covered person (JOINT LIFE: both covered spouses).





- If the ALP is established and if the contract value is reduced to zero as a result of fees or charges, or as a result of a withdrawal that is less than or equal to the RALP, then the owner will receive the ALP paid annually until the death of the covered person (JOINT LIFE: both covered spouses).


  In either case above:


  - These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually.



  - We will no longer accept additional purchase payments.



  - No more charges will be collected for the rider.



  - The current ALP is fixed for as long as payments are made.



  - The death benefit becomes the remaining schedule of Annual Lifetime Payments, if any, until total payments to the owner and the beneficiary are equal to the PBG at the time the contract value falls to zero.



  - The amount paid in the current contract year will be reduced for any prior withdrawals in that contract year.




- If the ALP is not established and if the contract value is reduced to zero as a result of a withdrawal, this rider and the contract will terminate.



- If the ALP is established and if the contract value is reduced to zero as a result of a withdrawal that is greater than the RALP, this rider and the contract will terminate.


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AT DEATH:


SINGLE LIFE: If the contract is jointly owned and an owner dies when the contract value is greater than zero, the Lifetime Benefit for the covered person will cease even if the covered person is still living or if the contract is continued under the spousal continuation option.



JOINT LIFE: If the death benefit becomes payable at the death of a covered spouse, the surviving covered spouse must utilize the spousal continuation option to continue the Lifetime Benefit. If spousal continuation is not available, the rider terminates. The Lifetime Benefit ends at the death of the surviving covered spouse.


If the contract value is greater than zero when the death benefit becomes payable, the beneficiary may:




- elect to take the death benefit under the terms of the contract, or





- elect to take the Principal Back Guarantee available under this rider, if the PBG is greater than zero, or





- continue the contract and the SecureSource 3 -- Joint Life rider under the spousal continuation option.





- For single and joint life, if the beneficiary elects the Principal Back Guarantee under this rider, the following will occur:


  1. If the ALP is established, the ALP on the date of death will be paid until total payments to the beneficiary are equal to the PBG.


  2. If the ALP is not established, the BB on the date of death multiplied by the Lifetime Payment Percentage used for the youngest age in the first Age Band will be paid annually until total payments to the beneficiary are equal to the PBG.





- In either of the above cases:





  - The Lifetime Payment Percentage used will be set as of the date of death.





  - The amount paid in the current contract year will be reduced for any prior withdrawals in that year.


ASSIGNMENT AND CHANGE OF OWNERSHIP

SINGLE LIFE: The rider will terminate if there is an assignment or a change of ownership unless the covered person remains the same and the new owner or assignee assumes total ownership of the contract and was an owner or the covered person before the change, or is a non-natural owner holding for the sole benefit of the prior owner (e.g., an individual ownership changed to a personal revocable trust).



JOINT LIFE: In order to maintain the joint life benefit, the surviving covered spouse must be able to continue the contract under the spousal continuation provision. Therefore, only ownership arrangements that permit such continuation are allowed at rider issue. If the owner is a natural person, only the covered spouses can be owners. If there is a non-natural or revocable trust owner, one of the covered spouses must be the annuitant. The rider will terminate if there is an assignment or a change of ownership unless the new owner or assignee assumes total ownership of the contract and was an owner or a covered spouse before the change, or is a non-natural owner holding for the sole benefit of the prior owner (e.g., an individual ownership changed to a personal revocable trust).



ANNUITY PROVISIONS: If your annuitization start date is the maximum annuitization start date, you can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the SecureSource 3 rider. Under the rider's payout option, the minimum amount payable shown in Table B, will not apply and you will receive the Annual Lifetime Payment provided by this rider until the later of the death of the covered person (JOINT LIFE: both covered spouses) or depletion of the Principal Back Guarantee. If you choose to receive the ALP, the amount payable each year will be equal to the Annual Lifetime Payment on the annuitization start date. The amount paid in the current contract year will be reduced for any prior withdrawals in that year. These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually.


If you choose to receive the ALP rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the annuitization start date except for the PBG.

RIDER TERMINATION

The SecureSource 3 rider cannot be terminated either by you or us except as follows:





- SINGLE LIFE: after the death benefit is payable, the rider will terminate.





- SINGLE LIFE: spousal continuation will terminate the rider.





- SINGLE LIFE: for California residents, after the death of the covered person, the rider will terminate.



- JOINT LIFE: for California residents, after the death of the last covered spouse, the rider will terminate.



- JOINT LIFE: After the death benefit is payable the rider will terminate if anyone other than a covered spouse continues the contract. However, if the covered spouse continues the contract as an inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan, the rider will terminate.



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE
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




- When there are certain assignment and ownership changes as described in the "Assignment and Change of Ownership" section above, the rider will terminate.





- On the annuitization start date, the rider will terminate.





- You may terminate the rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase. (See "Charges -- SecureSource 3 rider charge").





- When the contract value is reduced to zero as described in the Rules for Surrender Section above, the rider will terminate.





- Termination of the contract for any reason will terminate the rider.


For an example, see Appendix E.

INVESTMENT ALLOCATION RESTRICTIONS FOR LIVING BENEFIT RIDERS

If you choose SecureSource 3 rider, you are required to allocate your purchase payments and contract value to the Portfolio Stabilizer fund(s), currently Columbia Variable Portfolio -- Managed Volatility Fund (Class 2), as described in the "Portfolio Stabilizer" section below until the rider terminates.


Your purchase payments and transfer requests must be allocated in accordance with the above limitations. We will reject any purchase payment or transfer request that do not comply with the above limitations.

PORTFOLIO STABILIZER


If you elect the SecureSource 3 rider, your contract value must be invested in the Portfolio Stabilizer fund(s) under the term of the rider. Currently, we offer one Portfolio Stabilizer fund, the Columbia Variable Portfolio -- Managed Volatility Fund (Class 2) (the Fund). We reserve the right to add, remove or substitute Portfolio Stabilizer funds. We also reserve the right, upon notification to you, to close or restrict any Portfolio Stabilizer fund(s); however, the change may apply only to purchase payments and transfers after the date of notification.



THE COLUMBIA VARIABLE PORTFOLIO -- COLUMBIA MANAGED VOLATILITY FUND. This fund is specifically designed for use with the SecureSource 3 rider with the investment objective of pursuing total return while seeking to manage market volatility. Columbia Management Investment Advisers, LLC (Columbia Management) is the investment adviser of the fund and each underlying fund in which the fund invests. Columbia Management considers the independent analysis of Morningstar Associates (Morningstar), an independent investment consultant, with respect to the performance of the underlying funds, the types of investment categories represented by the underlying funds, and the consideration of additional asset classes, or segments within these classes represented by the underlying funds. Columbia Management retains full discretion over the Fund's investment activities.


Some of the underlying funds are managed on a day-to-day basis directly by Columbia Management and some are managed by one or more affiliated sub-advisers, subject to the oversight of Columbia Management and the fund's board of trustees.

The Fund is a diversified fund that, under normal market conditions, pursues its investment objective by allocating the Fund's assets across equity and debt asset classes through investments in a mix of affiliated mutual funds (underlying funds). Further, in seeking to manage equity market volatility, the Fund employs a tactical allocation strategy of utilizing:




- derivative transactions (such as futures, swaps, forward rate agreements and options);




- direct investments in exchange-traded funds (ETFs); and




- direct investments in fixed-income or debt securities (such as investment grade corporate bonds, high yield (i.e., junk) instruments, sovereign debt, U.S. Government bonds and notes, Treasury inflation-protected securities
  (TIPS), mortgage- and asset-backed securities and international bonds, each with varying interest rates, terms, durations and credit exposures).


The investments described above as part of the tactical allocation strategy are primarily utilized to adjust (increase or reduce) the fund's exposure to different asset classes and various segments within these asset classes.

In general, when the fund's investment adviser, Columbia Management, determines that equity market volatility is relatively low, it may increase the fund's equity exposure and decrease the fund's debt exposure. Conversely, if it determines that volatility in the equity market is relatively high, it may reduce (or, in certain extreme cases, eliminate entirely) the fund's equity exposure and, correspondingly, increase the fund's debt exposure.

For additional information about the fund's investment strategies and risks, see the Fund's prospectus.


PORTFOLIO STABILIZER FUND(S) CONFLICTS OF INTEREST. In providing investment advisory services for the Fund and the underlying funds in which the fund invests, Columbia Management is, together with its affiliates, including us, subject to competing interests that may influence its decisions. These competing interests typically arise because Columbia Management or one of its affiliates serves as the investment adviser to the underlying funds and may provide other services in connection with such underlying funds, and because the compensation we and our affiliates receive for providing these investment advisory and other services varies depending on the underlying fund.



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




In addition, the Fund's investment strategies are intended in part to reduce risks of investment losses that would require us to use our own assets to make payments in connection with the guarantees under the SecureSource 3 rider. To the extent that the Fund's strategy is successful, we will benefit from a reduction of the risk arising from our guarantee obligations under the rider, and we will have less risk to hedge under the rider than would be the case if holders did not invest in the Fund. For example, the Fund is managed in a way that is intended to minimize volatility of returns and hedge against the effects of interest rate changes. Our financial interest in reducing the volatility of overall contract values invested under the rider, in light of our obligations under the rider, may be deemed to present a potential conflict of interest with respect to the interests of the holders of the riders, in that our interest may at times conflict with the Fund's investment objective when markets are appreciating.


For additional information about the conflicts of interest to which Columbia Management and its affiliates are subject, see the Fund's prospectus.


RISKS. Although an investment in the Fund may have the effect of mitigating declines in your contract value in the event of a significant decline in equity market valuations, the strategy followed by the Fund, if successful, will also generally result in your contract value increasing to a lesser degree than the equity markets, or decreasing, when the values of equity investments are stable or rising. This may deprive you of some or all of the benefit of increases in equity market values under your contract and could also result in a decrease in the value of your contract. In addition, there is no guarantee that the Fund's strategy will have its intended effect, or that it will work as effectively as is intended.



Before you select the SecureSource 3 rider, you and your financial advisor should carefully consider whether the Fund meets your investment objectives and risk tolerance. Because you cannot terminate the SecureSource 3 rider once you have selected it, you must terminate your contract by requesting a full surrender if you later decide that you do not want to invest in the Fund. Surrender charges and tax penalties may apply. THEREFORE, YOU SHOULD NOT SELECT THE SECURESOURCE 3 RIDER IF YOU DO NOT INTEND TO CONTINUE INVESTING IN THE FUND FOR THE LIFE OF THE CONTRACT.


THE ANNUITY PAYOUT PERIOD


As owner of the contract, you have the right to decide how and to whom annuity payouts will be made starting on the annuitization start date. You may select one of the annuity payout plans outlined below, or we may mutually agree on other payout arrangements. We do not deduct any surrender charges under the payout plans listed below except under annuity payout Plan E (See
"Charges -- Surrender charge under Annuity Payout Plan E").


You also decide whether we will make annuity payouts on a fixed or variable basis, or a combination of fixed and variable. The amount available to purchase payouts under the plan you select is the contract value on your annuitization start date after any rider charges have been deducted, plus any positive or negative MVA(less any applicable premium tax). Additionally, we currently allow you to use part of the amount available to purchase payouts, leaving any remaining contract value to accumulate on a tax-deferred basis. If you select a variable annuity payout, we reserve the right to limit the number of subaccounts in which you may invest. The GPAs and the Special DCA fixed account are not available during this payout period.

AMOUNTS OF FIXED AND VARIABLE PAYOUTS DEPEND ON:




- the annuity payout plan you select;





- the annuitant's age and, in most cases, sex;





- the annuity table in the contract; and





- the amounts you allocated to the accounts on the annuitization start date.


In addition, for variable payouts only, amounts depend on the investment performance of the subaccounts you select. These payouts will vary from month to month because the performance of the funds will fluctuate. Fixed payouts remain the same from month to month.

For information with respect to transfers between accounts after annuity payouts begin, see "Making the Most of Your Contract -- Transfer policies."

ANNUITY TABLES
The annuity tables in your contract (Table A and Table B) show the amount of the monthly payout for each $1,000 of contract value according to the annuitant's age and, when applicable, the annuitant's sex. (Where required by law, we will use a unisex table of settlement rates.)

Table A shows the amount of the first monthly variable payout assuming that the contract value is invested at the beginning of the annuity payout period and earns a 5% rate of return, which is reinvested and helps to support future payouts. If you ask us at least 30 days before the annuitization start date, we will substitute an annuity Table based on an assumed 3.5% investment

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return for the 5% Table A in the contract. The assumed investment return affects both the amount of the first payout and the extent to which subsequent payouts increase or decrease. For example, annuity payouts will increase if the investment return is above the assumed investment return and payouts will decrease if the return is below the assumed investment return. Using the 5% assumed interest return results in a higher initial payout but later payouts will increase more slowly when annuity unit values rise and decrease more rapidly when they decline.


Table B shows the minimum amount of each fixed payout. We declare current payout rates that we use in determining the actual amount of your fixed annuity payout. The current payout rates will equal or exceed the guaranteed payout rates shown in Table B. We will furnish these rates to you upon request.


ANNUITY PAYOUT PLANS
You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before the annuitization start date.




- PLAN A: LIFE ANNUITY -- NO REFUND: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we made only ONE monthly payout, we will not make any more payouts.





- PLAN B: LIFE ANNUITY WITH FIVE, TEN, 15, OR 20 YEARS CERTAIN: We make monthly payouts for a guaranteed payout period of five, ten, 15, or 20 years that you elect. This election will determine the length of the payout period to the beneficiary if the annuitant should die before the elected period expires. We calculate the guaranteed payout period from the annuitization start date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.





- PLAN C: LIFE ANNUITY -- INSTALLMENT REFUND: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.





- PLAN D: JOINT AND LAST SURVIVOR LIFE ANNUITY -- NO REFUND: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.





- PLAN E: PAYOUTS FOR A SPECIFIED PERIOD: We make monthly payouts for a specific payout period of ten to 30 years that you elect. We will make payouts only for the number of years specified whether the annuitant is living or not. Depending on the selected time period, it is foreseeable that the annuitant can outlive the payout period selected. During the payout period, you can elect to have us determine the present value of any remaining variable payouts and pay it to you in a lump sum. We determine the present value of the remaining annuity payouts which are assumed to remain level at the amount of the payout that would have been made 7 days prior to the date we determine the present value. The discount rate we use in the calculation is 5.17% for the assumed investment return of 3.5% and 6.67% for the assumed investment return of 5%. (See "Charges -- Surrender charge under Annuity Payout Plan E.") You can also take a portion of the discounted value once a year. If you do so, your monthly payouts will be reduced by the proportion of your surrender to the full discounted value. A 10% IRS penalty tax could apply if you take surrender. (See "Taxes.")


ANNUITY PAYOUT PLAN REQUIREMENTS FOR QUALIFIED ANNUITIES: If your contract is a qualified annuity, you have the responsibility for electing a payout plan under your contract that complies with applicable law. Your contract describes your payout plan options. The options will meet certain IRS regulations governing RMDs if the payout plan meets the incidental distribution benefit requirements, if any, and the payouts are made:




- in equal or substantially equal payments over a period not longer than your life expectancy or over the joint life expectancy of you and your designated beneficiary; or





- over a period certain not longer than your life expectancy or over the life expectancy of you and your designated beneficiary.



For qualified and nonqualified contracts with the SecureSource 3 rider, if your annuitization start date is the maximum annuitization start date, you can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider. Under the rider's payout option, the minimum amount payable shown in Table B will not apply, and you will receive the ALP provided by this rider until the later of the death of covered person (JOINT LIFE: both covered spouses) or depletion of the PBG. If you choose to receive the ALP, the amount payable each year will be equal to the ALP on the annuitization start date. The amount paid in the current contract year will be reduced for any prior withdrawals in that year. These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually. If you choose to receive the ALP rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the annuitization start date except for the principal back guarantee.



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You must select a payout plan as of the annuitization start date set forth in your contract.


IF WE DO NOT RECEIVE INSTRUCTIONS: You must give us written instructions for the annuity payouts at least 30 days before the annuitization start date. If you do not, we will make payouts under Plan B, with 120 monthly payouts guaranteed.



IF MONTHLY PAYOUTS WOULD BE LESS THAN $20: We will calculate the amount of monthly payouts at the time amounts are applied to a payout plan. If the calculations show that monthly payouts would be less than $20, we have the right to pay the amount that would otherwise have been applied to a plan to the owner in a lump sum or to change the frequency of the payouts.



DEATH AFTER ANNUITY PAYOUTS BEGIN: If you die after annuity payouts begin, we will pay any amount payable to the beneficiary as provided in the annuity payout plan in effect.


TAXES

Under current law, your contract has a tax-deferral feature. Generally, this means you do not pay income tax until there is a taxable distribution (or deemed distribution) from the contract. We will send a tax information reporting form for any year in which we made a taxable or reportable distribution according to our records.

NONQUALIFIED ANNUITIES
Generally, only the increase in the value of a non-qualified annuity contract over the investment in the contract is taxable. Certain exceptions apply. Federal tax law requires that all nonqualified deferred annuity contracts issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when distributions are taken from any one of those contracts.


ANNUITY PAYOUTS: Generally, unlike surrenders described below, the taxation of annuity payouts is subject to exclusion ratios, i.e. a portion of each payout will be ordinary income and subject to tax, and a portion of each payout will be considered a return of part of your investment in the contract and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax. Under Annuity Payout Plan A: Life annuity -- no refund, where the annuitant dies before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the owner for the last taxable year. Under all other annuity payout plans, where the annuity payouts end before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the taxpayer for the tax year in which the payouts end. (See "The Annuity Payout Period -- Annuity Payout Plans.")


Beginning in 2011, federal tax law permits taxpayers to annuitize a portion of their nonqualified annuity while leaving the remaining balance to continue to grow tax-deferred. Under the new partial annuitization rules, the portion annuitized must be received as an annuity for a period of 10 years or more, or for the lives of one or more individuals. If this requirement is met, the annuitized portion and the tax-deferred balance will generally be treated as two separate contracts for income tax purposes only. If a contract is partially annuitized, the investment in the contract is allocated between the deferred and the annuitized portions on a pro rata basis.


SURRENDERS: Generally, if you surrender all or part of your nonqualified annuity before the annuitization start date, including surrenders under any optional withdrawal benefit rider, your surrender will be taxed to the extent that the contract value immediately before the surrender exceeds the investment in the contract. Different rules may apply if you exchange another contract into this contract.


You also may have to pay a 10% IRS penalty for surrenders of taxable income you make before reaching age 59 1/2 unless certain exceptions apply.


WITHHOLDING: If you receive taxable income as a result of an annuity payout or surrender, including surrenders under any optional withdrawal benefit rider, we may deduct federal, and in some cases state withholding against the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, and you have a valid U.S. address, you may be able to elect not to have any withholding occur.



If the payment is part of an annuity payout plan, we generally compute the amount of federal income tax withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as partial or full surrender) we compute federal income tax withholding using 10% of the taxable portion.



The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.



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Some states also may impose income tax withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state income tax withholding from the payment.



DEATH BENEFITS TO BENEFICIARIES: The death benefit under a nonqualified contract is not exempt from estate (federal or state) taxes. In addition, for income tax purposes, any amount your beneficiary receives that exceeds the investment in the contract is taxable as ordinary income to the beneficiary in the year he or she receives the payments. (See "Benefits in Case of Death -- If You Die Before the Annuitization Start Date").



MEDICARE CONTRIBUTION TAX: Effective for taxable years beginning on or after January 1, 2013, certain high-income individuals (as well as estates and trusts) will be subject to a new 3.8% Medicare contribution tax (as an addition to income taxes). For individuals, the 3.8% tax will apply to the lesser of (1) the amount by which the taxpayer's modified adjusted gross income exceeds $200,000 ($250,000 for married filing jointly and surviving spouses; $125,000 for married filing separately) or (2) the taxpayer's "net investment income." Net investment income includes taxable income from nonqualified annuities. Annuity holders are advised to consult their tax advisor regarding the possible implications of this additional tax.



ANNUITIES OWNED BY CORPORATIONS, PARTNERSHIPS OR IRREVOCABLE TRUSTS: For nonqualified annuities, any annual increase in the value of annuities held by such entities (nonnatural persons) generally will be treated as ordinary income received during that year. However, if the trust was set up for the benefit of a natural person(s) only, the income will generally remain tax-deferred until surrendered or paid out.



PENALTIES: If you receive amounts from your nonqualified annuity before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received:





- because of your death or in the event of nonnatural ownership, the death of the annuitant;





- because you become disabled (as defined in the Code);





- if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);





- if it is allocable to an investment before Aug. 14, 1982; or





- if annuity payouts are made under immediate annuities as defined by the Code.



TRANSFER OF OWNERSHIP: Generally, if you transfer ownership of a nonqualified annuity without receiving adequate consideration, the transfer may be treated as surrender for federal income tax purposes. If the transfer is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner's investment in the contract will be the value of the contract at the time of the transfer. In general, this rule does not apply to transfers between spouses or former spouses. Similar rules apply if you transfer ownership for a full consideration. Please consult your tax advisor for further details.



1035 EXCHANGES: Section 1035 of the Code permits nontaxable exchanges of certain insurance policies, endowment contracts, annuity contracts and qualified long-term care insurance products, while providing for continued tax deferral of earnings. In addition, Section 1035 permits the carryover of the cost basis from the old policy or contract to the new policy or contract. A 1035 exchange is a transfer of one policy or contract for another policy or contract. The following are nontaxable exchanges: (1) the exchange of a life insurance policy for another life insurance policy or for an endowment, annuity or qualified long-term care insurance contract, (2) the exchange of an endowment contract for an annuity or qualified long-term care insurance contract, or for an endowment contract under which payments will begin no later than payments would have begun under the contract exchanged, (3) the exchange of an annuity contract for another annuity contract or for a qualified long-term care insurance contract, and (4) the exchange of a qualified long-term care insurance contract for a or qualified long-term care insurance contract. However, if the life insurance policy has an outstanding loan, there are may be tax consequences. Depending on the issue date of your original policy or contract, there may be tax or other benefits that are given up to gain the benefits of the new policy or contract. Consider whether the features and benefits of the new policy or contract outweigh any tax or other benefits of the old contract.



For a partial exchange of an annuity contract for another annuity contract, the 1035 exchange is generally tax-free. The investment in the original contract and the earnings on the contract will be allocated proportionately between the original and new contracts. However, per IRS Revenue Procedure 2011-38, if surrenders are taken from either contract within the 180-day period following an exchange, the IRS will apply general tax principles to determine the appropriate tax treatment of the exchange and subsequent surrender. As a result, there may be unexpected tax consequences. You should consult your tax advisor before taking any surrender from either contract during the 180-day period following a partial exchange. Different IRS limitations on surrenders apply to partial exchanges completed prior to October 24, 2011.



ASSIGNMENT: If you assign or pledge your contract as collateral for a loan, earnings on purchase payments you made after Aug. 13, 1982 will be taxed as a deemed distribution and you may have to pay a 10% IRS penalty.



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QUALIFIED ANNUITIES
Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions. You should refer to your retirement plan's Summary Plan Description, your IRA disclosure statement, or consult a tax advisor for additional information about the distribution rules applicable to your situation.

When you use your contract to fund a retirement plan or IRA that is already tax-deferred under the Code, the contract will not provide any necessary or additional tax deferral. If your contract is used to fund an employer sponsored plan, your right to benefits may be subject to the terms and conditions of the plan regardless of the terms of the contract.


ANNUITY PAYOUTS: Under a qualified annuity, except a Roth IRA, the entire payout generally is includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which you made non-deductible contributions; or (2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars.



ANNUITY PAYOUTS FROM ROTH IRAS: In general, the entire payout from a Roth IRA can be free from income and penalty taxes if you have attained age 59 1/2 and meet the five year holding period.



SURRENDERS: Under a qualified annuity, except a Roth IRA, the entire surrender will generally be includable as ordinary income and is subject to tax unless:
(1) the contract is an IRA to which you made non-deductible contributions; or
(2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars.



SURRENDERS FROM ROTH IRAS: In general, the entire payout from a Roth IRA can be free from income and penalty taxes if you have attained age 59 1/2 and meet the five year holding period.



REQUIRED MINIMUM DISTRIBUTIONS: Retirement plans (except for Roth IRAs) are subject to required surrenders called required minimum distributions ("RMDs") beginning at age 70 1/2. RMDs are based on the fair market value of your contract at year-end divided by the life expectancy factor. Certain death benefits and optional riders may be considered in determining the fair market value of your contract for RMD purposes. This may cause your RMD to be higher. You should consult your tax advisor prior to making a purchase for an explanation of the potential tax implications to you. Inherited IRAs (including inherited Roth IRAs) are subject to special required minimum distribution rules.



WITHHOLDING FOR IRAS, ROTH IRAS, SEPS AND SIMPLE IRAS: If you receive taxable income as a result of an annuity payout or a surrender, including surrenders under any optional withdrawal benefit rider, we may deduct withholding against the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.



If the payment is part of an annuity payout plan, we generally compute the amount of federal income tax withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as a partial or full surrender) we compute federal income tax withholding using 10% of the taxable portion.



The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.



Some states also may impose income tax withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state income tax withholding from the payment.



WITHHOLDING FOR ALL OTHER QUALIFIED ANNUITIES: If you receive directly all or part of the contract value from a qualified annuity, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time the payout is made from the plan. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. This mandatory withholding will not be imposed if instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan. Payments made to a surviving spouse instead of being directly rolled over to an IRA are also subject to mandatory 20% income tax withholding.


In the below situations, the distribution is subject to an optional 10% withholding instead of the mandatory 20% withholding. We will withhold 10% of the distribution amount unless you elect otherwise.



- the payout is one in a series of substantially equal periodic payouts, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more;



- the payout is a RMD as defined under the Code;


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- the payout is made on account of an eligible hardship; or



- the payout is a corrective distribution.

State withholding also may be imposed on taxable distributions.


PENALTIES: If you receive amounts from your qualified contract before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty generally will not apply to any amount received:




- because of your death;



- because you become disabled (as defined in the Code);



- if the distribution is part of a series of substantially equal periodic payments made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);



- if the distribution is made following severance from employment during the calendar year in which you attain age 55 (TSAs and annuities funding 401(a) plans only);



- to pay certain medical or education expenses (IRAs only); or



- if the distribution is made from an inherited IRA.


DEATH BENEFITS TO BENEFICIARIES: The entire death benefit generally is taxable as ordinary income to the beneficiary in the year he/she receives the payments from the qualified annuity. If you made non-deductible contributions to a traditional IRA, the portion of any distribution from the contract that represents after-tax contributions is not taxable as ordinary income to your beneficiary. You are responsible for keeping all records tracking your non-deductible contributions to an IRA. Death benefits under a Roth IRA generally are not taxable as ordinary income to the beneficiary if certain distribution requirements are met. (See "Benefits in Case of Death -- If You Die Before the Annuitization Start Date").



ASSIGNMENT: You may not assign or pledge your qualified contract as collateral for a loan.


OTHER
SPECIAL CONSIDERATIONS IF YOU SELECT ANY OPTIONAL RIDER: As of the date of this prospectus, we believe that charges related to these riders are not subject to current taxation. Therefore, we will not report these charges as partial surrenders from your contract. However, the IRS may determine that these charges should be treated as partial surrenders subject to taxation to the extent of any gain as well as the 10% tax penalty for surrenders before the age of 59 1/2, if applicable.

We reserve the right to report charges for these riders as partial surrenders if we, as a withholding and reporting agent, believe that we are required to report them. In addition, we will report any benefits attributable to these riders on your death as an annuity death benefit distribution, not as proceeds from life insurance.


IMPORTANT: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.



RIVERSOURCE LIFE'S TAX STATUS: We are taxed as a life insurance company under the Code. For federal income tax purposes, the subaccounts are considered a part of our company, although their operations are treated separately in accounting and financial statements. Investment income is reinvested in the fund in which each subaccount invests and becomes part of that subaccount's value. This investment income, including realized capital gains, is not subject to any withholding for federal or state income taxes. We reserve the right to make such a charge in the future if there is a change in the tax treatment of variable annuities or in our tax status as we then understand it.



TAX QUALIFICATION: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.



SPOUSAL STATUS: Under the Code, spousal continuation and certain distribution options are available only to a person who is defined as a "spouse" under the Federal Defense of Marriage Act or other applicable Federal law. All contract provisions will be interpreted and administered in accordance with the requirements of the Code. Therefore, under current Federal law, if you are in the civil union or you are contemplating a civil union or same-sex marriage, you should note that the favorable tax treatment afforded under Federal law would not be available to the same-sex partner or same-sex spouse. Same-sex partners or spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax adviser.



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VOTING RIGHTS

As a contract owner with investments in the subaccounts, you may vote on important fund policies until annuity payouts begin. Once they begin, the person receiving them has voting rights. We will vote fund shares according to the instructions of the person with voting rights.

Before annuity payouts begin, the number of votes you have is determined by applying your percentage interest in each subaccount to the total number of votes allowed to the subaccount.

After annuity payouts begin, the number of votes you have is equal to:



- the reserve held in each subaccount for your contract; divided by



- the net asset value of one share of the applicable fund.

As we make annuity payouts, the reserve for the contract decreases; therefore, the number of votes also will decrease.


We calculate votes separately for each subaccount. We will send notice of shareholders' meetings, proxy materials and a statement of the number of votes to which the voter is entitled. We will vote shares for which we have not received instructions in the same proportion as the votes for which we received instructions. We also will vote the shares for which we have voting rights in the same proportion as the votes for which we received instructions.


SUBSTITUTION OF INVESTMENTS

We may substitute the funds in which the subaccounts invest if:



- laws or regulations change;



- the existing funds become unavailable; or



- in our judgment, the funds no longer are suitable (or no longer the most suitable) for the subaccounts.

If any of these situations occur, and if we believe it is in the best interest of persons having voting rights under the contract, we have the right to substitute a fund currently listed in this prospectus (existing fund) for another fund (new fund). The new fund may have higher fees and/or operating expenses than the existing fund. Also, the new fund may have investment objectives and policies and/or investment advisers which differ from the existing fund.

We may also:



- add new subaccounts;



- combine any two or more subaccounts;



- transfer assets to and from the subaccounts or the variable account; and



- eliminate or close any subaccounts.


We will notify you of any substitution or change. If we notify you that a subaccount will be eliminated or closed, you will have a certain period of time to tell us where to reallocate purchase payments or contract value currently allocated to that subaccount. If we do not receive your reallocation instructions by the due date, we automatically will reallocate to the subaccount investing in the Columbia Variable Portfolio -- Cash Management Fund. You may then transfer this reallocated amount in accordance with the transfer provisions of your contract (see "Transferring Between Accounts" above).


In the event of substitution or any of these changes, we may amend the contract and take whatever action is necessary and appropriate without your consent or approval. However, we will not make any substitution or change without the necessary approval of the SEC and state insurance departments.

ABOUT THE SERVICE PROVIDERS

PRINCIPAL UNDERWRITER
RiverSource Distributors, Inc. (RiverSource Distributors), our affiliate, serves as the principal underwriter and general distributor of the contract. Its offices are located at 829 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.

SALES OF THE CONTRACT

- Only securities broker-dealers ("selling firms") registered with the SEC and members of the FINRA may sell the contract.



- The contracts are continuously offered to the public through authorized selling firms. We and RiverSource Distributors have a sales agreement with the selling firm. The sales agreement authorizes the selling firm to offer the contracts to the public. RiverSource Distributors pays the selling firm (or an affiliated insurance agency) for contracts its financial advisors sell. The


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  selling firm may be required to return sales commissions under certain circumstances including but not limited to when contracts are returned under the free look period.

PAYMENTS TO SELLING FIRMS

- We may use compensation plans which vary by selling firm. For example, some of these plans pay selling firms a commission of up to 7.50% each time you make a purchase payment. We may also pay ongoing trail commissions of up to 1.25% of the contract value. We do not pay or withhold payment of commissions based on which investment options you select.



- We may pay selling firms a temporary additional sales commission of up to 1% of purchase payments for a period of time we select. For example, we may offer to pay a temporary additional sales commission to get selling firms to market a new or enhanced contract or to increase sales during the period.



- In addition to commissions, we may, in order to promote sales of the contracts, and as permitted by applicable laws and regulations, pay or provide selling firms with other promotional incentives in cash, credit or other compensation. We generally (but may not) offer these promotional incentives to all selling firms. The terms of such arrangements differ between selling firms. These promotional incentives may include but are not limited to:



- sponsorship of marketing, educational, due diligence and compliance meetings and conferences we or the selling firm may conduct for financial advisors, including subsidy of travel, meal, lodging, entertainment and other expenses related to these meetings;



- marketing support related to sales of the contract including for example, the creation of marketing materials, advertising and newsletters;



- providing service to contract owners; and



- funding other events sponsored by a selling firm that may encourage the selling firm's financial advisors to sell the contract.


These promotional incentives or reimbursements may be calculated as a percentage of the selling firm's aggregate, net or anticipated sales and/or total assets attributable to sales of the contract, and/or may be a fixed dollar amount. As noted below this additional compensation may cause the selling firm and its financial advisors to favor the contracts.

SOURCES OF PAYMENTS TO SELLING FIRMS
We pay the commissions and other compensation described above from our assets. Our assets may include:


- revenues we receive from fees and expenses that you will pay when buying, owning and surrendering the contract (see "Expense Summary");



- compensation we or an affiliate receive from the underlying funds in the form of distribution and services fees (see "The Variable Account and the Funds -- The funds");



- compensation we or an affiliate receive from a fund's investment adviser, subadviser, distributor or an affiliate of any of these (see "The Variable Account and the Funds -- The funds"); and



- revenues we receive from other contracts and policies we sell that are not securities and other businesses we conduct.


You do not directly pay the commissions and other compensation described above as the result of a specific charge or deduction under the contract. However, you may pay part or all of the commissions and other compensation described above indirectly through:



- fees and expenses we collect from contract owners, including surrender charges; and



- fees and expenses charged by the underlying funds in which the subaccounts you select invest, to the extent we or one of our affiliates receive revenue from the funds or an affiliated person.

POTENTIAL CONFLICTS OF INTEREST
Compensation payment arrangements with selling firms can potentially:



- give selling firms a heightened financial incentive to sell the contract offered in this prospectus over another investment with lower compensation to the selling firm.



- cause selling firms to encourage their financial advisors to sell you the contract offered in this prospectus instead of selling you other alternative investments that may result in lower compensation to the selling firm.



- cause selling firms to grant us access to its financial advisors to promote sales of the contract offered in this prospectus, while denying that access to other firms offering similar contracts or other alternative investments which may pay lower compensation to the selling firm.

PAYMENTS TO FINANCIAL ADVISORS



- The selling firm pays its financial advisors. The selling firm decides the compensation and benefits it will pay its financial advisors.



--------------------------------------------------------------------------------
 62 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

- To inform yourself of any potential conflicts of interest, ask your financial advisor before you buy how the selling firm and its financial advisors are being compensated and the amount of the compensation that each will receive if you buy the contract.

ISSUER
We issue the contracts. We are a stock life insurance company organized in 1957 under the laws of the state of Minnesota and are located at 829 Ameriprise Financial Center, Minneapolis, MN 55474. We are a wholly-owned subsidiary of Ameriprise Financial, Inc.

We conduct a conventional life insurance business. We are licensed to do business in 49 states, the District of Columbia and American Samoa. Our primary products currently include fixed and variable annuity contracts and life insurance policies.

LEGAL PROCEEDINGS



Life insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. With regard to an industry-wide investigation of unclaimed property and escheatment practices and procedures, RiverSource Life is responding to regulatory audits, market conduct examinations and other inquiries (including inquiries from the State of Minnesota). RiverSource Life has cooperated with and will continue to cooperate with the applicable regulators regarding their inquiries.



RiverSource Life is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. RiverSource Life believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory proceedings that would have a material adverse effect on its consolidated financial condition, results of operations or liquidity. However, it is possible that the outcome of any such proceedings could have a material adverse impact on results of operations in any particular reporting period as the proceedings are resolved.


ADDITIONAL INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

RiverSource Life is incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information that we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. The Annual Report on Form 10-K of RiverSource Life Insurance Company for the year ended December 31, 2011, File No. 33-28976, that we previously filed with the SEC under the Securities Exchange Act of 1934 (1934 Act) is incorporated by reference into this prospectus, as well as all of our subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC under the 1934 Act. To access these documents, see "SEC Filings" under "Investors Relations" on our website at www.ameriprise.com.


RiverSource Life will furnish you without charge a copy of any or all of the documents incorporated by reference into this prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request. You can contact RiverSource Life at the telephone number and address listed on the first page of this prospectus.

AVAILABLE INFORMATION
This prospectus is part of a registration statement we file with the SEC. Additional information on RiverSource Life and on this offering is available in the registration statement and other materials we file. You can obtain copies of these materials at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This prospectus, other information about the contract and other information incorporated by reference are available on the EDGAR Database on the SEC's Internet site at (http://www.sec.gov).

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (1933 Act) may be permitted to directors and officers or persons controlling RiverSource Life pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.


--------------------------------------------------------------------------------
           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 63

APPENDIX A: THE FUNDS

UNLESS YOU HAVE ELECTED ONE OF THE OPTIONAL LIVING BENEFIT RIDERS, YOU MAY ALLOCATE PURCHASE PAYMENTS AND TRANSFERS TO ANY OR ALL OF THE SUBACCOUNTS OF THE VARIABLE ACCOUNT THAT INVEST IN SHARES OF THE FOLLOWING FUNDS:






----------------------------------------------------------------------------------------
   INVESTING IN         INVESTMENT OBJECTIVE AND POLICIES          INVESTMENT ADVISER
----------------------------------------------------------------------------------------
AllianceBernstein  Seeks long-term growth of capital.           AllianceBernstein L.P.
VPS Large Cap
Growth Portfolio
(Class B)
----------------------------------------------------------------------------------------

American Century   Seeks long-term capital growth. Income is a  American Century
VP Value, Class    secondary objective.                         Investment Management,
II                                                              Inc.
----------------------------------------------------------------------------------------

BlackRock Global   Seeks high total investment return.          BlackRock Advisors, LLC,
Allocation V.I.                                                 adviser; BlackRock
Fund (Class III)                                                Investment Management,
                                                                LLC and BlackRock
                                                                International Limited,
                                                                sub-advisers.
----------------------------------------------------------------------------------------

Columbia Variable  Seeks maximum total investment return        Columbia Management
Portfolio - Bala-  through a combination of capital growth and  Investment Advisers, LLC
nced Fund (Class   current income.
3)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks maximum current income consistent      Columbia Management
Portfolio - Cash   with liquidity and stability of principal.   Investment Advisers, LLC
Management Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income while     Columbia Management
Portfolio - Dive-  attempting to conserve the value of the      Investment Advisers, LLC
rsified Bond Fund  investment for the longest period of time.
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income and, as   Columbia Management
Portfolio - Dive-  a secondary goal, steady growth of capital.  Investment Advisers, LLC rsified Equity
Income Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks capital appreciation.                  Columbia Management
Portfolio - Dyna-                                               Investment Advisers, LLC
mic Equity Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital growth.              Columbia Management
Portfolio - Emer-                                               Investment Advisers,
ging Markets                                                    LLC, adviser;
Opportunity Fund                                                Threadneedle
(Class 2)                                                       International Limited,
                                                                an indirect wholly-owned
                                                                subsidiary of Ameriprise
                                                                Financial, sub-adviser.
----------------------------------------------------------------------------------------

Columbia Variable  Non-diversified fund that seeks high total   Columbia Management
Portfolio - Glob-  return through income and growth of          Investment Advisers, LLC
al Bond Fund       capital.
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Non-diversified fund that seeks total        Columbia Management
Portfolio - Glob-  return that exceeds the rate of inflation    Investment Advisers, LLC
al Inflation       over the long term.
Protected
Securities Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks total return, consisting of a high     Columbia Management
Portfolio - High   level of income and capital appreciation.    Investment Advisers, LLC
Income Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high current income, with capital      Columbia Management
Portfolio - High   growth as a secondary objective.             Investment Advisers, LLC
Yield Bond Fund
(Class 2)
----------------------------------------------------------------------------------------




--------------------------------------------------------------------------------
 64 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

----------------------------------------------------------------------------------------
   INVESTING IN         INVESTMENT OBJECTIVE AND POLICIES          INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Columbia Variable  Seeks high total return through current      Columbia Management
Portfolio - Inco-  income and capital appreciation.             Investment Advisers, LLC
me Opportunities
Fund (Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks capital appreciation.                  Columbia Management
Portfolio - In-                                                 Investment Advisers,
ternational                                                     LLC, adviser;
Opportunity Fund                                                Threadneedle
(Class 2)                                                       International Limited,
                                                                an indirect wholly-owned
                                                                subsidiary of Ameriprise
                                                                Financial, sub-adviser.
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital growth.              Columbia Management
Portfolio - Large                                               Investment Advisers, LLC
Cap Growth Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks level of current income consistent     Columbia Management
Portfolio - Limi-  with preservation of capital.                Investment Advisers, LLC
ted Duration
Credit Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Pursues total return while seeking to        Columbia Management
Portfolio - Mana-  manage the Fund's exposure to equity market  Investment Advisers, LLC
ged Volatility     volatility.
Fund (Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term growth of capital.           Columbia Management
Portfolio - Mars-                                               Investment Advisers,
ico International                                               LLC, adviser; Marsico
Opportunities                                                   Capital Management, LLC,
Fund (Class 2)                                                  subadviser.
----------------------------------------------------------------------------------------

Columbia Variable  Seeks growth of capital.                     Columbia Management
Portfolio - Mid                                                 Investment Advisers, LLC
Cap Growth
Opportunity Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term growth of capital.           Columbia Management
Portfolio - Mid                                                 Investment Advisers, LLC
Cap Value
Opportunity Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital appreciation.        Columbia Management
Portfolio - S&P                                                 Investment Advisers, LLC
500 Index Fund
(Class 3)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term growth of capital.           Columbia Management
Portfolio - Sele-                                               Investment Advisers, LLC
ct Large-Cap
Value Fund (Class
2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital growth.              Columbia Management
Portfolio - Sele-                                               Investment Advisers, LLC
ct Smaller-Cap
Value Fund (Class
2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income and       Columbia Management
Portfolio - Short  safety of principal consistent with          Investment Advisers, LLC
Duration U.S.      investment in U.S. government and
Government Fund    government agency securities.
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income and       Columbia Management
Portfolio - Stra-  capital growth as a secondary objective.     Investment Advisers, LLC
tegic Income Fund
(Class 2)
----------------------------------------------------------------------------------------




--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 65

----------------------------------------------------------------------------------------
   INVESTING IN         INVESTMENT OBJECTIVE AND POLICIES          INVESTMENT ADVISER
----------------------------------------------------------------------------------------
DWS Alternative    Seeks capital appreciation                   Deutsche Investment
Asset Allocation                                                Management Americas
VIP, Class B                                                    Inc., adviser; QS
                                                                Investors, LLC and RREEF
                                                                America L.L.C., sub-
                                                                advisers.
----------------------------------------------------------------------------------------

Fidelity(R) VIP    Seeks long-term capital appreciation.        Fidelity Management &
Contrafund(R)      Normally invests primarily in common         Research Company (FMR)
Portfolio Service  stocks. Invests in securities of companies   is the fund's manager.
Class 2            whose value it believes is not fully         FMR Co., Inc. (FMRC) and
                   recognized by the public. Invests in either  other investment
                   "growth" stocks or "value" stocks or both.   advisers serve as sub-
                   The fund invests in domestic and foreign     advisers for the fund.
                   issuers.
----------------------------------------------------------------------------------------

Fidelity(R) VIP    Seeks long-term growth of capital. Normally  Fidelity Management &
Mid Cap Portfolio  invests primarily in common stocks.          Research Company (FMR)
Service Class 2    Normally invests at least 80% of assets in   is the fund's manager.
                   securities of companies with medium market   FMR Co., Inc. (FMRC) and
                   capitalizations. May invest in companies     other investment
                   with smaller or larger market                advisers serve as sub-
                   capitalizations. Invests in domestic and     advisers for the fund.
                   foreign issuers. The Fund invests in either
                   "growth" or "value" common stocks or both.
----------------------------------------------------------------------------------------

FTVIPT Franklin    Seeks long-term total return. The fund       Franklin Advisory
Small Cap Value    normally invests at least 80% of its net     Services, LLC
Securities         assets in investments of small
Fund - Class 2     capitalization companies.
----------------------------------------------------------------------------------------

FTVIPT Mutual      Seeks capital appreciation, with income as   Franklin Mutual
Shares Securities  a secondary goal. The fund normally invests  Advisers, LLC
Fund - Class 2     primarily in U.S. and foreign equity
                   securities that the manager believes are
                   undervalued.
----------------------------------------------------------------------------------------

Janus Aspen        Seeks long-term growth of capital.           Janus Capital Management
Series Janus                                                    LLC
Portfolio:
Service Shares
----------------------------------------------------------------------------------------

Janus Aspen        Seeks the highest return over time           Janus Capital Management
Series Moderate    consistent with an emphasis on growth of     LLC
Allocation         capital and income.
Portfolio:
Service Shares
----------------------------------------------------------------------------------------

MFS(R) Utilities   Seeks total return.                          MFS(R) Investment
Series - Service                                                Management
Class
----------------------------------------------------------------------------------------

Morgan Stanley     Seeks long-term capital growth by investing  Morgan Stanley
UIF Mid Cap        primarily in common stocks and other equity  Investment Management
Growth Portfolio,  securities.                                  Inc.
Class II Shares
----------------------------------------------------------------------------------------

Neuberger Berman   Seeks long-term growth of capital by         Neuberger Berman
Advisers           investing primarily in securities of         Management LLC
Management Trust   companies that meet the Fund's financial
Socially           criteria and social policy.
Responsive
Portfolio (Class
S)
----------------------------------------------------------------------------------------

Oppenheimer        Seeks long-term capital appreciation by      OppenheimerFunds, Inc.
Global Securities  investing a substantial portion of its
Fund/VA, Service   assets in securities of foreign issuers,
Shares             "growth-type" companies, cyclical
                   industries and special situations that are
                   considered to have appreciation
                   possibilities.
----------------------------------------------------------------------------------------

Oppenheimer Main   Seeks capital appreciation.                  OppenheimerFunds, Inc.
Street Small- &
Mid-Cap
Fund(R)/VA,
Service Shares
----------------------------------------------------------------------------------------




--------------------------------------------------------------------------------
 66 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

----------------------------------------------------------------------------------------
   INVESTING IN         INVESTMENT OBJECTIVE AND POLICIES          INVESTMENT ADVISER
----------------------------------------------------------------------------------------
PIMCO VIT All      Seeks maximum real return consistent with    Pacific Investment
Asset Portfolio,   preservation of real capital and prudent     Management Company LLC
Advisor Share      investment management.                       (PIMCO)
Class
----------------------------------------------------------------------------------------

PIMCO VIT Global   Seeks total return which exceeds that of a   Pacific Investment
Multi-Asset        blend of 60% MSCI World Index/40% Barclays   Management Company LLC
Portfolio,         Capital U.S. Aggregate Index.                (PIMCO)
Advisor Class
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Aggr-  consistent with an aggressive level of       Investment Advisers, LLC
essive Portfolio   risk. This is a "fund of funds" and seeks
(Class 2)          to achieve its objective by investing in a
                   combination of underlying funds. The fund
                   invests primarily in underlying funds that
                   invest in equity securities and also
                   invests a small amount in underlying funds
                   that invest in fixed income securities.
----------------------------------------------------------------------------------------

Variable           Seeks high level of current income.          Columbia Management
Portfolio - Amer-                                               Investment Advisers,
ican Century                                                    LLC, adviser; American
Diversified Bond                                                Century Investment
Fund (Class 2)                                                  Management, Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Amer-                                               Investment Advisers,
ican Century                                                    LLC, adviser; American
Growth Fund                                                     Century Investment
(Class 2)                                                       Management, Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Colu-                                               Investment Advisers,
mbia Wanger                                                     LLC, adviser; Columbia
International                                                   Wanger Asset Management
Equities Fund                                                   LLC, subadviser.
(Class 2)
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Colu-                                               Investment Advisers,
mbia Wanger U.S.                                                LLC, adviser; Columbia
Equities Fund                                                   Wanger Asset Management
(Class 2)                                                       LLC, subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Cons-  consistent with a conservative level of      Investment Advisers, LLC
ervative           risk. This is a "fund of funds" and seeks
Portfolio (Class   to achieve its objective by investing in a
2)                 combination of underlying funds. The fund
                   invests primarily in underlying funds that
                   invest in fixed income securities.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Davis                                               Investment Advisers,
New York Venture                                                LLC, adviser; Davis
Fund (Class 2)                                                  Selected Advisers, L.P.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital appreciation.        Columbia Management
Portfolio - DFA                                                 Investment Advisers,
International                                                   LLC, adviser;
Value Fund (Class                                               Dimensional Fund
2)                                                              Advisors, L.P.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of current income.          Columbia Management
Portfolio - Eaton                                               Investment Advisers,
Vance Floating-                                                 LLC, adviser; Eaton
Rate Income Fund                                                Vance Management,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term growth of capital.           Columbia Management
Portfolio - Gold-                                               Investment Advisers,
man Sachs Mid Cap                                               LLC, adviser; Goldman
Value Fund (Class                                               Sachs Asset Management,
2)                                                              L.P., subadviser.
----------------------------------------------------------------------------------------




--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 67

----------------------------------------------------------------------------------------
   INVESTING IN         INVESTMENT OBJECTIVE AND POLICIES          INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Inve-                                               Investment Advisers,
sco International                                               LLC, adviser; Invesco
Growth Fund                                                     Advisers, Inc.,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of current income while     Columbia Management
Portfolio - J.P.   conserving the value of the investment for   Investment Advisers,
Morgan Core Bond   the longest period of time.                  LLC, adviser; J.P.
Fund (Class 2)                                                  Morgan Investment
                                                                Management Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Jenn-                                               Investment Advisers,
ison Mid Cap                                                    LLC, adviser; Jennison
Growth Fund                                                     Associates LLC,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Mars-                                               Investment Advisers,
ico Growth Fund                                                 LLC, adviser; Marsico
(Class 2)                                                       Capital Management, LLC,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - MFS                                                 Investment Advisers,
Value Fund (Class                                               LLC, adviser;
2)                                                              Massachusetts Financial
                                                                Services Company,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Mode-  consistent with a moderate level of risk.    Investment Advisers, LLC
rate Portfolio     This is a "fund of funds" and seeks to
(Class 2)          achieve its objective by investing in a
                   combination of underlying funds. The fund
                   invests primarily in a balance of
                   underlying funds that invest in fixed
                   income securities and underlying funds that
                   invest in equity securities.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Mode-  consistent with a moderately aggressive      Investment Advisers, LLC
rately Aggressive  level of risk. This is a "fund of funds"
Portfolio (Class   and seeks to achieve its objective by
2)                 investing in a combination of underlying
                   funds. The fund invests primarily in
                   underlying funds that invest in equity
                   securities and also invests a moderate
                   amount in underlying funds that invest in
                   fixed income securities.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Mode-  consistent with a moderately conservative    Investment Advisers, LLC
rately             level of risk. This is a "fund of funds"
Conservative       and seeks to achieve its objective by
Portfolio (Class   investing in a combination of underlying
2)                 funds. The fund invests primarily in
                   underlying funds that invest in fixed
                   income securities and also invests a
                   moderate amount in underlying funds that
                   invest in equity securities.
----------------------------------------------------------------------------------------

Variable           Seeks to provide current income and capital  Columbia Management
Portfolio - Morg-  appreciation.                                Investment Advisers,
an Stanley Global                                               LLC, adviser; Morgan
Real Estate Fund                                                Stanley Investment
(Class 2)                                                       Management Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks to provide long-term growth of         Columbia Management
Portfolio - NFJ    capital and income.                          Investment Advisers,
Dividend Value                                                  LLC, adviser; NFJ
Fund (Class 2)                                                  Investment Group LLC,
                                                                subadviser.
----------------------------------------------------------------------------------------




--------------------------------------------------------------------------------
 68 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

----------------------------------------------------------------------------------------
   INVESTING IN         INVESTMENT OBJECTIVE AND POLICIES          INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Nuve-                                               Investment Advisers,
en Winslow Large                                                LLC, adviser; Winslow
Cap Growth Fund                                                 Capital Management,
(Class 2)                                                       Inc., subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Part-                                               Investment Advisers,
ners Small Cap                                                  LLC, adviser; TCW
Growth Fund                                                     Investment Management
(Class 2)                                                       Company, London Company
                                                                of Virginia, doing
                                                                business as The London
                                                                Company and Wells
                                                                Capital Management
                                                                Incorporated,
                                                                subadvisers.
----------------------------------------------------------------------------------------

Variable           Seeks long-term growth of capital.           Columbia Management
Portfolio - Part-                                               Investment Advisers,
ners Small Cap                                                  LLC, adviser; Barrow,
Value Fund (Class                                               Hanley, Mewhinney &
2)                                                              Strauss, Inc., Denver
                                                                Investment Advisors LLC,
                                                                Donald Smith & Co.,
                                                                Inc., River Road Asset
                                                                Management, LLC and
                                                                Turner Investment
                                                                Partners, Inc.,
                                                                subadvisers.
----------------------------------------------------------------------------------------

Variable           Seeks to provide total return through        Columbia Management
Portfolio - PIMCO  current income and capital appreciation.     Investment Advisers,
Mortgage-Backed                                                 LLC, adviser; Pacific
Securities Fund                                                 Investment Management
(Class 2)                                                       Company LLC, subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term growth of capital.           Columbia Management
Portfolio - Pyra-                                               Investment Advisers,
mis(R)                                                          LLC, adviser; Pyramis
International                                                   Global Advisers, LLC,
Equity Fund                                                     subadviser.
(Class 2)
----------------------------------------------------------------------------------------

Variable           Seeks to provide current income consistent   Columbia Management
Portfolio - Wells  with capital preservation.                   Investment Advisers,
Fargo Short                                                     LLC, adviser; Wells
Duration                                                        Capital Management
Government Fund                                                 Incorporated,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Wells Fargo        Seeks long-term capital appreciation.        Wells Fargo Funds
Advantage VT                                                    Management, LLC,
Opportunity                                                     adviser; Wells Capital
Fund - Class 2                                                  Management Inc., sub-
                                                                adviser.
----------------------------------------------------------------------------------------

Wells Fargo        Seeks long-term capital appreciation.        Wells Fargo Funds
Advantage VT                                                    Management, LLC,
Small Cap Growth                                                adviser; Wells Capital
Fund - Class 2                                                  Management Inc., sub-
                                                                adviser.
----------------------------------------------------------------------------------------





--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 69

APPENDIX B: EXAMPLE -- MARKET VALUE ADJUSTMENT (MVA)

AS THE EXAMPLES BELOW DEMONSTRATE, THE APPLICATION OF AN MVA MAY RESULT IN EITHER A GAIN OR A LOSS OF PRINCIPAL. WE REFER TO ALL OF THE TRANSACTIONS DESCRIBED BELOW AS "EARLY SURRENDERS." THE EXAMPLES MAY SHOW HYPOTHETICAL CONTRACT VALUES. THESE CONTRACT VALUES DO NOT REPRESENT PAST OR FUTURE PERFORMANCE. ACTUAL CONTRACT VALUES MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED TO THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, GPAS, SPECIAL DCA FIXED ACCOUNT, REGULAR FIXED ACCOUNT AND THE FEES AND CHARGES THAT APPLY TO YOUR CONTRACT.

ASSUMPTIONS:


- You purchase a contract and allocate part of your purchase payment to the ten-year GPA; and



- we guarantee an interest rate of 3.0% annually for your ten-year Guarantee Period; and



- after three years, you decide to make a surrender from your GPA. In other words, there are seven years left in your guarantee period.

Remember that the MVA depends partly on the interest rate of a new GPA for the same number of years as the Guarantee Period remaining on your GPA. In this case, that is seven years.


EXAMPLE 1: Remember that your GPA is earning 3.0%. Assume at the time of your surrender new GPAs that we offer with a seven-year Guarantee Period are earning 3.5%. We add 0.10% to the 3.5% rate to get 3.6%. Your GPA's 3.0% rate is less than the 3.6% rate so the MVA will be negative.



EXAMPLE 2: Remember again that your GPA is earning 3.0%, and assume that new GPAs that we offer with a seven-year Guarantee Period are earning 2.5%. We add 0.10% to the 2.5% rate to get 2.6%. In this example, since your GPA's 3.0% rate is greater than the 2.6% rate, the MVA will be positive. To determine that adjustment precisely, you will have to use the formula described below.


SAMPLE MVA CALCULATIONS
The precise MVA formula we apply is as follows:

                                     1 + I
EARLY SURRENDER AMOUNT X   [(   ---------------   )   (N/12)  - 1]  = MVA
                                  1 + J + .001





       Where i = rate earned in the GPA from which amounts are being transferred or surrendered.



              j = current rate for a new Guaranteed Period equal to the
                  remaining term in the current Guarantee Period (rounded up to the next year).



              n = number of months remaining in the current Guarantee Period
                (rounded up to the next month).


EXAMPLES -- MVA
Using assumptions similar to those we used in the examples above:



- You purchase a contract and allocate part of your purchase payment to the ten-year GPA; and



- we guarantee an interest rate of 3.0% annually for your ten-year Guarantee Period; and



- after three years, you decide to make a $1,000 surrender from your GPA. In other words, there are seven years left in your guarantee period.


EXAMPLE 1: You request an early surrender of $1,000 from your ten-year GPA earning a guaranteed interest rate of 3.0%. Assume at the time of your surrender new GPAs that we offer with a seven-year Guarantee Period are earning 3.5%. Using the formula above, we determine the MVA as follows:


                      1.030
$1,000 X    [(   ---------------   )   (84/12)  - 1]  = -$39.84
                 1 + .035 + .001




In this example, the MVA is a negative $39.84.


--------------------------------------------------------------------------------
 70 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

EXAMPLE 2: You request an early surrender of $1,000 from your ten-year GPA earning a guaranteed interest rate of 3.0%. Assume at the time of your surrender new GPAs that we offer with a seven-year Guarantee Period are earning 2.5%. Using the formula above, we determine the MVA as follows:

                      1.030
$1,000 X    [(   ---------------   )   (84/12)  - 1]  = -$27.61
                 1 + .025 + .001


In this example, the MVA is a positive $27.61.

Please note that when you allocate your purchase payment to the ten-year GPA and your purchase payment is in its fourth year from receipt at the beginning of the guarantee period, your surrender charge percentage is 7% if you elected RAVA 5 Advantage with the ten-year surrender charge schedule, 6% if you elected RAVA 5 Advantage with the seven-year surrender charge schedule and 4% if you elected RAVA 5 Select. We do not apply MVAs to the amounts we deduct for surrender charges, so we would deduct the surrender charge from your early surrender after we applied the MVA. Also note that when you request an early surrender, we surrender an amount from your GPA that will give you the net amount you requested after we apply the MVA and any applicable surrender charge, unless you request otherwise.

The current interest rate we offer on the GPA will change periodically at our discretion. It is the rate we are then paying on purchase payments, renewals and transfers paid under this class of contracts for guarantee period durations equaling the remaining guarantee period of the GPA to which the formula is being applied.


--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 71

APPENDIX C: EXAMPLE -- SURRENDER CHARGES


We determine your surrender charge by multiplying the amount of each purchase payment surrendered which could be subject to a surrender charge by the applicable surrender charge percentage, and then totaling the surrender charges. We calculate the amount of purchase payments surrendered (PPS) as:



     PPS   =    PPSC + PPF
     PPSC  =    purchase payments surrendered that could be subject to a surrender charge
           =    (PS - FA) / (CV - FA) x (PP - PPF)
     PPF   =    purchase payments surrendered that are not subject to a surrender charge
           =    FA - contract earnings, but not less than zero
     PP    =    purchase payments not previously surrendered (total purchase payments - PPS from all previous surrenders)
     PS    =    amount the contract value is reduced by the surrender
     FA    =    total free amount = greater of contract earnings or 10% of prior anniversary's contract value
     CV    =    contract value prior to the surrender



When determining the surrender charge, contract earnings are defined as the contract value, including any positive or negative MVA on amounts being surrendered, less purchase payments not previously surrendered. We determine current contract earnings by looking at the entire contract value, not the earnings of any particular subaccount, GPA, the regular fixed account, the Special DCA fixed account. If the contract value is less than purchase payments received and not previously surrendered, then contract earnings are zero.

The examples below show how the surrender charge for a full and partial surrender is calculated. Each example illustrates the amount of the surrender charge for both a contract that experiences gains and a contract that experiences losses, given the same set of assumptions.

FULL SURRENDER CHARGE CALCULATION -- TEN-YEAR SURRENDER CHARGE SCHEDULE:

This is an example of how we calculate the surrender charge on a contract with a ten-year (from the date of EACH purchase payment) surrender charge schedule and the following history:

ASSUMPTIONS:


- We receive a single $50,000 purchase payment;



- During the fourth contract year you surrender the contract for its total value. The surrender charge percentage in the fourth year after a purchase payment is 7.0%; and



- You have made no prior surrenders.


WE WILL LOOK AT TWO SITUATIONS, ONE WHERE THE CONTRACT HAS A GAIN AND ANOTHER WHERE THERE IS A LOSS:

--------------------------------------------------------------------------------


                                                                             CONTRACT      CONTRACT
                                                                             WITH GAIN     WITH LOSS
                                  Contract value just prior to surrender:   $60,000.00    $40,000.00
                                     Contract value on prior anniversary:    58,000.00     42,000.00

WE CALCULATE THE SURRENDER CHARGE AS FOLLOWS:

STEP 1.   First, we determine the amount of earnings available in the contract at the time of surrender as:
                             Contract value just prior to surrender (CV):    60,000.00     40,000.00
           Less purchase payments received and not previously surrendered    50.000.00     50.000.00
                                                                    (PP):
                                                                            ----------    ----------
                       Earnings in the contract (but not less than zero):    10,000.00          0.00

STEP 2.   Next, we determine the total free amount (FA) available in the contract as the greatest of the following values:
                                                Earnings in the contract:    10,000.00          0.00
                           10% of the prior anniversary's contract value:     5,800.00      4,200.00
                                                                            ----------    ----------
                                             FA (but not less than zero):    10,000.00      4,200.00



--------------------------------------------------------------------------------
 72 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

                                                                             CONTRACT      CONTRACT
                                                                             WITH GAIN     WITH LOSS

STEP 3.   Next we determine PPF, the amount by which the total free
          amount (FA) exceeds earnings.
                                                  Total free amount (FA):    10,000.00      4,200.00
                                           Less earnings in the contract:    10,000.00          0.00
                                                                            ----------    ----------
                                            PPF (but not less than zero):         0.00      4,200.00

STEP 4.   Next we determine PS, the amount by which the contract value is reduced by the surrender.
                                                                      PS:    60,000.00     40,000.00

STEP 5.   Now we can determine how much of the PP is being surrendered
          (PPS) as follows:
          PPS = PPF + PPSC
              = PPF+ (PS-FA) / (CV-FA) * (PP-PPF)

                                                        PPF from Step 3 =         0.00      4,200.00
                                                         PS from Step 4 =    60,000.00     40,000.00
                                                         CV from Step 1 =    60,000.00     40,000.00
                                                         FA from Step 2 =    10,000.00      4,200.00
                                                         PP from Step 1 =    50,000.00     50,000.00
                                                                            ----------    ----------
                                                                    PPS =    50,000.00     50,000.00

STEP 6.   We then calculate the surrender charge as a percentage of PPS.
          Note that for a contract with a loss, PPS may be greater than the amount you request to surrender:
                                                                     PPS:    50,000.00     50,000.00
                                                                less PPF:         0.00      4,200.00
                                                                            ----------    ----------
                      PPSC = amount of PPS subject to a surrender charge:    50,000.00     45,800.00
                                 multiplied by the surrender charge rate:       x 7.0%        x 7.0%
                                                                            ----------    ----------
                                                        surrender charge:     3,500.00      3,206.00

STEP 7.   The dollar amount you will receive as a result of your full surrender is determined as:
                                              Contract value surrendered:    60,000.00     40,000.00
                                                        SURRENDER CHARGE:    (3,500.00)    (3,206.00)
                          Contract charge (assessed upon full surrender):       (30.00)       (30.00)
                                                                            ----------    ----------
                                             NET FULL SURRENDER PROCEEDS:   $56,470.00    $36,764.00




PARTIAL SURRENDER CHARGE CALCULATION -- TEN-YEAR SURRENDER CHARGE SCHEDULE:

This is an example of how we calculate the surrender charge on a contract with a ten-year (from the date of EACH purchase payment) surrender charge schedule and the following history:

ASSUMPTIONS:


- We receive a single $50,000 purchase payment;



- During the fourth contract year you request a net partial surrender of $15,000.00. The surrender charge percentage in the fourth year after a purchase payment is 7.0%; and



- You have made no prior surrenders.


--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 73

WE WILL LOOK AT TWO SITUATIONS, ONE WHERE THE CONTRACT HAS A GAIN AND ANOTHER WHERE THERE IS A LOSS:

--------------------------------------------------------------------------------


                                                                             CONTRACT      CONTRACT
                                                                             WITH GAIN     WITH LOSS
                                  Contract value just prior to surrender:   $60,000.00    $40,000.00
                                     Contract value on prior anniversary:    58,000.00     42,000.00

We determine the amount of contract value that must be surrendered in order for the net partial surrender proceeds to match the amount requested. We start with an estimate of the amount of contract value to surrender and calculate the resulting surrender charge and net partial surrender proceeds as illustrated below. We then adjust our estimate and repeat until we determine the amount of contract value to surrender that generates the desired net partial surrender proceeds.

WE CALCULATE THE SURRENDER CHARGE FOR EACH ESTIMATE AS FOLLOWS:

STEP 1.   First, we determine the amount of earnings available in the contract at the time of surrender as:
                             Contract value just prior to surrender (CV):    60,000.00     40,000.00
           Less purchase payments received and not previously surrendered    50,000.00     50,000.00
                                                                    (PP):
                                                                            ----------    ----------
                       Earnings in the contract (but not less than zero):    10,000.00          0.00

STEP 2.   Next, we determine the total free amount (FA) available in the contract as the greatest of the following values:
                                                Earnings in the contract:    10,000.00          0.00
                           10% of the prior anniversary's contract value:     5,800.00      4,200.00
                                                                            ----------    ----------
                                             FA (but not less than zero):    10,000.00      4,200.00

STEP 3.   Next we determine PPF, the amount by which the total free
          amount (FA) exceeds earnings
                                                  Total free amount (FA):    10,000.00      4,200.00
                                           Less earnings in the contract:    10,000.00          0.00
                                                                            ----------    ----------
                                            PPF (but not less than zero):         0.00      4,200.00

STEP 4.   Next we determine PS, the amount by which the contract value is reduced by the surrender
                    PS (determined by iterative process described above):    15,376.34     16,062.31

STEP 5.   Now we can determine how much of the PP is being surrendered
          (PPS) as follows:
          PPS = PPF + PPSC
              = PPF + (PS-FA) / (CV-FA) * (PP -PPF)

                                                        PPF from Step 3 =         0.00      4,200.00
                                                         PS from Step 4 =    15,376.34     16,062.31
                                                         CV from Step 1 =    60,000.00     40,000.00
                                                         FA from Step 2 =    10,000.00      4,200.00
                                                         PP from Step 1 =    50,000.00     50,000.00
                                                                            ----------    ----------
                                                                    PPS =     5,376.34     19,375.80

STEP 6.   We then calculate the surrender charge as a percentage of PPS.
          Note that for a contract with a loss, PPS may be greater than the amount you request to surrender:
                                                                     PPS:     5,376.34     19,375.80
                                                                less PPF:         0.00      4,200.00
                                                                            ----------    ----------
                      PPSC = amount of PPS subject to a surrender charge:     5,376.34     15,175.80
                                 multiplied by the surrender charge rate:       x 7.0%        x 7.0%
                                                                            ----------    ----------
                                                        surrender charge:       376.34      1,062.31



--------------------------------------------------------------------------------
 74 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

                                                                             CONTRACT      CONTRACT
                                                                             WITH GAIN     WITH LOSS

STEP 7.   The dollar amount you will receive as a result of your partial surrender is determined as:
                                              Contract value surrendered:    15,376.34     16,062.31
                                                        SURRENDER CHARGE:      (376.34)    (1,062.31)
                                                                            ----------    ----------
                                          NET PARTIAL SURRENDER PROCEEDS:   $15,000.00    $15,000.00




FULL SURRENDER CHARGE CALCULATION -- FOUR-YEAR SURRENDER CHARGE SCHEDULE:

This is an example of how we calculate the surrender charge on a contract with a four-year (from the contract issue date) surrender charge schedule and the following history:

ASSUMPTIONS:


- We receive a single $50,000 purchase payment;



- During the fourth contract year you surrender the contract for its total value. The surrender charge percentage in the fourth contract year is 4.0%; and



- You have made no prior surrenders.


WE WILL LOOK AT TWO SITUATIONS, ONE WHERE THE CONTRACT HAS A GAIN AND ANOTHER WHERE THERE IS A LOSS:

--------------------------------------------------------------------------------


                                                                             CONTRACT      CONTRACT
                                                                             WITH GAIN     WITH LOSS
                                  Contract value just prior to surrender:   $60,000.00    $40,000.00
                                     Contract value on prior anniversary:    58,000.00     42,000.00

WE CALCULATE THE SURRENDER CHARGE AS FOLLOWS:

STEP 1.   First, we determine the amount of earnings available in the contract at the time of surrender as:
                             Contract value just prior to surrender (CV):    60,000.00     40,000.00
           Less purchase payments received and not previously surrendered    50.000.00     50.000.00
                                                                    (PP):
                                                                            ----------    ----------
                       Earnings in the contract (but not less than zero):    10,000.00          0.00

STEP 2.   Next, we determine the total free amount (FA) available in the contract as the greatest of the following values:
                                                Earnings in the contract:    10,000.00          0.00
                           10% of the prior anniversary's contract value:     5,800.00      4,200.00
                                                                            ----------    ----------
                                             FA (but not less than zero):    10,000.00      4,200.00

STEP 3.   Next we determine PPF, the amount by which the total free
          amount (FA) exceeds earnings.
                                                  Total free amount (FA):    10,000.00      4,200.00
                                           Less earnings in the contract:    10,000.00          0.00
                                                                            ----------    ----------
                                            PPF (but not less than zero):         0.00      4,200.00

STEP 4.   Next we determine PS, the amount by which the contract value is reduced by the surrender.
                                                                      PS:    60,000.00     40,000.00



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 75

                                                                             CONTRACT      CONTRACT
                                                                             WITH GAIN     WITH LOSS

STEP 5.   Now we can determine how much of the PP is being surrendered
          (PPS) as follows:
          PPS = PPF + PPSC
              = PPF + (PS - FA) / (CV - FA) * (PP - PPF)

                                                        PPF from Step 3 =         0.00      4,200.00
                                                         PS from Step 4 =    60,000.00     40,000.00
                                                         CV from Step 1 =    60,000.00     40,000.00
                                                         FA from Step 2 =    10,000.00      4,200.00
                                                         PP from Step 1 =    50,000.00     50,000.00
                                                                            ----------    ----------
                                                                    PPS =    50,000.00     50,000.00

STEP 6.   We then calculate the surrender charge as a percentage of PPS.
          Note that for a contract with a loss, PPS may be greater than the amount you request to surrender:
                                                                     PPS:    50,000.00     50,000.00
                                                                less PPF:         0.00      4,200.00
                                                                            ----------    ----------
                      PPSC = amount of PPS subject to a surrender charge:    50,000.00     45,800.00
                                 multiplied by the surrender charge rate:       x 4.0%        x 4.0%
                                                                            ----------    ----------
                                                        surrender charge:     2,000.00      1,832.00

STEP 7.   The dollar amount you will receive as a result of your full surrender is determined as:
                                              Contract value surrendered:    60,000.00     40,000.00
                                                        SURRENDER CHARGE:    (2,000.00)    (1,832.00)
                          Contract charge (assessed upon full surrender):       (30.00)       (30.00)
                                                                            ----------    ----------
                                             NET FULL SURRENDER PROCEEDS:   $57,970.00    $38,138.00





PARTIAL SURRENDER CHARGE CALCULATION -- FOUR-YEAR SURRENDER CHARGE SCHEDULE:

This is an example of how we calculate the surrender charge on a contract with a four-year (from the contract issue date) surrender charge schedule and the following history:

ASSUMPTIONS:


- We receive a single $50,000 purchase payment;



- During the fourth contract year you request a net partial surrender of $15,000.00. The surrender charge percentage in the fourth contract year is 4.0%; and



- You have made no prior surrenders.


WE WILL LOOK AT TWO SITUATIONS, ONE WHERE THE CONTRACT HAS A GAIN AND ANOTHER WHERE THERE IS A LOSS:

--------------------------------------------------------------------------------


                                                                             CONTRACT      CONTRACT
                                                                             WITH GAIN     WITH LOSS
                                  Contract value just prior to surrender:   $60,000.00    $40,000.00
                                     Contract value on prior anniversary:    58,000.00     42,000.00
We determine the amount of contract value that must be surrendered in order for the net partial surrender proceeds to match the amount requested. We start with an estimate of the amount of contract value to surrender and calculate the resulting surrender charge and net partial surrender proceeds as illustrated below. We then adjust our estimate and repeat until we determine the amount of contract value to surrender that generates the desired net partial surrender proceeds.
WE CALCULATE THE SURRENDER CHARGE FOR EACH ESTIMATE AS FOLLOWS:
STEP 1.   First, we determine the amount of earnings available in the contract at the time of surrender as:
                             Contract value just prior to surrender (CV):    60,000.00     40,000.00
     Less purchase payments received and not previously surrendered (PP):    50,000.00     50,000.00
                                                                            ----------    ----------
                       Earnings in the contract (but not less than zero):    10,000.00          0.00



--------------------------------------------------------------------------------
 76 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

                                                                             CONTRACT      CONTRACT
                                                                             WITH GAIN     WITH LOSS
STEP 2.   Next, we determine the total free amount (FA) available in the contract as the greatest of the following values:
                                                Earnings in the contract:    10,000.00          0.00
                           10% of the prior anniversary's contract value:     5,800.00      4,200.00
                                                                            ----------    ----------
                                             FA (but not less than zero):    10,000.00      4,200.00

STEP 3.   Next we determine PPF, the amount by which the total free
          amount (FA) exceeds earnings
                                                  Total free amount (FA):    10,000.00      4,200.00
                                           Less earnings in the contract:    10,000.00          0.00
                                                                            ----------    ----------
                                            PPF (but not less than zero):         0.00      4,200.00

STEP 4.   Next we determine PS, the amount by which the contract value is reduced by the surrender
                    PS (determined by iterative process described above):    15,208.33     15,582.48

STEP 5.   Now we can determine how much of the PP is being surrendered
          (PPS) as follows:
          PPS = PPF + PPSC
              = PPF + (PS - FA) / (CV - FA) * (PP - PPF)

                                                        PPF from Step 3 =         0.00      4,200.00
                                                         PS from Step 4 =    15,208.33     15,582.48
                                                         CV from Step 1 =    60,000.00     40,000.00
                                                         FA from Step 2 =    10,000.00      4,200.00
                                                         PP from Step 1 =    50,000.00     50,000.00
                                                                            ----------    ----------
                                                                    PPS =     5,208.33     18,761.94

STEP 6.   We then calculate the surrender charge as a percentage of PPS.
          Note that for a contract with a loss, PPS may be greater than the amount you request to surrender:
                                                                     PPS:     5,208.33     18,761.94
                                                                less PPF:         0.00      4,200.00
                                                                            ----------    ----------
                      PPSC = amount of PPS subject to a surrender charge:     5,208.33     14,561.94
                                 multiplied by the surrender charge rate:       x 4.0%        x 4.0%
                                                                            ----------    ----------
                                                        surrender charge:       208.33        582.48

STEP 7.   The dollar amount you will receive as a result of your partial surrender is determined as:
                                              Contract value surrendered:    15,208.33     15,582.48
                                                        SURRENDER CHARGE:      (208.33)      (582.48)
                                                                            ----------    ----------
                                          NET PARTIAL SURRENDER PROCEEDS:   $15,000.00    $15,000.00





--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 77

APPENDIX D: EXAMPLE -- OPTIONAL DEATH BENEFITS

THE PURPOSE OF THIS APPENDIX IS TO ILLUSTRATE THE OPERATION OF VARIOUS OPTIONAL DEATH BENEFIT RIDERS.

IN ORDER TO DEMONSTRATE THESE CONTRACT RIDERS, AN EXAMPLE MAY SHOW HYPOTHETICAL CONTRACT VALUES. THESE CONTRACT VALUES DO NOT REPRESENT PAST OR FUTURE PERFORMANCE. ACTUAL CONTRACT VALUES MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED TO THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, GPAS, SPECIAL DCA FIXED ACCOUNT, REGULAR FIXED ACCOUNT AND THE FEES AND CHARGES THAT APPLY TO YOUR CONTRACT.

THE EXAMPLES OF THE OPTIONAL DEATH BENEFITS IN APPENDIX INCLUDE PARTIAL SURRENDERS TO ILLUSTRATE THE EFFECT OF PARTIAL SURRENDERS ON THE PARTICULAR BENEFIT. THESE EXAMPLES ARE INTENDED TO SHOW HOW THE OPTIONAL DEATH BENEFITS OPERATE, AND DO NOT TAKE INTO ACCOUNT WHETHER A PARTICULAR OPTIONAL DEATH BENEFIT IS PART OF A QUALIFIED ANNUITY. QUALIFIED ANNUITIES ARE SUBJECT TO RMDS AT CERTAIN AGES (SEE "TAXES -- QUALIFIED ANNUITIES -- REQUIRED MINIMUM DISTRIBUTIONS") WHICH MAY REQUIRE YOU TO TAKE PARTIAL SURRENDERS FROM THE CONTRACT. IF YOU ARE CONSIDERING THE ADDITION OF CERTAIN DEATH BENEFITS TO A QUALIFIED ANNUITY, YOU SHOULD CONSULT YOUR TAX ADVISOR PRIOR TO MAKING A PURCHASE FOR AN EXPLANATION OF THE POTENTIAL TAX IMPLICATION TO YOU.


EXAMPLE -- ROPP DEATH BENEFIT

ASSUMPTIONS:


- You purchase the contract with a payment of $20,000; and



- on the first contract anniversary you make an additional purchase payment of $5,000; and



- During the second contract year the contract value falls to $22,000 and you take a $1,500 (including surrender charge) partial surrender; and



- During the third contract year the contract value grows to $23,000.




WE CALCULATE THE ROPP DEATH BENEFIT AS FOLLOWS:
Contract value at death:                                                              $23,000.00
                                                                                      ----------
Purchase payments minus adjusted partial surrenders:
        Total purchase payments:                                                      $25,000.00
        minus adjusted partial surrenders, calculated as:

        $1,500 x $25,000
        ----------------  =                                                            -1,704.54
             $22,000
                                                                                      ----------
        for a death benefit of:                                                       $23,295.45
                                                                                      ----------
THE ROPP DEATH BENEFIT, CALCULATED AS THE GREATEST OF THESE TWO VALUES:               $23,295.45




EXAMPLE -- MAV DEATH BENEFIT

ASSUMPTIONS:


- You purchase the contract with a payment of $25,000.



- On the first contract anniversary the contract value grows to $26,000.



- During the second contract year the contract value falls to $22,000, at which point you take a $1,500 partial surrender (including surrender charge), leaving a contract value of $20,500.




WE CALCULATE THE MAV DEATH BENEFIT, WHICH IS BASED ON THE GREATER OF THREE VALUES,
AS FOLLOWS:
1. CONTRACT VALUE AT DEATH:                                                           $20,500.00
                                                                                      ----------
2. PURCHASE PAYMENTS MINUS ADJUSTED PARTIAL SURRENDERS:
        Total purchase payments:                                                      $25,000.00
        minus adjusted partial surrenders, calculated as:

        $1,500 x $25,000
        ----------------  =                                                            -1,704.55
             $22,000
                                                                                      ----------
        for a death benefit of:                                                       $23,295.45
                                                                                      ----------



--------------------------------------------------------------------------------
 78 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

3. THE MAV IMMEDIATELY PRECEDING THE DATE OF DEATH:
        Greatest of your contract anniversary values:                                 $26,000.00
        plus purchase payments made since the prior anniversary:                           +0.00
        minus adjusted partial surrenders, calculated as:

        $1,500 x $26,000
        ----------------  =                                                            -1,772.73
             $22,000
                                                                                      ----------

        for a death benefit of:                                                       $24,227.27
                                                                                      ----------
THE MAV DEATH BENEFIT, CALCULATED AS THE GREATEST OF THESE THREE VALUES, WHICH IS
  THE MAV:                                                                            $24,227.27





EXAMPLE -- 5-YEAR MAV DEATH BENEFIT

ASSUMPTIONS:


- You purchase the contract with a payment of $25,000.



- On the fifth contract anniversary the contract value grows to $26,000.



- During the sixth contract year the contract value falls to $22,000, at which point you take a $1,500 partial surrender (including surrender charge), leaving a contract value at $20,500.


WE CALCULATE THE 5-YEAR MAV DEATH BENEFIT, WHICH IS BASED ON THE GREATER OF THREE VALUES, AS FOLLOWS:




1. CONTRACT VALUE AT DEATH:                                                           $20,500.00
                                                                                      ----------
2. PURCHASE PAYMENTS MINUS ADJUSTED PARTIAL SURRENDERS:
        Total purchase payments:                                                      $25,000.00
        minus adjusted partial surrenders, calculated as:

        $1,500 x $25,000
        ----------------  =                                                            -1,704.55
             $22,000
                                                                                      ----------
        for a death benefit of:                                                       $23,295.45
                                                                                      ----------
3. THE 5-YEAR MAV IMMEDIATELY PRECEDING THE DATE OF DEATH:
        Greatest of your contract anniversary values:                                 $26,000.00
        plus purchase payments made since the prior anniversary:                           +0.00
        minus adjusted partial surrenders, calculated as:

        $1,500 x $26,000
        ----------------  =                                                            -1,772.73
             $22,000
                                                                                      ----------

        for a death benefit of:                                                       $24,227.27
                                                                                      ----------
THE 5-YEAR MAV DEATH BENEFIT, CALCULATED AS THE GREATEST OF THESE THREE VALUES,
  WHICH IS THE 5-YEAR MAV:                                                            $24,227.27





EXAMPLE -- ENHANCED DEATH BENEFIT

ASSUMPTIONS:


- You purchase the contract with a payment of $25,000 with $5,000 allocated to the regular fixed account and $20,000 allocated to the subaccounts; and



- on the first contract anniversary the regular fixed account value is $5,200 and the subaccount value is $17,000. Total contract value is $23,200; and



- During the second contract year the regular fixed account value is $5,300 and the subaccount value is $19,000. Total contract value is $24,300. You take a $1,500 (including surrender charge) partial surrender all from the subaccounts, leaving the contract value at $22,800.




--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 79

THE DEATH BENEFIT, WHICH IS BASED ON THE GREATEST OF FOUR VALUES, IS CALCULATED AS
  FOLLOWS:

1. CONTRACT VALUE AT DEATH:                                                           $22,800.00
                                                                                      ----------
2. PURCHASE PAYMENTS MINUS ADJUSTED PARTIAL SURRENDERS:
        Total purchase payments:                                                      $25,000.00
        minus adjusted partial surrenders, calculated as:

        $1,500 x $25,000
        ----------------  =                                                            -1,543.21
             $24,300
                                                                                      ----------
        for a death benefit of:                                                       $23,456.79
                                                                                      ----------
3. THE MAV ON THE ANNIVERSARY IMMEDIATELY PRECEDING THE DATE OF DEATH:
        The MAV on the immediately preceding anniversary:                             $25,000.00
        plus purchase payments made since that anniversary:                                +0.00
        minus adjusted partial surrenders made since that anniversary, calculated as:

        $1,500 x $25,000
        ----------------  =                                                            -1,543.21
             $24,300
                                                                                      ----------

        for a MAV Death Benefit of:                                                   $23,456.79
                                                                                      ----------
4. THE 5% ACCUMULATION DEATH BENEFIT FLOOR:
        The variable account floor on the first contract anniversary calculated
        as: 1.05 x $20,000 =                                                          $21,000.00

        plus amounts allocated to the subaccounts since that anniversary:                  +0.00
        minus the 5% accumulation death benefit floor adjusted partial surrender from the subaccounts, calculated as:

        $1,500 x $21,000
        ----------------  =                                                            -1,657.89
             $19,000
                                                                                      ----------

        variable account floor benefit:                                               $19,342.11
        plus the regular fixed account value:                                          +5,300.00
                                                                                      ----------
        5% accumulation death benefit floor (value of the regular fixed account
        and the variable account floor):                                              $24,642.11
                                                                                      ----------
ENHANCED DEATH BENEFIT, CALCULATED AS THE GREATEST OF THESE FOUR VALUES, WHICH IS
  THE 5%  ACCUMULATION DEATH BENEFIT FLOOR:                                           $24,642.11





EXAMPLE -- 5% ACCUMULATION DEATH BENEFIT

ASSUMPTIONS:


- You purchase the contract with a payment of $25,000 with $5,000 allocated to the regular fixed account and $20,000 allocated to the subaccounts; and



- on the first contract anniversary the regular fixed account value is $5,200 and the subaccount value is $17,000. Total contract value is $23,200; and



- During the second contract year the regular fixed account value is $5,300 and the subaccount value is $19,000. Total contract value is $24,300. You take a $1,500 (including surrender charge) partial surrender all from the subaccounts, leaving the contract value at $22,800.




THE DEATH BENEFIT, WHICH IS BASED ON THE GREATEST OF THREE VALUES, IS CALCULATED
AS FOLLOWS:
1. CONTRACT VALUE AT DEATH:                                                           $22,800.00
                                                                                      ----------
2. PURCHASE PAYMENTS MINUS ADJUSTED PARTIAL SURRENDERS:
        Total purchase payments:                                                      $25,000.00
        minus adjusted partial surrenders, calculated as:

        $1,500 x $25,000
        ----------------  =                                                            -1,543.21
             $24,300
                                                                                      ----------
        for a death benefit of:                                                       $23,456.79
                                                                                      ----------



--------------------------------------------------------------------------------
 80 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

3. THE 5% ACCUMULATION DEATH BENEFIT FLOOR:
        The variable account floor on the first contract anniversary, calculated
        as: 1.05 x $20,000 =                                                          $21,000.00
        plus amounts allocated to the subaccounts since that anniversary:                  +0.00
        minus the 5% accumulation death benefit floor adjusted partial surrender from the subaccounts, calculated as:

        $1,500 x $21,000
        ----------------  =                                                            -1,657.89
             $19,000
                                                                                      ----------

        variable account floor benefit:                                               $19,342.11
        plus the regular fixed account account value:                                  +5,300.00
                                                                                      ----------
        5% accumulation death benefit floor (value of the regular fixed account
        and the variable account floor):                                              $24,642.11
                                                                                      ----------
THE 5% ACCUMULATION DEATH BENEFIT, CALCULATED AS THE GREATEST OF THESE THREE
  VALUES, WHICH IS THE 5% ACCUMULATION DEATH BENEFIT FLOOR:                           $24,642.11




EXAMPLE -- BENEFIT PROTECTOR

ASSUMPTIONS:


- You purchase the contract with a payment of $100,000 and you are under age 70. You select the seven-year surrender charge schedule, the MAV and the Benefit Protector.



- During the first contract year the contract value grows to $105,000. The death benefit equals the standard death benefit, which is the contract value, or $104,000. You have not reached the first contract anniversary so the Benefit Protector does not provide any additional benefit at this time.



- On the first contract anniversary the contract value grows to $110,000. The death benefit equals:




     MAV death benefit amount (contract value):                           $110,000
     plus the Benefit Protector which equals 40% of earnings at death
     (MAV death benefit amount minus remaining purchase payments):
     0.40 x ($110,000 - $100,000) =                                         +4,000
                                                                          --------
  Total death benefit of:                                                 $114,000
                                                                          --------
- On the second contract anniversary the contract value falls to
  $105,000. The death benefit equals:
     MAV death benefit amount (maximum anniversary value):                $110,000
     plus the Benefit Protector (40% of earnings at death):
     0.40 x ($110,000 - $100,000) =                                         +4,000
                                                                          --------
  Total death benefit of:                                                 $114,000
                                                                          --------







- During the third contract year the contract value remains at $105,000 and you request a partial surrender, including the applicable 7% surrender charge, of $50,000. We will surrender $10,500 from your contract value free of charge (10% of your prior anniversary's contract value). The remainder of the surrender is subject to a 7% surrender charge because your purchase payment is two years old, so we will surrender $39,500 ($36,735 + $2,765 in surrender charges) from your contract value. Altogether, we will surrender $50,000 and pay you $48,025. We calculate remaining purchase payments as $100,000 - $45,000 = $55,000 (remember that $5,000 of the partial surrender is contract earnings). The death benefit equals:



      MAV death benefit amount (maximum anniversary value adjusted for partial surrenders):
      $110,000 -   ($50,000 x $110,000)
                   --------------------  =                                                     $57,619
                         $105,000

      plus the Benefit Protector (40% of earnings at death):
      0.40 x ($57,619 - $55,000) =                                                              +1,048
                                                                                               -------
Total death benefit of:                                                                        $58,667
                                                                                               -------





- On the third contract anniversary the contract value falls by $40,000. The death benefit remains at $58,667. The reduction in contract value has no effect.


--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 81

- On the ninth contract anniversary the contract value grows to a new high of $200,000. Earnings at death reaches its maximum of 250% of remaining purchase payments that are one or more years old. The death benefit equals:



     MAV death benefit amount (contract value):                           $200,000
     plus the Benefit Protector (40% of earnings at death)
     0.40 x 2.50 x ($55,000) =                                             +55,000
                                                                          --------
  Total death benefit of:                                                 $255,000
                                                                          --------







- During the tenth contract year you make an additional purchase payment of $50,000 and your contract value grows to $250,500. The new purchase payment is less than one year old and so it has no effect on the EEB. The death benefit equals:



     MAV death benefit amount (contract value):                           $250,000
     plus the Benefit Protector (40% of earnings at death)
     0.40 x 2.50 x ($55,000) =                                             +55,000
                                                                          --------
  Total death benefit of:                                                 $305,000
                                                                          --------







- During the eleventh contract year the contract value remains $250,500 and the "new" purchase payment is now one year old. The value of the Benefit Protector changes. The death benefit equals:



     MAV death benefit amount (contract value):                           $250,500
     plus the Benefit Protector which equals 40% of earnings at death
     (the standard death benefit amount minus remaining purchase payments):
     0.40 x ($250,500 - $105,000) =                                        +58,200
                                                                          --------
  Total death benefit of:                                                 $308,700
                                                                          --------





EXAMPLE -- BENEFIT PROTECTOR PLUS

ASSUMPTIONS:


- You purchase the contract with an exchange purchase payment of $100,000 and you are under age 70. You select the seven-year surrender charge schedule, the MAV and the Benefit Protector Plus.



- During the first contract year the contract value grows to $105,000. The death benefit on equals the standard death benefit amount, which is the contract value, or $104,000. You have not reached the first contract anniversary so neither the Benefit Protector Plus Part I nor Part II provides any additional benefit at this time.




- On the first contract anniversary the contract value grows to $110,000. You have not reached the second contract anniversary so the Benefit Protector Plus
  Part II does not provide any additional benefit at this time. The death benefit equals:



     MAV death benefit amount (contract value):                           $110,000
     plus the Benefit Protector Plus Part I which equals 40% of earnings at death (the MAV death benefit amount minus remaining purchase payments):
     0.40 x ($110,000 - $100,000) =                                         +4,000
                                                                          --------
  Total death benefit of:                                                 $114,000
                                                                          --------







- On the second contract anniversary the contract value falls to $105,000. The death benefit equals:



     MAV death benefit amount (maximum anniversary value):                $110,000
     plus the Benefit Protector Plus Part I (40% of earnings at death):
     0.40 x ($110,000 - $100,000) =                                         +4,000
     plus the Benefit Protector Plus Part II which in the third contract year equals 10% of exchange purchase payments identified at issue and not previously surrendered:
     0.10 x $100,000 =                                                     +10,000
                                                                          --------
  Total death benefit of:                                                 $124,000
                                                                          --------







- During the third contract year the contract value remains at $105,000 and you request a partial surrender, including the applicable 7% surrender charge, of $50,000. We will surrender $10,500 from your contract value free of charge (10% of your prior anniversary's contract value). The remainder of the surrender is subject to a 7% surrender charge because your purchase payment is two years old, so we will surrender $39,500 ($36,735 + $2,765 in surrender charges) from your contract value.


--------------------------------------------------------------------------------
 82 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

  Altogether, we will surrender $50,000 and pay you $47,235. We calculate remaining purchase payments as $100,000 - $45,000 = $55,000 (remember that $5,000 of the partial surrender is contract earnings). The death benefit equals:



      MAV death benefit amount (maximum anniversary value adjusted for partial surrenders):
      $110,000 -   ($50,000 x $110,000)
                   --------------------  =                                                     $57,619
                         $105,000

      plus the Benefit Protector Plus Part I (40% of earnings at death):
      0.40 x ($57,619 - $55,000) =                                                              +1,048

      plus the Benefit Protector Plus Part II which in the third contract year equals 10% of exchange purchase payments identified at issue and not previously surrendered:
      0.10 x $55,000 =                                                                          +5,500
                                                                                               -------
Total death benefit of:                                                                        $64,167
                                                                                               -------







- On the third contract anniversary the contract value falls by $40,000. The death benefit remains at $64,167. The reduction in contract value has no effect.




- On the ninth contract anniversary the contract value grows to a new high of $200,000. Earnings at death reaches its maximum of 250% of remaining purchase payments that are one or more years old. Because we are beyond the fourth contract anniversary the Benefit Protector Plus also reaches its maximum of 20%. The death benefit equals:



     MAV death benefit amount (contract value):                           $200,000
     plus the Benefit Protector Plus Part I (40% of earnings at death)
     .40 x (2.50 x $55,000) =                                              +55,000
     plus the Benefit Protector Plus Part II which after the fourth contract year equals 20% of exchange purchase payments identified at issue and not previously surrendered:
     0.20 x $55,000 =                                                      +11,000
                                                                          --------
  Total death benefit of:                                                 $266,000
                                                                          --------







- During the tenth contract year you make an additional purchase payment of $50,000 and your contract value grows to $250,500. The new purchase payment is less than one year old and so it has no effect on either the Benefit Protector Plus Part I or Benefit Protector PlusPart II. The death benefit equals:



     MAV death benefit amount (contract value):                           $250,000
     plus the Benefit Protector Plus Part I (40% of earnings at death)
     .40 x (2.50 x $55,000) =                                              +55,000
     plus the Benefit Protector Plus Part II, which after the fourth contract year equals 20% of exchange purchase payments identified at issue and not previously surrendered:
     0.20 x $55,000 =                                                      +11,000
                                                                          --------
  Total death benefit of:                                                 $316,000
                                                                          --------







- During the eleventh contract year the contract value remains $250,500 and the "new" purchase payment is now one year old. The value of the Benefit Protector PlusPart I changes but the value of the Benefit Protector Plus Part II remains constant. The death benefit equals:



     MAV death benefit amount (contract value):                           $250,500
     plus the Benefit Protector PlusPart I which equals 40% of
     earnings at death (the MAV death benefit minus remaining purchase payments):
     0.40 x ($250,500 - $105,000) =                                        +58,200
     plus the Benefit Protector Plus Part II, which after the fourth contract year equals 20% of exchange purchase payments identified at issue and not previously surrendered:
     0.20 x $55,000 =                                                      +11,000
                                                                          --------
  Total death benefit of:                                                 $319,700
                                                                          --------






--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 83

APPENDIX E: EXAMPLE -- OPTIONAL LIVING BENEFITS

THE PURPOSE OF THIS APPENDIX IS TO ILLUSTRATE THE OPERATION OF VARIOUS OPTIONAL LIVING BENEFIT RIDERS.

IN ORDER TO DEMONSTRATE THESE CONTRACT RIDERS, AN EXAMPLE MAY SHOW HYPOTHETICAL CONTRACT VALUES. THESE CONTRACT VALUES DO NOT REPRESENT PAST OR FUTURE PERFORMANCE. ACTUAL CONTRACT VALUES MAY BE MORE OR LESS THAN THOSE SHOWN AND WILL DEPEND ON A NUMBER OF FACTORS, INCLUDING BUT NOT LIMITED TO THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, GPAS, SPECIAL DCA FIXED ACCOUNT, REGULAR FIXED ACCOUNT AND THE FEES AND CHARGES THAT APPLY TO YOUR CONTRACT.

THESE EXAMPLES ARE INTENDED TO SHOW HOW THE OPTIONAL RIDERS OPERATE, AND DO NOT TAKE INTO ACCOUNT WHETHER A PARTICULAR OPTIONAL RIDER IS PART OF A QUALIFIED ANNUITY. QUALIFIED ANNUITIES ARE SUBJECT TO RMDS AT CERTAIN AGES (SEE
"TAXES -- QUALIFIED ANNUITIES -- REQUIRED MINIMUM DISTRIBUTIONS") WHICH MAY REQUIRE YOU TO TAKE PARTIAL SURRENDERS FROM THE CONTRACT. IF YOU ARE CONSIDERING THE ADDITION OF CERTAIN OPTIONAL RIDERS TO A QUALIFIED ANNUITY, YOU SHOULD CONSULT YOUR TAX ADVISOR PRIOR TO MAKING A PURCHASE FOR AN EXPLANATION OF THE POTENTIAL TAX IMPLICATION TO YOU.


EXAMPLE -- SECURESOURCE 3 RIDERS



ASSUMPTIONS:


- You purchase the contract with the Single Life benefit and a payment of $100,000 and make no additional payments to the contract.



- You are the sole owner and also the annuitant. You are age 61.



- Annual Step-ups are applied each anniversary when available, where the contract value is greater than the PBG and/or the BB. Applied Annual Step-ups are indicated in BOLD.






CONTRACT                           ASSUMED                                       BENEFIT                            LIFETIME
DURATION   PURCHASE    PARTIAL    CONTRACT                                     DETERMINING                           PAYMENT
IN YEARS   PAYMENTS  WITHDRAWALS    VALUE      CB           BB          WAB     PERCENTAGE    PBG     ALP    RALP  PERCENTAGE

At Issue    100,000         NA     100,000  100,000      100,000      100,000      0.0%     100,000  4,500  4,500     4.50%

1                --         --      98,000  100,000      106,000      106,000      7.5%     100,000  4,770  4,770     4.50%

2                --         --     105,000  100,000      112,000      112,000      6.3%     105,000  5,040  5,040     4.50%

3                --         --     120,000  120,000(1)   120,000      120,000      0.0%     120,000  5,400  5,400     4.50%

3.5              --      5,400     114,600  120,000      120,000      114,600      0.0%     114,600  5,400     --     4.50%

4                --         --     115,000  120,000      120,000(2)   115,000      0.0%     115,000  5,400  5,400     4.50%

5                --         --     110,000  120,000      127,200      121,900      9.8%     115,000  5,724  5,724     4.50%

6                --         --     140,000  140,000      140,000      140,000      0.0%     140,000  7,700  7,700     5.50%(3)

7                --         --     120,000  140,000      148,400      148,400     19.1%     140,000  8,162  8,162     5.50%

7.5              --     10,000     110,000  137,699      145,961(4)   136,033     19.1%     129,671  8,028     --     5.50%

8                --         --     105,000  137,699      145,961      136,033     22.8%     129,671  7,298  7,298     5.00%(5)

9                --         --     116,000  137,699      154,223      143,733     19.3%     129,671  8,482  8,482     5.50%






(1) Since the contract value was greater than the BB (after it was increased by the Annual Credit), the CB is increased to the contract value and future Annual Credits will be based on the new (higher) Credit Base.


(2) Since a withdrawal was taken in the previous contract year, the Annual Credit is not available on the 4th Anniversary.


(3) Because the annual step-up increased the BB on the anniversary and the covered person's attained age is in a higher age band, the Lifetime Payment Percentage increased.


(4) The $10,000 withdrawal is greater than the $8,162 RALP allowed under the rider and therefore excess withdrawal processing is applied. Values are reset as described in "Lifetime Benefit Description -- Determination of Adjustment of Benefit Values".


(5) The Lifetime Payment Percentage does not include the 0.50% Income Bonus when the Benefit Determining Percentage is 20% or more.



--------------------------------------------------------------------------------
 84 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

APPENDIX F: ADDITIONAL RMD DISCLOSURE


This appendix describes our current administrative practice for determining the amount of withdrawals in any contract year which an owner may take under the SecureSource 3 riders to satisfy the RMD rules under 401(a)(9) of the Code without application of the excess withdrawal processing described in the rider. We reserve the right to modify this administrative practice at any time upon 30 days' written notice to you.


For contract holders subject to annual RMD rules under the Section 401(a)(9) of the Code, amounts you withdraw from this contract to satisfy these rules are not subject to excess withdrawal processing under the terms of the rider, subject to the following rules and our current administrative practice:

(1) Each calendar year, if your ALERMDA is greater than the ALP.



  - A Lifetime Additional Benefit Amount (LABA) will be set equal to that portion of your ALERMDA that exceeds the value of ALP.



  - The LABA will be reduced by the total of the amount that each withdrawal in the current calendar year exceeds the RALP at the time of each withdrawal, but shall not be reduced to less than zero.



  - Any withdrawals taken in a contract year will count first against and reduce the RALP for that contract year.



  - Once the RALP for the current contract year has been depleted, any additional amounts withdrawn will count against and reduce the LABA. These withdrawals will not be considered excess withdrawals with regard to the ALP as long as they do not exceed the remaining LABA.


  - Once the LABA has been depleted, any additional withdrawal amounts will be considered excess withdrawals with regard to the ALP and will subject the ALP to the excess withdrawal processing described by the SecureSource 3 rider.


The ALERMDA is:




(1) determined by us each calendar year;





(2) based on your initial purchase payment and not the entire interest value in the calendar year of contract issue and therefore may not be sufficient to allow you to withdraw your RMD without causing an excess withdrawal;





(3) based on the value of this contract alone on the date it is determined;





(4) based on recalculated life expectancy taken from the Uniform Lifetime Table under the Code ; and





(5) based on the company's understanding and interpretation of the requirements for life expectancy distributions intended to satisfy the required minimum distribution rules under Code Section 401(a)(9) and the Treasury Regulations promulgated thereunder as applicable on the effective date of this prospectus, to:





      1. IRAs under Section 408(b) of the Code;





      2. Roth IRAs under Section 408A of the Code;





      3. SIMPLE IRAs under Section 408(p) of the Code;





      4. Simplified Employee Pension IRA (SEP) plans under Section 408(k) of the Code;





      5. Custodial and investment only plans under section 401(a) of the Code;





      6. TSAs under Section 403(b) of the Code.


In the future, the requirements under tax law for such distributions may change and the life expectancy amount calculation provided under your rider may not be sufficient to satisfy the requirements under the tax law for these types of distributions. In such a situation, amounts withdrawn to satisfy such distribution requirements will exceed your available RALP amount and may result in the reduction of your guaranteed values as described under the excess withdrawal provision of the rider.

In cases where the Code does not allow the life expectancy of a natural person to be used to calculate the required minimum distribution amount (e.g., some ownerships by trusts and charities), we will calculate the life expectancy RMD amount as zero in all years.


Please consult your tax advisor about the impact of these rules prior to purchasing SecureSource 3 riders.



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 85

APPENDIX G: CONDENSED FINANCIAL INFORMATION (UNAUDITED)


The following tables give per-unit information about the financial history of each subaccount representing the lowest and highest total annual variable account expense combinations for each contract. The date in which operations commenced in each subaccount is noted in parentheses. The SAI contains tables that give per-unit information about the financial history of each existing subaccount. We have not provided this information for subaccounts that were not available under your contract as of Dec. 31, 2011. You may obtain a copy of the SAI without charge by contacting us at the telephone number or address listed on the first page of the prospectus.





VARIABLE ACCOUNT CHARGES OF 0.95% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT.
YEAR ENDED DEC. 31,       2011      2010      2009      2008      2007      2006      2005      2004      2003     2002
------------------------------------------------------------------------------------------------------------------------
ALLIANCEBERNSTEIN VPS LARGE CAP GROWTH PORTFOLIO (CLASS B) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.21     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.15     $1.21        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                    93         2        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VP VALUE, CLASS II (8/13/2001)
Accumulation unit
  value at beginning
  of period                $1.42     $1.27     $1.07     $1.47     $1.57     $1.34     $1.29     $1.14    $0.89    $1.04
Accumulation unit
  value at end of
  period                   $1.42     $1.42     $1.27     $1.07     $1.47     $1.57     $1.34     $1.29    $1.14    $0.89
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                36,454    41,940    48,731    56,747    81,683    93,343    95,710    71,318   50,607   30,523
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - BALANCED FUND (CLASS 3) (9/15/1999)
Accumulation unit
  value at beginning
  of period                $1.16     $1.04     $0.85     $1.22     $1.21     $1.07     $1.04     $0.96    $0.80    $0.93
Accumulation unit
  value at end of
  period                   $1.18     $1.16     $1.04     $0.85     $1.22     $1.21     $1.07     $1.04    $0.96    $0.80
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                39,535    45,791    55,353    51,095    74,966    74,221    77,525    74,540   73,310   64,613
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - CASH MANAGEMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.00     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $0.99     $1.00        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   825       694        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DIVERSIFIED BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.02     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.07     $1.02        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                 3,544       836        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DIVERSIFIED EQUITY INCOME FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.21     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.14     $1.21        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   844       229        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DYNAMIC EQUITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.21     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.26     $1.21        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                    40         9        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - EMERGING MARKETS OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.22     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $0.95     $1.22        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                 1,102       414        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - GLOBAL BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.04     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.08     $1.04        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                 1,190       353        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - GLOBAL INFLATION PROTECTED SECURITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.02     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.11     $1.02        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   739       310        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - HIGH INCOME FUND (CLASS 2) (4/28/2006)
Accumulation unit
  value at beginning
  of period                $1.27     $1.15     $0.80     $1.08     $1.07     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.34     $1.27     $1.15     $0.80     $1.08     $1.07        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                13,993    15,434    16,890    19,527    26,868    30,821        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - HIGH YIELD BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.08     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.13     $1.08        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                 1,107       225        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
 86 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

VARIABLE ACCOUNT CHARGES OF 0.95% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,       2011      2010      2009      2008      2007      2006      2005      2004      2003     2002
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - INCOME OPPORTUNITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.07     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.13     $1.07        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   587       160        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - INTERNATIONAL OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.19     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.03     $1.19        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   166        44        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - LARGE CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.21     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.16     $1.21        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                    92        23        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - LIMITED DURATION CREDIT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.01     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.02     $1.01        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   889       432        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MARSICO INTERNATIONAL OPPORTUNITIES FUND (CLASS 2) (5/1/2006)
Accumulation unit
  value at beginning
  of period                $0.99     $0.88     $0.65     $1.26     $1.07     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                   $0.82     $0.99     $0.88     $0.65     $1.26     $1.07        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                12,277    16,307    20,723    26,849    22,702    32,712        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MID CAP GROWTH OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.27     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.07     $1.27        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                    91        19        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MID CAP VALUE OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.26     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.14     $1.26        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   215        50        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - S&P 500 INDEX FUND (CLASS 3) (5/1/2000)
Accumulation unit
  value at beginning
  of period                $0.91     $0.80     $0.64     $1.03     $0.99     $0.86     $0.84     $0.77    $0.60    $0.79
Accumulation unit
  value at end of
  period                   $0.91     $0.91     $0.80     $0.64     $1.03     $0.99     $0.86     $0.84    $0.77    $0.60
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                46,053    55,090    65,626    73,795    92,416   104,302   122,070   117,372   91,398   65,011
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SELECT LARGE-CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.20     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.17     $1.20        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                    52        32        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SELECT SMALLER-CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.27     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.15     $1.27        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                    81        47        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SHORT DURATION U.S. GOVERNMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.00     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.00     $1.00        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                 1,177       498        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - STRATEGIC INCOME FUND (CLASS 2) (4/29/2011)
Accumulation unit
  value at beginning
  of period                $1.00        --        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $0.95        --        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                 1,394        --        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VIP CONTRAFUND(R) PORTFOLIO SERVICE CLASS 2 (5/1/2006)
Accumulation unit
  value at beginning
  of period                $1.06     $0.91     $0.68     $1.20     $1.03     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.02     $1.06     $0.91     $0.68     $1.20     $1.03        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)               102,175   120,336   167,696   237,020   166,815   127,364        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VIP MID CAP PORTFOLIO SERVICE CLASS 2 (8/13/2001)
Accumulation unit
  value at beginning
  of period                $2.46     $1.93     $1.39     $2.33     $2.04     $1.83     $1.57     $1.27    $0.93    $1.04
Accumulation unit
  value at end of
  period                   $2.17     $2.46     $1.93     $1.39     $2.33     $2.04     $1.83     $1.57    $1.27    $0.93
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                63,182    76,313   106,479   136,525   156,364   174,833   157,678   117,171   72,124   35,541
------------------------------------------------------------------------------------------------------------------------
FTVIPT FRANKLIN SMALL CAP VALUE SECURITIES FUND - CLASS 2 (9/15/1999)
Accumulation unit
  value at beginning
  of period                $2.52     $1.98     $1.55     $2.34     $2.42     $2.09     $1.94     $1.58    $1.21    $1.34
Accumulation unit
  value at end of
  period                   $2.40     $2.52     $1.98     $1.55     $2.34     $2.42     $2.09     $1.94    $1.58    $1.21
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                18,246    22,799    28,730    36,256    46,935    55,078    55,521    44,541   34,639   23,553
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 87

VARIABLE ACCOUNT CHARGES OF 0.95% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,       2011      2010      2009      2008      2007      2006      2005      2004      2003     2002
------------------------------------------------------------------------------------------------------------------------
FTVIPT MUTUAL SHARES SECURITIES FUND - CLASS 2 (8/13/2001)
Accumulation unit
  value at beginning
  of period                $1.31     $1.19     $0.96     $1.53     $1.50     $1.28     $1.17     $1.04    $0.84    $0.96
Accumulation unit
  value at end of
  period                   $1.29     $1.31     $1.19     $0.96     $1.53     $1.50     $1.28     $1.17    $1.04    $0.84
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                27,767    33,994    39,361    47,292    65,658    63,662    50,166    33,241   21,294    9,151
------------------------------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES JANUS PORTFOLIO: SERVICE SHARES (5/1/2007)
Accumulation unit
  value at beginning
  of period                $0.96     $0.85     $0.63     $1.06     $1.00        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $0.90     $0.96     $0.85     $0.63     $1.06        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                13,639    18,753   168,562   128,192    72,177        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
MFS(R) UTILITIES SERIES - SERVICE CLASS (8/13/2001)
Accumulation unit
  value at beginning
  of period                $2.03     $1.80     $1.37     $2.22     $1.76     $1.36     $1.18     $0.91    $0.68    $0.89
Accumulation unit
  value at end of
  period                   $2.14     $2.03     $1.80     $1.37     $2.22     $1.76     $1.36     $1.18    $0.91    $0.68
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                28,483    30,235    35,891    43,832    51,479    45,869    35,163    18,264   12,519    7,093
------------------------------------------------------------------------------------------------------------------------
MORGAN STANLEY UIF MID CAP GROWTH PORTFOLIO, CLASS II SHARES (5/1/2006)
Accumulation unit
  value at beginning
  of period                $1.29     $0.98     $0.63     $1.20     $0.99     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.19     $1.29     $0.98     $0.63     $1.20     $0.99        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                11,091    11,306    12,049    11,266     9,199    17,529        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST SOCIALLY RESPONSIVE PORTFOLIO (CLASS S) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.19     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.14     $1.19        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   137        12        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER GLOBAL SECURITIES FUND/VA, SERVICE SHARES (2/4/2004)
Accumulation unit
  value at beginning
  of period                $1.49     $1.30     $0.94     $1.59     $1.51     $1.30     $1.15     $1.00       --       --
Accumulation unit
  value at end of
  period                   $1.35     $1.49     $1.30     $0.94     $1.59     $1.51     $1.30     $1.15       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                16,697    18,638    21,263    24,950    32,187    34,962    20,721     6,121       --       --
------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER MAIN STREET SMALL- & MID-CAP FUND(R)/VA, SERVICE SHARES (2/4/2004)
Accumulation unit
  value at beginning
  of period                $1.41     $1.16     $0.85     $1.39     $1.42     $1.25     $1.15     $1.00       --       --
Accumulation unit
  value at end of
  period                   $1.36     $1.41     $1.16     $0.85     $1.39     $1.42     $1.25     $1.15       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                 9,937    12,889    15,634    18,861    23,107    22,606    12,037     4,085       --       --
------------------------------------------------------------------------------------------------------------------------
PIMCO VIT ALL ASSET PORTFOLIO, ADVISOR SHARE CLASS (5/1/2006)
Accumulation unit
  value at beginning
  of period                $1.25     $1.12     $0.93     $1.12     $1.04     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.26     $1.25     $1.12     $0.93     $1.12     $1.04        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                49,462    49,921   127,629   131,661    82,318    76,067        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AGGRESSIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                $1.12     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.08     $1.12        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)               153,074    45,018        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AMERICAN CENTURY DIVERSIFIED BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.00     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.06     $1.00        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   479       120        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AMERICAN CENTURY GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.21     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.19     $1.21        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   101        15        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - COLUMBIA WANGER INTERNATIONAL EQUITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.21     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.03     $1.21        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   833       244        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - COLUMBIA WANGER U.S. EQUITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.29     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.21     $1.29        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   553       149        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - CONSERVATIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                $1.05     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.07     $1.05        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)               152,207    39,107        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - DAVIS NEW YORK VENTURE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.16     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.11     $1.16        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   380       103        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
 88 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

VARIABLE ACCOUNT CHARGES OF 0.95% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,       2011      2010      2009      2008      2007      2006      2005      2004      2003     2002
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - DFA INTERNATIONAL VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.18     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $0.94     $1.18        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   359        89        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - EATON VANCE FLOATING-RATE INCOME FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.05     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.06     $1.05        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                 1,214       172        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - GOLDMAN SACHS MID CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.23     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.14     $1.23        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   340        45        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - INVESCO INTERNATIONAL GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.16     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.07     $1.16        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   369        28        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - J.P. MORGAN CORE BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.01     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.06     $1.01        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   678       437        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - JENNISON MID CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.19     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.20     $1.19        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   156        46        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MARSICO GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.24     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.20     $1.24        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   442        57        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MFS VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.16     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.14     $1.16        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   287        33        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                $1.09     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.09     $1.09        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000     1,036,-
  omitted)                   629   372,331        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATELY AGGRESSIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                $1.11     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.09     $1.11        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)               586,675   199,756        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATELY CONSERVATIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                $1.07     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.08     $1.07        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)               335,257   125,196        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MORGAN STANLEY GLOBAL REAL ESTATE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.20     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.07     $1.20        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   442       140        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - NFJ DIVIDEND VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.17     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.20     $1.17        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   230        26        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - NUVEEN WINSLOW LARGE CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.23     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.22     $1.23        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                    51         6        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PARTNERS SMALL CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.29     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.27     $1.29        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   193        10        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 89

VARIABLE ACCOUNT CHARGES OF 0.95% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,       2011      2010      2009      2008      2007      2006      2005      2004      2003     2002
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PARTNERS SMALL CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.23     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.16     $1.23        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   224       132        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PIMCO MORTGAGE-BACKED SECURITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.00     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.04     $1.00        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   268        35        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PYRAMIS(R) INTERNATIONAL EQUITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.17     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.01     $1.17        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                    59         6        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - WELLS FARGO SHORT DURATION GOVERNMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                $1.00     $1.00        --        --        --        --        --        --       --       --
Accumulation unit
  value at end of
  period                   $1.02     $1.00        --        --        --        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                   172        74        --        --        --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT OPPORTUNITY FUND - CLASS 2 (8/13/2001)
Accumulation unit
  value at beginning
  of period                $1.51     $1.24     $0.84     $1.42     $1.35     $1.21     $1.13     $0.97    $0.72    $0.99
Accumulation unit
  value at end of
  period                   $1.42     $1.51     $1.24     $0.84     $1.42     $1.35     $1.21     $1.13    $0.97    $0.72
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                13,842     9,802    11,212    13,585    18,131    21,391    25,313    25,983   24,999   17,130
------------------------------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT SMALL CAP GROWTH FUND - CLASS 2 (5/1/2001)
Accumulation unit
  value at beginning
  of period                $1.45     $1.16     $0.76     $1.32     $1.17     $0.96     $0.91     $0.81    $0.58    $0.94
Accumulation unit
  value at end of
  period                   $1.37     $1.45     $1.16     $0.76     $1.32     $1.17     $0.96     $0.91    $0.81    $0.58
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                12,890    18,266    20,853    19,000    23,653    17,655    14,334    16,103   13,800    7,655
------------------------------------------------------------------------------------------------------------------------


VARIABLE ACCOUNT CHARGES OF 1.30% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT.
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
ALLIANCEBERNSTEIN VPS LARGE CAP GROWTH PORTFOLIO (CLASS B) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.07     $0.99     $0.73     $1.23    $1.09    $1.00
Accumulation unit
  value at end of
  period                                                           $1.01     $1.07     $0.99     $0.73    $1.23    $1.09
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           485       344       242       206      102       23
------------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VP VALUE, CLASS II (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.03     $0.93     $0.78     $1.08    $1.16    $1.00
Accumulation unit
  value at end of
  period                                                           $1.03     $1.03     $0.93     $0.78    $1.08    $1.16
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         2,947     2,972     3,160     2,591    2,786      903
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - BALANCED FUND (CLASS 3) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.07     $0.96     $0.78     $1.13    $1.13    $1.00
Accumulation unit
  value at end of
  period                                                           $1.08     $1.07     $0.96     $0.78    $1.13    $1.13
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         2,107     2,324     2,917       622      930      225
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - CASH MANAGEMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $0.99     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $0.98     $0.99        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           166       397        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DIVERSIFIED BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.02     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.07     $1.02        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           671       239        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DIVERSIFIED EQUITY INCOME FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.21     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.13     $1.21        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            88        12        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DYNAMIC EQUITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.20     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.25     $1.20        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                             1        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - EMERGING MARKETS OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.22     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $0.95     $1.22        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           256       111        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
 90 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

VARIABLE ACCOUNT CHARGES OF 1.30% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - GLOBAL BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.04     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.07     $1.04        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           133       119        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - GLOBAL INFLATION PROTECTED SECURITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.02     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.10     $1.02        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           176       117        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - HIGH INCOME FUND (CLASS 2) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.26     $1.14     $0.81     $1.09    $1.08    $1.00
Accumulation unit
  value at end of
  period                                                           $1.33     $1.26     $1.14     $0.81    $1.09    $1.08
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         2,152     2,199     2,059     1,829    1,757      576
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - HIGH YIELD BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.08     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.12     $1.08        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           219        41        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - INCOME OPPORTUNITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.07     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.12     $1.07        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           105        26        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - INTERNATIONAL OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.19     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.03     $1.19        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           165        84        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - LARGE CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.21     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.15     $1.21        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            45        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - LIMITED DURATION CREDIT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.01     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.02     $1.01        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           294       154        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MARSICO INTERNATIONAL OPPORTUNITIES FUND (CLASS 2) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.10     $0.98     $0.72     $1.42    $1.20    $1.00
Accumulation unit
  value at end of
  period                                                           $0.91     $1.10     $0.98     $0.72    $1.42    $1.20
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,680     2,130     2,414     2,757    2,052    3,503
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MID CAP GROWTH OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.27     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.27        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            60        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MID CAP VALUE OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.26     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.14     $1.26        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            62         1        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - S&P 500 INDEX FUND (CLASS 3) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.03     $0.91     $0.73     $1.18    $1.14    $1.00
Accumulation unit
  value at end of
  period                                                           $1.04     $1.03     $0.91     $0.73    $1.18    $1.14
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,085     1,006       911     1,062    1,259      361
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SELECT LARGE-CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.20     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.16     $1.20        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            65        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SELECT SMALLER-CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.27     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.15     $1.27        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            21        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SHORT DURATION U.S. GOVERNMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.00     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           187        66        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 91

VARIABLE ACCOUNT CHARGES OF 1.30% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - STRATEGIC INCOME FUND (CLASS 2) (4/29/2011)
Accumulation unit
  value at beginning
  of period                                                        $1.00        --        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $0.94        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           296        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VIP CONTRAFUND(R) PORTFOLIO SERVICE CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.11     $0.96     $0.72     $1.27    $1.10    $1.00
Accumulation unit
  value at end of
  period                                                           $1.06     $1.11     $0.96     $0.72    $1.27    $1.10
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                        10,542    11,951    26,262    55,331   38,145   14,254
------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VIP MID CAP PORTFOLIO SERVICE CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.29     $1.02     $0.74     $1.24    $1.09    $1.00
Accumulation unit
  value at end of
  period                                                           $1.14     $1.29     $1.02     $0.74    $1.24    $1.09
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         5,555     6,949    23,688    36,142   18,414    5,441
------------------------------------------------------------------------------------------------------------------------
FTVIPT FRANKLIN SMALL CAP VALUE SECURITIES FUND - CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.12     $0.89     $0.69     $1.05    $1.09    $1.00
Accumulation unit
  value at end of
  period                                                           $1.06     $1.12     $0.89     $0.69    $1.05    $1.09
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,730     1,829     1,834     2,047    2,059    1,064
------------------------------------------------------------------------------------------------------------------------
FTVIPT MUTUAL SHARES SECURITIES FUND - CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $0.99     $0.90     $0.72     $1.16    $1.14    $1.00
Accumulation unit
  value at end of
  period                                                           $0.96     $0.99     $0.90     $0.72    $1.16    $1.14
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         4,076     4,866     5,084     5,780    6,302    2,030
------------------------------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES JANUS PORTFOLIO: SERVICE SHARES (5/1/2007)
Accumulation unit
  value at beginning
  of period                                                        $0.95     $0.84     $0.63     $1.06    $1.00       --
Accumulation unit
  value at end of
  period                                                           $0.89     $0.95     $0.84     $0.63    $1.06       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,713     2,336    80,099    57,559   35,017       --
------------------------------------------------------------------------------------------------------------------------
MFS(R) UTILITIES SERIES - SERVICE CLASS (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.41     $1.26     $0.96     $1.56    $1.24    $1.00
Accumulation unit
  value at end of
  period                                                           $1.48     $1.41     $1.26     $0.96    $1.56    $1.24
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         3,758     3,729     4,001     3,917    3,235    1,005
------------------------------------------------------------------------------------------------------------------------
MORGAN STANLEY UIF MID CAP GROWTH PORTFOLIO, CLASS II SHARES (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.39     $1.06     $0.69     $1.31    $1.08    $1.00
Accumulation unit
  value at end of
  period                                                           $1.27     $1.39     $1.06     $0.69    $1.31    $1.08
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,364     1,265     1,329     1,340    1,013    2,328
------------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST SOCIALLY RESPONSIVE PORTFOLIO (CLASS S) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.13     $0.93     $0.72     $1.20    $1.14    $1.00
Accumulation unit
  value at end of
  period                                                           $1.08     $1.13     $0.93     $0.72    $1.20    $1.14
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           131       209       165       155      142       29
------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER GLOBAL SECURITIES FUND/VA, SERVICE SHARES (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.13     $0.99     $0.72     $1.22    $1.16    $1.00
Accumulation unit
  value at end of
  period                                                           $1.02     $1.13     $0.99     $0.72    $1.22    $1.16
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,548     1,898     1,750     1,612    1,649      663
------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER MAIN STREET SMALL- & MID-CAP FUND(R)/VA, SERVICE SHARES (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.07     $0.88     $0.65     $1.07    $1.10    $1.00
Accumulation unit
  value at end of
  period                                                           $1.04     $1.07     $0.88     $0.65    $1.07    $1.10
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,536     1,853     1,891     1,925    2,045      715
------------------------------------------------------------------------------------------------------------------------
PIMCO VIT ALL ASSET PORTFOLIO, ADVISOR SHARE CLASS (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.26     $1.13     $0.95     $1.14    $1.07    $1.00
Accumulation unit
  value at end of
  period                                                           $1.27     $1.26     $1.13     $0.95    $1.14    $1.07
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         6,150     6,043    48,834    54,964   38,718   12,825
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AGGRESSIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.12     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.07     $1.12        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         7,924     2,155        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AMERICAN CENTURY DIVERSIFIED BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            38        24        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AMERICAN CENTURY GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.21     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.18     $1.21        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            33        40        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
 92 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

VARIABLE ACCOUNT CHARGES OF 1.30% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - COLUMBIA WANGER INTERNATIONAL EQUITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.21     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.03     $1.21        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           119        36        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - COLUMBIA WANGER U.S. EQUITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.29     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.21     $1.29        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            99         9        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - CONSERVATIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.04     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.04        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                        23,540     9,822        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - DAVIS NEW YORK VENTURE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.16     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.11     $1.16        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            68        53        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - DFA INTERNATIONAL VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.18     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $0.94     $1.18        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            56        18        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - EATON VANCE FLOATING-RATE INCOME FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.04     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.05     $1.04        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           232        55        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - GOLDMAN SACHS MID CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.23     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.13     $1.23        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            48         6        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - INVESCO INTERNATIONAL GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.16     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.16        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            27        42        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - J.P. MORGAN CORE BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            67        16        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - JENNISON MID CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.19     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.19     $1.19        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            12        41        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MARSICO GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.24     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.19     $1.24        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           114        14        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MFS VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.15     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.14     $1.15        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            84         3        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.09     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.08     $1.09        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                        89,953    39,307        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATELY AGGRESSIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.11     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.08     $1.11        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                        42,475    20,188        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATELY CONSERVATIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.07     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.07     $1.07        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                        40,844    16,388        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 93

VARIABLE ACCOUNT CHARGES OF 1.30% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MORGAN STANLEY GLOBAL REAL ESTATE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.19     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.07     $1.19        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           153        56        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - NFJ DIVIDEND VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.17     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.20     $1.17        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            97         3        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - NUVEEN WINSLOW LARGE CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.23     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.21     $1.23        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            56         2        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PARTNERS SMALL CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.29     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.26     $1.29        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            13        51        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PARTNERS SMALL CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.23     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.16     $1.23        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                             8         4        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PIMCO MORTGAGE-BACKED SECURITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.04     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            21        13        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PYRAMIS(R) INTERNATIONAL EQUITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.17     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.01     $1.17        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            18         1        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - WELLS FARGO SHORT DURATION GOVERNMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.01     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            38        41        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT OPPORTUNITY FUND - CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.23     $1.01     $0.69     $1.17    $1.11    $1.00
Accumulation unit
  value at end of
  period                                                           $1.15     $1.23     $1.01     $0.69    $1.17    $1.11
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,313       354       325       296      211       37
------------------------------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT SMALL CAP GROWTH FUND - CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.40     $1.12     $0.74     $1.28    $1.14    $1.00
Accumulation unit
  value at end of
  period                                                           $1.32     $1.40     $1.12     $0.74    $1.28    $1.14
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,008     1,248     1,279     1,063      968      178
------------------------------------------------------------------------------------------------------------------------


VARIABLE ACCOUNT CHARGES OF 1.45% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT.
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
ALLIANCEBERNSTEIN VPS LARGE CAP GROWTH PORTFOLIO (CLASS B) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.06     $0.98     $0.73     $1.22    $1.09    $1.00
Accumulation unit
  value at end of
  period                                                           $1.01     $1.06     $0.98     $0.73    $1.22    $1.09
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            65        21        25        50       38        4
------------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VP VALUE, CLASS II (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.03     $0.92     $0.78     $1.08    $1.16    $1.00
Accumulation unit
  value at end of
  period                                                           $1.02     $1.03     $0.92     $0.78    $1.08    $1.16
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,036     1,001       881       939      802      213
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - BALANCED FUND (CLASS 3) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.06     $0.95     $0.78     $1.13    $1.13    $1.00
Accumulation unit
  value at end of
  period                                                           $1.07     $1.06     $0.95     $0.78    $1.13    $1.13
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           547       809       907       375      619      350
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - CASH MANAGEMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $0.99     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $0.98     $0.99        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           101        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
 94 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

VARIABLE ACCOUNT CHARGES OF 1.45% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DIVERSIFIED BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.01     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.01        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           322        30        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DIVERSIFIED EQUITY INCOME FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.21     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.13     $1.21        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            59        31        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DYNAMIC EQUITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.20     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.25     $1.20        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                             9        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - EMERGING MARKETS OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.22     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $0.95     $1.22        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            94        53        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - GLOBAL BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.04     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.07     $1.04        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            80        23        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - GLOBAL INFLATION PROTECTED SECURITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.01     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.10     $1.01        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           119        34        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - HIGH INCOME FUND (CLASS 2) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.26     $1.14     $0.80     $1.08    $1.08    $1.00
Accumulation unit
  value at end of
  period                                                           $1.32     $1.26     $1.14     $0.80    $1.08    $1.08
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,088     1,127     1,227     1,097      885      286
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - HIGH YIELD BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.08     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.12     $1.08        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           122        52        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - INCOME OPPORTUNITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.07     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.12     $1.07        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           120        29        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - INTERNATIONAL OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.19     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.03     $1.19        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            35        12        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - LARGE CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.21     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.15     $1.21        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - LIMITED DURATION CREDIT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.01     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.02     $1.01        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           129        30        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MARSICO INTERNATIONAL OPPORTUNITIES FUND (CLASS 2) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.10     $0.98     $0.72     $1.42    $1.20    $1.00
Accumulation unit
  value at end of
  period                                                           $0.90     $1.10     $0.98     $0.72    $1.42    $1.20
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           399       496       668       887      819      748
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MID CAP GROWTH OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.27     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.27        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                             7         1        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MID CAP VALUE OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.26     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.14     $1.26        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            12        13        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 95

VARIABLE ACCOUNT CHARGES OF 1.45% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - S&P 500 INDEX FUND (CLASS 3) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.03     $0.91     $0.73     $1.18    $1.14    $1.00
Accumulation unit
  value at end of
  period                                                           $1.03     $1.03     $0.91     $0.73    $1.18    $1.14
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           397       470       728       476      499       10
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SELECT LARGE-CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.20     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.16     $1.20        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            17        14        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SELECT SMALLER-CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.27     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.14     $1.27        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SHORT DURATION U.S. GOVERNMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.00     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           202       144        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - STRATEGIC INCOME FUND (CLASS 2) (4/29/2011)
Accumulation unit
  value at beginning
  of period                                                        $1.00        --        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $0.94        --        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            95        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VIP CONTRAFUND(R) PORTFOLIO SERVICE CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.10     $0.95     $0.71     $1.27    $1.09    $1.00
Accumulation unit
  value at end of
  period                                                           $1.05     $1.10     $0.95     $0.71    $1.27    $1.09
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         2,701     3,123     4,857     9,818    8,451    3,216
------------------------------------------------------------------------------------------------------------------------
FIDELITY(R) VIP MID CAP PORTFOLIO SERVICE CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.29     $1.01     $0.74     $1.24    $1.09    $1.00
Accumulation unit
  value at end of
  period                                                           $1.13     $1.29     $1.01     $0.74    $1.24    $1.09
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,256     1,724     3,813     6,011    4,186    1,152
------------------------------------------------------------------------------------------------------------------------
FTVIPT FRANKLIN SMALL CAP VALUE SECURITIES FUND - CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.12     $0.88     $0.69     $1.05    $1.09    $1.00
Accumulation unit
  value at end of
  period                                                           $1.06     $1.12     $0.88     $0.69    $1.05    $1.09
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           462       700       717       685      602      232
------------------------------------------------------------------------------------------------------------------------
FTVIPT MUTUAL SHARES SECURITIES FUND - CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $0.99     $0.90     $0.72     $1.17    $1.15    $1.00
Accumulation unit
  value at end of
  period                                                           $0.96     $0.99     $0.90     $0.72    $1.17    $1.15
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         1,011     1,148     1,338     1,691    1,979      485
------------------------------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES JANUS PORTFOLIO: SERVICE SHARES (5/1/2007)
Accumulation unit
  value at beginning
  of period                                                        $0.94     $0.84     $0.63     $1.06    $1.00       --
Accumulation unit
  value at end of
  period                                                           $0.88     $0.94     $0.84     $0.63    $1.06       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           591       593     9,009     7,617    5,761       --
------------------------------------------------------------------------------------------------------------------------
MFS(R) UTILITIES SERIES - SERVICE CLASS (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.40     $1.25     $0.95     $1.56    $1.24    $1.00
Accumulation unit
  value at end of
  period                                                           $1.47     $1.40     $1.25     $0.95    $1.56    $1.24
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           953       901       892     1,003    1,091      467
------------------------------------------------------------------------------------------------------------------------
MORGAN STANLEY UIF MID CAP GROWTH PORTFOLIO, CLASS II SHARES (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.38     $1.06     $0.68     $1.30    $1.08    $1.00
Accumulation unit
  value at end of
  period                                                           $1.26     $1.38     $1.06     $0.68    $1.30    $1.08
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           203       159       215       268      387      397
------------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST SOCIALLY RESPONSIVE PORTFOLIO (CLASS S) (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.12     $0.93     $0.72     $1.20    $1.14    $1.00
Accumulation unit
  value at end of
  period                                                           $1.07     $1.12     $0.93     $0.72    $1.20    $1.14
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            35        32        59        84       42        5
------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER GLOBAL SECURITIES FUND/VA, SERVICE SHARES (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.12     $0.98     $0.72     $1.22    $1.16    $1.00
Accumulation unit
  value at end of
  period                                                           $1.01     $1.12     $0.98     $0.72    $1.22    $1.16
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           588       662       679       693      779      266
------------------------------------------------------------------------------------------------------------------------
OPPENHEIMER MAIN STREET SMALL- & MID-CAP FUND(R)/VA, SERVICE SHARES (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.07     $0.88     $0.65     $1.07    $1.10    $1.00
Accumulation unit
  value at end of
  period                                                           $1.03     $1.07     $0.88     $0.65    $1.07    $1.10
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           302       320       266       350      487      231
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
 96 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

VARIABLE ACCOUNT CHARGES OF 1.45% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
PIMCO VIT ALL ASSET PORTFOLIO, ADVISOR SHARE CLASS (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.26     $1.13     $0.94     $1.14    $1.07    $1.00
Accumulation unit
  value at end of
  period                                                           $1.26     $1.26     $1.13     $0.94    $1.14    $1.07
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         2,838     2,685     7,054     9,430    7,577    2,481
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AGGRESSIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.12     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.07     $1.12        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                         5,014       476        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AMERICAN CENTURY DIVERSIFIED BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            --        12        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AMERICAN CENTURY GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.21     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.18     $1.21        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - COLUMBIA WANGER INTERNATIONAL EQUITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.21     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.03     $1.21        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            73        59        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - COLUMBIA WANGER U.S. EQUITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.29     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.21     $1.29        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            54        56        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - CONSERVATIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.04     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.04        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                        12,111     3,775        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - DAVIS NEW YORK VENTURE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.16     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.10     $1.16        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            12        13        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - DFA INTERNATIONAL VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.18     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $0.93     $1.18        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            12        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - EATON VANCE FLOATING-RATE INCOME FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.04     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.05     $1.04        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           288        94        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - GOLDMAN SACHS MID CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.23     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.13     $1.23        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            12        22        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - INVESCO INTERNATIONAL GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.16     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.16        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            23        34        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - J.P. MORGAN CORE BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            57        51        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - JENNISON MID CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.19     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.19     $1.19        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                             3        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MARSICO GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.24     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.19     $1.24        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            10        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 97

VARIABLE ACCOUNT CHARGES OF 1.45% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT. (CONTINUED)
YEAR ENDED DEC. 31,                                               2011      2010      2009      2008      2007     2006
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MFS VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.15     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.13     $1.15        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            57        25        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.09     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.08     $1.09        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                        58,637    23,094        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATELY AGGRESSIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.11     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.08     $1.11        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                        29,585     7,132        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATELY CONSERVATIVE PORTFOLIO (CLASS 2) (5/7/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.07     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.07     $1.07        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                        21,112     8,769        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MORGAN STANLEY GLOBAL REAL ESTATE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.19     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.06     $1.19        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            22        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - NFJ DIVIDEND VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.17     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.19     $1.17        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            64        51        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - NUVEEN WINSLOW LARGE CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.23     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.21     $1.23        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                             3        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PARTNERS SMALL CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.29     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.26     $1.29        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                             1        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PARTNERS SMALL CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.23     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.16     $1.23        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                             3         1        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PIMCO MORTGAGE-BACKED SECURITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.04     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            27        13        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PYRAMIS(R) INTERNATIONAL EQUITY FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.17     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.00     $1.17        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            --        --        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - WELLS FARGO SHORT DURATION GOVERNMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit
  value at beginning
  of period                                                        $1.00     $1.00        --        --       --       --
Accumulation unit
  value at end of
  period                                                           $1.01     $1.00        --        --       --       --
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                            26        25        --        --       --       --
------------------------------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT OPPORTUNITY FUND - CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.23     $1.00     $0.69     $1.17    $1.11    $1.00
Accumulation unit
  value at end of
  period                                                           $1.14     $1.23     $1.00     $0.69    $1.17    $1.11
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           534        70        55        67       86        9
------------------------------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT SMALL CAP GROWTH FUND - CLASS 2 (6/26/2006)
Accumulation unit
  value at beginning
  of period                                                        $1.39     $1.11     $0.74     $1.28    $1.14    $1.00
Accumulation unit
  value at end of
  period                                                           $1.31     $1.39     $1.11     $0.74    $1.28    $1.14
Number of accumulation
  units outstanding at
  end of period (000
  omitted)                                                           344       388       377       334      363       74
------------------------------------------------------------------------------------------------------------------------





--------------------------------------------------------------------------------
 98 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

VARIABLE ACCOUNT CHARGES OF 1.75% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT.
YEAR ENDED DEC. 31,                                                               2011      2010
-------------------------------------------------------------------------------------------------
ALLIANCEBERNSTEIN VPS LARGE CAP GROWTH PORTFOLIO (CLASS B) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.20     $1.00
Accumulation unit value at end of period                                         $1.14     $1.20
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
AMERICAN CENTURY VP VALUE, CLASS II (7/19/2010)
Accumulation unit value at beginning of period                                   $1.16     $1.00
Accumulation unit value at end of period                                         $1.15     $1.16
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - BALANCED FUND (CLASS 3) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.14     $1.00
Accumulation unit value at end of period                                         $1.15     $1.14
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - CASH MANAGEMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $0.99     $1.00
Accumulation unit value at end of period                                         $0.97     $0.99
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DIVERSIFIED BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.01     $1.00
Accumulation unit value at end of period                                         $1.06     $1.01
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DIVERSIFIED EQUITY INCOME FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.20     $1.00
Accumulation unit value at end of period                                         $1.12     $1.20
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - DYNAMIC EQUITY FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.20     $1.00
Accumulation unit value at end of period                                         $1.24     $1.20
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - EMERGING MARKETS OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.21     $1.00
Accumulation unit value at end of period                                         $0.94     $1.21
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - GLOBAL BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.04     $1.00
Accumulation unit value at end of period                                         $1.07     $1.04
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - GLOBAL INFLATION PROTECTED SECURITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.01     $1.00
Accumulation unit value at end of period                                         $1.09     $1.01
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - HIGH INCOME FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $0.97     $1.00
Accumulation unit value at end of period                                         $1.01     $0.97
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - HIGH YIELD BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.08     $1.00
Accumulation unit value at end of period                                         $1.12     $1.08
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - INCOME OPPORTUNITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.07     $1.00
Accumulation unit value at end of period                                         $1.11     $1.07
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - INTERNATIONAL OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.19     $1.00
Accumulation unit value at end of period                                         $1.02     $1.19
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - LARGE CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.20     $1.00
Accumulation unit value at end of period                                         $1.14     $1.20
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 99

VARIABLE ACCOUNT CHARGES OF 1.75% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT.
(CONTINUED)
YEAR ENDED DEC. 31,                                                               2011      2010
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - LIMITED DURATION CREDIT FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.01     $1.00
Accumulation unit value at end of period                                         $1.01     $1.01
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MARSICO INTERNATIONAL OPPORTUNITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.22     $1.00
Accumulation unit value at end of period                                         $1.00     $1.22
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MID CAP GROWTH OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.27     $1.00
Accumulation unit value at end of period                                         $1.05     $1.27
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - MID CAP VALUE OPPORTUNITY FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.26     $1.00
Accumulation unit value at end of period                                         $1.13     $1.26
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - S&P 500 INDEX FUND (CLASS 3) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.17     $1.00
Accumulation unit value at end of period                                         $1.17     $1.17
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SELECT LARGE-CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.20     $1.00
Accumulation unit value at end of period                                         $1.16     $1.20
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SELECT SMALLER-CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.27     $1.00
Accumulation unit value at end of period                                         $1.14     $1.27
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - SHORT DURATION U.S. GOVERNMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.00     $1.00
Accumulation unit value at end of period                                         $0.99     $1.00
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
COLUMBIA VARIABLE PORTFOLIO - STRATEGIC INCOME FUND (CLASS 2) (4/29/2011)
Accumulation unit value at beginning of period                                   $1.00        --
Accumulation unit value at end of period                                         $0.94        --
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
FIDELITY(R) VIP CONTRAFUND(R) PORTFOLIO SERVICE CLASS 2 (7/19/2010)
Accumulation unit value at beginning of period                                   $1.20     $1.00
Accumulation unit value at end of period                                         $1.15     $1.20
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
FIDELITY(R) VIP MID CAP PORTFOLIO SERVICE CLASS 2 (7/19/2010)
Accumulation unit value at beginning of period                                   $1.24     $1.00
Accumulation unit value at end of period                                         $1.08     $1.24
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
FTVIPT FRANKLIN SMALL CAP VALUE SECURITIES FUND - CLASS 2 (7/19/2010)
Accumulation unit value at beginning of period                                   $1.30     $1.00
Accumulation unit value at end of period                                         $1.23     $1.30
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
FTVIPT MUTUAL SHARES SECURITIES FUND - CLASS 2 (7/19/2010)
Accumulation unit value at beginning of period                                   $1.12     $1.00
Accumulation unit value at end of period                                         $1.08     $1.12
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
JANUS ASPEN SERIES JANUS PORTFOLIO: SERVICE SHARES (7/19/2010)
Accumulation unit value at beginning of period                                   $1.17     $1.00
Accumulation unit value at end of period                                         $1.08     $1.17
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
MFS(R) UTILITIES SERIES - SERVICE CLASS (7/19/2010)
Accumulation unit value at beginning of period                                   $1.17     $1.00
Accumulation unit value at end of period                                         $1.22     $1.17
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
 100 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

VARIABLE ACCOUNT CHARGES OF 1.75% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT.
(CONTINUED)
YEAR ENDED DEC. 31,                                                               2011      2010
-------------------------------------------------------------------------------------------------
MORGAN STANLEY UIF MID CAP GROWTH PORTFOLIO, CLASS II SHARES (7/19/2010)
Accumulation unit value at beginning of period                                   $1.26     $1.00
Accumulation unit value at end of period                                         $1.15     $1.26
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST SOCIALLY RESPONSIVE PORTFOLIO (CLASS S) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.18     $1.00
Accumulation unit value at end of period                                         $1.13     $1.18
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
OPPENHEIMER GLOBAL SECURITIES FUND/VA, SERVICE SHARES (7/19/2010)
Accumulation unit value at beginning of period                                   $1.18     $1.00
Accumulation unit value at end of period                                         $1.06     $1.18
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
OPPENHEIMER MAIN STREET SMALL- & MID-CAP FUND(R)/VA, SERVICE SHARES (7/19/2010)
Accumulation unit value at beginning of period                                   $1.22     $1.00
Accumulation unit value at end of period                                         $1.17     $1.22
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
PIMCO VIT ALL ASSET PORTFOLIO, ADVISOR SHARE CLASS (7/19/2010)
Accumulation unit value at beginning of period                                   $1.06     $1.00
Accumulation unit value at end of period                                         $1.06     $1.06
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AGGRESSIVE PORTFOLIO (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.16     $1.00
Accumulation unit value at end of period                                         $1.11     $1.16
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AMERICAN CENTURY DIVERSIFIED BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.00     $1.00
Accumulation unit value at end of period                                         $1.05     $1.00
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - AMERICAN CENTURY GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.21     $1.00
Accumulation unit value at end of period                                         $1.17     $1.21
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - COLUMBIA WANGER INTERNATIONAL EQUITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.20     $1.00
Accumulation unit value at end of period                                         $1.02     $1.20
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - COLUMBIA WANGER U.S. EQUITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.29     $1.00
Accumulation unit value at end of period                                         $1.20     $1.29
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - CONSERVATIVE PORTFOLIO (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.05     $1.00
Accumulation unit value at end of period                                         $1.06     $1.05
Number of accumulation units outstanding at end of period (000 omitted)            154       139
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - DAVIS NEW YORK VENTURE FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.16     $1.00
Accumulation unit value at end of period                                         $1.10     $1.16
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - DFA INTERNATIONAL VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.18     $1.00
Accumulation unit value at end of period                                         $0.93     $1.18
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - EATON VANCE FLOATING-RATE INCOME FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.04     $1.00
Accumulation unit value at end of period                                         $1.04     $1.04
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - GOLDMAN SACHS MID CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.23     $1.00
Accumulation unit value at end of period                                         $1.13     $1.23
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 101

VARIABLE ACCOUNT CHARGES OF 1.75% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT.
(CONTINUED)
YEAR ENDED DEC. 31,                                                               2011      2010
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - INVESCO INTERNATIONAL GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.16     $1.00
Accumulation unit value at end of period                                         $1.06     $1.16
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - J.P. MORGAN CORE BOND FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.00     $1.00
Accumulation unit value at end of period                                         $1.05     $1.00
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - JENNISON MID CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.19     $1.00
Accumulation unit value at end of period                                         $1.19     $1.19
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MARSICO GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.23     $1.00
Accumulation unit value at end of period                                         $1.18     $1.23
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MFS VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.15     $1.00
Accumulation unit value at end of period                                         $1.13     $1.15
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATE PORTFOLIO (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.10     $1.00
Accumulation unit value at end of period                                         $1.09     $1.10
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATELY AGGRESSIVE PORTFOLIO (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.13     $1.00
Accumulation unit value at end of period                                         $1.10     $1.13
Number of accumulation units outstanding at end of period (000 omitted)             35        32
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MODERATELY CONSERVATIVE PORTFOLIO (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.07     $1.00
Accumulation unit value at end of period                                         $1.07     $1.07
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - MORGAN STANLEY GLOBAL REAL ESTATE FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.19     $1.00
Accumulation unit value at end of period                                         $1.06     $1.19
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - NFJ DIVIDEND VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.17     $1.00
Accumulation unit value at end of period                                         $1.19     $1.17
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - NUVEEN WINSLOW LARGE CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.23     $1.00
Accumulation unit value at end of period                                         $1.20     $1.23
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PARTNERS SMALL CAP GROWTH FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.29     $1.00
Accumulation unit value at end of period                                         $1.26     $1.29
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PARTNERS SMALL CAP VALUE FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.23     $1.00
Accumulation unit value at end of period                                         $1.15     $1.23
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PIMCO MORTGAGE-BACKED SECURITIES FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.00     $1.00
Accumulation unit value at end of period                                         $1.03     $1.00
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - PYRAMIS(R) INTERNATIONAL EQUITY FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.17     $1.00
Accumulation unit value at end of period                                         $1.00     $1.17
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
 102 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

VARIABLE ACCOUNT CHARGES OF 1.75% OF THE DAILY NET ASSETS OF THE VARIABLE ACCOUNT.
(CONTINUED)
YEAR ENDED DEC. 31,                                                               2011      2010
-------------------------------------------------------------------------------------------------
VARIABLE PORTFOLIO - WELLS FARGO SHORT DURATION GOVERNMENT FUND (CLASS 2) (7/19/2010)
Accumulation unit value at beginning of period                                   $1.00     $1.00
Accumulation unit value at end of period                                         $1.00     $1.00
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT OPPORTUNITY FUND - CLASS 2 (7/19/2010)
Accumulation unit value at beginning of period                                   $1.23     $1.00
Accumulation unit value at end of period                                         $1.14     $1.23
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------
WELLS FARGO ADVANTAGE VT SMALL CAP GROWTH FUND - CLASS 2 (7/19/2010)
Accumulation unit value at beginning of period                                   $1.27     $1.00
Accumulation unit value at end of period                                         $1.20     $1.27
Number of accumulation units outstanding at end of period (000 omitted)             --        --
-------------------------------------------------------------------------------------------------





--------------------------------------------------------------------------------

           RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS 103

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION




Calculating Annuity Payouts..............  p.  3
Rating Agencies..........................  p.  4
Revenues Received During Calendar Year
  2011...................................  p.  4
Principal Underwriter....................  p.  5
Independent Registered Public Accounting
  Firms..................................  p.  5
Condensed Financial Information
  (Unaudited)............................  p.  6
Financial Statements





--------------------------------------------------------------------------------
 104 RIVERSOURCE RAVA 5 ADVANTAGE / RAVA 5 SELECT / RAVA 5 ACCESS VARIABLE ANNUITY -- PROSPECTUS

(RIVERSOURCE ANNUITIES LOGO)

RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474

1-800-862-7919


           RiverSource Distributors, Inc. (Distributor), Member FINRA.
Insurance and annuity products are issued by RiverSource Life Insurance Company.
     Both companies are affiliated with Ameriprise Financial Services, Inc.


      (C)2008-2012 RiverSource Life Insurance Company. All rights reserved.


S-6515 A (4/12)

PART B.
The combined Statement of Additional Information and Financial Statements for RiverSource Variable Account 10 dated April 30, 2012 filed electronically as Part B to Post-Effective Amendment No. 66 to Registration Statement No.333-79311 on or about April 20, 2012, is incorporated by reference to this Pre-Effective Amendment No. 1.

PART C.

Item 24. Financial Statements and Exhibits

(a)  Financial statements included in Part B of this Registration Statement:

     (a) Financial statements included in Part B of this Registration Statement:

     The audited financial statements of the RiverSource Variable Account 10 including:
     Reports of Independent Registered Public Accounting Firms dated
     April 20, 2012 and April 22, 2011.
     Statements of Assets and Liabilities for the year ended Dec. 31, 2011. Statements of Operations for the year ended Dec. 31, 2011.
     Statements of Changes and Net Assets for the years ended Dec. 31, 2011 and 2010.
     Notes to Financial Statements.

     The audited financial statements of the RiverSource Life Insurance Company including:

     Reports of Independent Registered Public Accounting Firms dated Feb.24, 2012 and Feb. 23, 2011.
     Consolidated Balance Sheets as of Dec. 31, 2011 and
     2010.
     Consolidated Statements of Income for the years ended Dec. 31, 2011,
     2010 and 2009.
     Consolidated Statements of Cash Flows for the years ended Dec. 31, 2010, 2009 and 2008.
     Consolidated Statements of Stockholder's Equity for the three years ended Dec. 31, 2011, 2010 and 2009.
     Notes to Consolidated Financial Statements.

(b)  Exhibits:

1.1 Resolution of the Board of Directors of IDS Life Insurance Company establishing the IDS Life Variable Account 10 dated August 23, 1995, filed electronically as Exhibit 1 to Registrant's Initial Registration Statement No. 33-62407 is incorporated herein by reference.

1.2 Resolution of the Board of Directors of IDS Life Insurance Company establishing 105 additional subaccounts within the separate account, filed electronically as Exhibit 1.2 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-79311 filed on or about Aug. 10, 1999, is incorporated herein by reference.

1.3 Resolution of the Board of Directors of IDS life Insurance Company establishing 25 additional subaccounts within the separate account, filed electronically as Exhibit 1.3 to Registrant's Post-Effective Amendment No. 2 to Registration Statement No. 333-79311, is incorporated herein by reference.

1.4 Resolution of the Board of Directors of IDS Life Insurance Company establishing 12 additional subaccounts within the separate account, filed electronically as Exhibit 1.3 to Registrant's Post-Effective Amendment No. 3 to Registration Statement No. 333-79311, is incorporated herein by reference.

1.5 Resolution of the Board of Directors of IDS Life Insurance Company establishing 69 additional subaccounts within the separate account, filed electronically as Exhibit 1.5 to Registrant's Post-Effective Amendment No. 6 to Registration Statement No. 333-79311, is incorporated herein by reference.

1.6 Resolution of the Board of Directors of IDS Life Insurance Company establishing 112 additional subaccounts within the separate account, dated Feb. 11, 2002, filed electronically as Exhibit 1.6 to Registrant's Post-Effective Amendment No. 8 to Registration Statement No. 333-79311, is incorporated herein by reference.


1.7 Resolution of the Board of Directors of IDS Life Insurance Company establishing 3 additional subaccounts within the separate account, dated Feb. 28, 2002, filed electronically as Exhibit 1.7 to Registrant's Post-Effective Amendment No. 10 to Registration Statement No. 333-79311, is incorporated herein by reference.

1.8 Resolution of the Board of Directors of IDS Life Insurance Company establishing 8 additional subaccounts within the separate account, dated January 6, 2004, filed electronically as Exhibit 1.8 to Registrant's Post-Effective Amendment No. 21 to Registration Statement No. 333-79311, filed on or about Jan. 23, 2004, is incorporated by reference.

1.9 Resolution of the Board of Directors of IDS Life Insurance Company establishing 6 additional subaccounts within the separate account, dated August 12, 2004 filed electronically as Exhibit 1.9 to Post-Effective Amendment No. 32 to Registration Statement No. 333-79311 is incorporated by reference.

1.10 Resolution of the Board of Directors of IDS Life Insurance Company establishing an additional subaccount within the separate account, dated April 27, 2005 filed electronically as Exhibit 1.10 to Post-Effective Amendment No. 32 to Registration Statement No. 333-79311 is incorporated by reference.

1.11 Resolution of the Board of Directors establishing 18 additional subaccounts within the separate accounts dated April 12, 2006 filed electronically as
     Exhibit 1.11 to Registrant's Post-Effective Amendment No. 39 to Registration Statement No. 333-79311 is incorporated by reference.

1.12 Unanimous Written Consent of the Board of Directors In Lieu of a Meeting for IDS Life Insurance Company, adopted December 8, 2006 for the Re-designation of the Separate Accounts to Reflect Entity Consolidation and Rebranding filed electronically as Exhibit 27(a)(6) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated by reference.

1.13 Resolution of the Board of Directors establishing 988 additional subaccounts within the separate accounts dated April 6, 2011 filed electronically as Exhibit 1.13 to Post-Effective Amendment No 64 to Registration Statement No. 333-79311 is incorporated by reference.

1.14 Resolution of the Board of Directors of RiverSource Life Insurance Company establishing 399 additional subaccounts within the separate accounts dated April 6,

     2012 filed electronically as Exhibit 1.14 to Registrant's
     Post-Effective Amendment No.66 to Registration Statement No. 333-79311 filed on or about April 20, 2012, is incorporated by reference.

2.   Not applicable.

3. Form of Principal Underwriter Agreement for RiverSource Life Insurance Company Variable Annuities and Variable Life Insurance filed electronically as Exhibit 3.1 to the Initial Registration Statement on Form N-4 for RiverSource Variable Annuity Account (previously American Enterprise Variable Annuity Account), RiverSource Signature(SM) Select Variable Annuity and RiverSource Signature(SM) Variable Annuity, on or about Jan. 2, 2007, is incorporated by reference.

4.1 Form of Deferred Annuity Contract for non-qualified contracts (form 31043) filed electronically as Exhibit 4.1 to Registrant's Initial Registration Statement No. 333-79311, filed on or about May 26, 1999, is incorporated herein by reference.

4.2 Form of Deferred Annuity Contract for tax qualified contracts (form 31044) filed electronically as Exhibit 4.2 to Registrant's Initial Registration Statement No. 333-79311, filed on or about May 26, 1999, is incorporated herein by reference.

4.3 Form of Deferred Annuity Contract for IRA contracts (form 31045-IRA) filed electronically as Exhibit 4.3 to Registrant's Initial Registration Statement No. 333-79311, filed on or about May 26, 1999, is incorporated herein by reference.

4.4 Form of Deferred Annuity Contract for non-qualified contracts (form 31046) filed electronically as Exhibit 4.4 to Registrant's Initial Registration Statement No. 333-79311, filed on or about May 26, 1999, is incorporated herein by reference.

4.5 Form of Deferred Annuity Contract for tax qualified contracts (form 31047) filed electronically as Exhibit 4.5 to Registrant's Initial Registration Statement No. 333-79311, filed on or about May 26, 1999, is incorporated herein by reference.

4.6 Form of Deferred Annuity Contract for IRA contracts (form 31048-IRA) filed electronically as Exhibit 4.6 to Registrant's Initial Registration Statement No. 333-79311, filed on or about May 26, 1999, is incorporated herein by reference.

4.7 Form of TSA Endorsement (form 31049), filed electronically as Exhibit 4.7 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-79311 filed on or about Aug. 10, 1999 is incorporated herein by reference.


4.8 Form of Traditional IRA or SEP-IRA Annuity Endorsement (form 131061) filed electronically as Exhibit 4.11 to Post-Effective Amendment No. 14 to Registration Statement No. 333-79311, is incorporated herein by reference.

4.9  Form of Roth IRA Annuity Endorsement (form 131062) filed electronically as
     Exhibit 4.12 to Post-Effective Amendment No. 14 to Registration Statement No. 333-79311, is incorporated herein by reference.

4.10 Form of SIMPLE IRA Annuity Endorsement (form 131063) filed electronically as Exhibit 4.13 to Post-Effective Amendment No. 14 to Registration Statement No. 333-79311, is incorporated herein by reference.

4.11 Form of Deferred Annuity Contract for non-qualified contracts (form 131041) filed electronically as Exhibit 4.14 to Post-Effective Amendment No. 14 to Registration Statement No. 333-79311, is incorporated herein by reference.

4.12 Form of TSA Endorsement (form 131068), filed electronically as Exhibit 4.17 to Post-Effective Amendment No. 21 to Registration Statement No. 333-79311, filed on or about Jan. 23, 2004, is incorporated by reference.

4.13 Form of 401 (a) Annuity Endorsement (form 131069), filed electronically as
     Exhibit 4.23 to Post-Effective Amendment No. 21 to Registration Statement No. 333-79311, filed on or about Jan. 23, 2004, is incorporated by reference.

4.14 Copy of Company name change endorsement (form 131115) for RiverSource Life Insurance Company, filed electronically as Exhibit 4.32 to Registrant's Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 filed on or about Jan. 2, 2007, is incorporated by reference.

4.15 Form of Deferred Annuity Contract for RAVA 5 Advantage and data pages filed electronically as Exhibit 4.36 to Registrant's Post-Effective Amendment No. 61 to Registration Statement No. 333-79311 is incorporated herein by reference.

4.16 Form of Deferred Annuity Contract for RAVA 5 Select and data pages filed electronically as Exhibit 4.37 to Registrant's Post-Effective Amendment No. 61 to Registration Statement No. 333-79311 is incorporated herein by reference.

4.17 Form of Deferred Annuity Contract for RAVA 5 Access and data pages filed electronically as Exhibit 4.38 to Registrant's Post-Effective Amendment No. 61 to Registration Statement No. 333-79311 is incorporated herein by reference.

4.18 Form of Guarantee Period Accounts Endorsement (form 411272) filed electronically as Exhibit 4.56 to RiverSource Variable Account's Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.19 Form of Maximum Anniversary Value Death Benefit Rider (form 411278) filed electronically as Exhibit 4.57 to Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.20 Form of 5-Year Maximum Anniversary Value Death Benefit Rider filed electronically as Exhibit 4.41 to Registrant's Post-Effective Amendment No. 61 to Registration Statement No. 333-79311 is incorporated herein by reference.

4.21 Form of 5% Accumulation Death Benefit Rider (form 411279) filed electronically as Exhibit 4.58 to RiverSource Variable Account's Post-Effective

     Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.22 Form of Enhanced Death Benefit Rider (form 411280) filed electronically as
     Exhibit 4.59 to RiverSource Variable Account's Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.23 Form of Return of Purchase Payment Death Benefit Rider (form 411277) filed electronically as Exhibit 4.60 to RiverSource Variable Account's Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.24 Form of Benefit Protector(SM) Death Benefit Rider (form 411281) filed electronically as Exhibit 4.61 to RiverSource Variable Account's Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.25 Form of Benefit Protector(SM) Plus Death Benefit Rider (form 411282) filed electronically as Exhibit 4.62 to RiverSource Variable Account's Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.26 Form of Guaranteed Minimum Accumulation Benefit Rider (form 411283) filed electronically as Exhibit 4.63 to RiverSource Variable Account's Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.27 Form of Guaranteed Lifetime Withdrawal Benefit Joint Life Rider SecureSource 3 Rider and data page is filed electronically herewith.

4.28 Form of Guaranteed Lifetime Withdrawal Benefit Single Life Rider SecureSource 3 Rider and data page is filed electronically herewith.

5.   Form of Variable Annuity Application (form 31063), filed electronically as
     Exhibit 5 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-79311 filed on or about Aug. 10, 1999 is incorporated herein by reference.

6.1 Certificate of Incorporation of IDS Life dated July 24, 1957, filed electronically as Exhibit 6.1 to Registrant's Initial Registration Statement No. 33-62407 is incorporated herein by reference.

6.2 Copy of Certificate of Amendment of Certificate of Incorporation of IDS Life Insurance Company dated June 22, 2006, filed electronically as Exhibit 27(f)(1) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated by reference.

6.3 Copy of Amended and Restated By-Laws of RiverSource Life Insurance Company filed electronically as Exhibit 27(f)(2) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated by reference.

7.   Not applicable.

8.1 Copy of Amended and Restated Participation Agreement dated August 1, 2006, among American Enterprise Life Insurance Company, IDS Life Insurance Company, Ameriprise Financial Services, Inc., AllianceBernstein L.P. and AllianceBernstein Investments, Inc. filed electronically as Exhibit 27(h)
     (20) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777is incorporated herein by reference.

8.2 Copy of Amended and Restated Fund Participation Agreement dated June 1, 2006, by and among American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc. and American Century Investment Services, Inc. filed electronically as Exhibit 27(h)(3) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated herein by reference.

8.3 Copy of Fund Participation Agreement by and among RiverSource Life Insurance Company, BlackRock Variable Series Funds, Inc. and BlackRock Investments will be filed by Amendment.

8.4 Copy of Fund Participation Agreement dated May 1, 2006 among American Enterprise Life Insurance Company, IDS Life Insurance Company, Columbia Funds Variable Insurance Trust I, Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. filed electronically as Exhibit 27(h) (22) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

8.5 Copy of Fund Participation Agreement by and among RiverSource Life Insurance Company, RiverSource Distributors, Inc., DWS Variable Series I, DWS Variable Series II, DWS Investments VIT Funds DWS Investment Distributors, Inc. and Deutsche Investment Management Americas Inc. will be filed by Amendment.

8.6 Copy of Amended and Restated Fund Participation Agreement dated January 1, 2007,among Variable Insurance Products Funds, Fidelity Distributors Corporation and RiverSource Life Insurance Co. of New York filed electronically as Exhibit 8.16 to RiverSource of New York Variable Annuity Account 2's Post-Effective Amendment No. 3 to Registration Statement No. 333-139764 on or about April 24, 2008 is incorporated by reference herein.

8.7 Copy of Amended and Restated Participation Agreement by and between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., American Centurion Life Assurance Company, American Enterprise Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc. (formerly American Express Financial Advisors Inc.), dated August 1, 2005 filed electronically as Exhibit 8.7 to Registrant's Post-Effective Amendment No. 39 to Registration Statement No. 333-79311 is incorporated by reference.

8.8 Copy of Janus Aspen Series Amended and Restated Fund Participation Agreement dated September 1, 2006, by and among American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company and Janus Aspen Series filed electronically as Exhibit

     27(h)(12) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

8.9 Copy of Participation Agreement Among MFS Variable Insurance Trust, American Enterprise Life Insurance Company, IDS Life Insurance Company and Massachusetts Financial Services Company, dated June 9, 2006, filed electronically as Exhibit 8.17 to Post-Effective Amendment No. 42 to Registration Statement No. 333-79311 is incorporated by reference.

8.10 Copy of Fund Participation Agreement dated March 2, 2006, by and between Neuberger Berman Advisers Management Trust, Neuberger Berman Management, Inc. and IDS Life Insurance Company filed electronically as Exhibit 8.17 to Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 is incorporated herein by reference.

8.11 Copy of Amended and Restated Fund Participation Agreement dated March 30, 2007, among Oppenheimer Variable Account funds, Oppenheimer Funds, Inc. and RiverSource Life Insurance Company filed electronically as Exhibit 8.4 to RiverSource Variable Annuity Account Post-Effective Amendment No. 2 to Registration Statement No. 333-139760 on or about April 24, 2008 is incorporated by reference herein.

8.12 Copy of Participation Agreement dated March 1, 2006, among IDS Life Insurance Company, PIMCO Variable Insurance Trust and Allianz Global Investors Distributors LLC filed electronically as Exhibit 8.19 to Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 is incorporated herein by reference.

8.13 Copy of Participation Agreement dated January 1, 2007, by and among RiverSource Life Insurance Company, RiverSource Life Insurance Co. of New York and RiverSource Distributors, Inc. filed electronically as Exhibit
     8.23 to Post-Effective Amendment No. 42 to Registration Statement No. 333-79311 is incorporated herein by reference.

8.14 Copy of Fund Participation Agreement dated April 2, 2007, RiverSource Life Insurance Company, Wanger Advisors Trust, Columbia Wanger Asset Management, L.P. and Columbia Management Distributors, Inc. filed electronically as
     Exhibit 8.11 to RiverSource Variable Annuity Account Post-Effective Amendment No. 2 to Registration Statement No. 333-139760 on or about April 24, 2008 is incorporated by reference herein.

8.15 Copy of Participation Agreement by and among Wells Fargo Variable Trust and RiverSource Life Insurance Company and Wells Fargo Funds Distributors, LLC dated Jan. 1, 2007, filed electronically as Exhibit 8.29 to Post-Effective Amendment No. 42 to Registration Statement No. 333-79311 is incorporated by reference.

8.16 Copy of Fund Participation Agreement dated April 24, 2009, by and among RiverSource Life Insurance Company, JPMorgan Insurance Trust, JPMorgan Investment Advisors Inc., J. P. Morgan Investment Management Inc. and JPMorgan Funds

     Management, Inc., filed electronically as Exhibit 8.30 to Post-Effective Amendment No. 58 to Registration Statement No. 333-79311 is incorporated by reference.

9. Opinion of counsel and consent to its use as the legality of the securities being registered is filed electronically herewith.

10. Consents of Independent Registered Public Accounting Firms are filed electronically herewith.

11.  None

12.  Not applicable.

13. Power of Attorney to sign Amendment to this Registration Statement, dated March 20, 2012 filed electronically as Exhibit 13 to RiverSource Variable Account 10's Post-Effective Amendment No. 66 to Registration Statement No. 333-79311, filed on or about April 20, 2012, is incorporated by reference.

14.  Not applicable.

Item 25.

Directors and Officers of the Depositor RiverSource Life Insurance Company

                                                                                Position and Offices
Name                  Principal Business Address*                                 With Depositor
-------------------  -----------------------------  --------------------------------------------------------------------
John R. Woerner                                     Chairman of the Board and President

Gumer C. Alvero                                     Director and Executive Vice President - Annuities

Richard N. Bush                                     Senior Vice President - Corporate Tax

Bimal Gandhi                                        Senior Vice President - Strategic Transformation

Steve M. Gathje                                     Director, Senior Vice President And Chief Actuary

James L. Hamalainen                                 Senior Vice President - Investments

Brian J. McGrane                                    Director, Executive Vice President and Chief Financial Officer

Thomas R. Moore                                     Secretary

Bridget M. Sperl                                    Director and Executive Vice President - Client Service

Jon Stenberg                                        Director and Executive Vice President - Life & Disability Insurance

William F. Truscott                                 Director

* The business address is 70100 Ameriprise Financial Center, Minneapolis, MN 55474.



Item 26.

SUBSIDIARIES AND AFFILIATES OF AMERIPRISE FINANCIAL, INC.             02/13/2012

Parent Company                                                      Incorp State
--------------                                                      ------------
Ameriprise Financial, Inc.                                          DE

Subsidiary Name                                                     Incorp State
---------------                                                     ------------
Ameriprise Advisor Capital, LLC                                     DE
Ameriprise Bank, FSB                                                NY
Ameriprise Capital Trust I                                          DE
Ameriprise Capital Trust II                                         DE
Ameriprise Capital Trust III                                        DE
Ameriprise Capital Trust IV                                         DE
Ameriprise Captive Insurance Company                                VT
Ameriprise Certificate Company                                      DE
      Investors Syndicate Development Corporation                   NV
Ameriprise Holdings, Inc.                                           DE
Ameriprise India Private Limited                                    India
      Ameriprise India Insurance Brokers Services Private Limited*  India
Ameriprise Trust Company                                            MN
AMPF Holding Corporation                                            MI
      American Enterprise Investment Services Inc.**                MN
      Ameriprise Financial Services, Inc.**                         DE
      AMPF Property Corporation                                     MI
      AMPF Realty Corporation                                       MI
Columbia Management Investment Advisers, LLC                        MN
      Advisory Capital Strategies Group Inc.                        MN
      Columbia Wanger Asset Management, LLC                         DE
      GA Legacy, LLC                                                DE
      J.& W. Seligman & Co. Incorporated                            DE
            Columbia Management Investment Distributors, Inc.**     NY
            Columbia Research Partners LLC                          DE
            Seligman Focus Partners LLC                             DE
            Seligman Global Technology Partners LLC                 DE
            Seligman Health Partners LLC                            DE
            Seligman Health Plus Partners LLC                       DE
            Seligman Partners LLC                                   DE
      RiverSource CDO Seed Investment, LLC                          MN
      WAM Acquisition GP, Inc.                                      DE
Columbia Management Investment Services Corp.                       MN
IDS Management Corporation                                          MN
      IDS Futures Corporation                                       MN
IDS Property Casualty Insurance Company                             WI
      Ameriprise Auto & Home Insurance Agency, Inc.                 WI
      Ameriprise Insurance Company                                  WI
RiverSource Distributors, Inc.**                                    DE
RiverSource Life Insurance Company                                  MN
      RiverSource Life Insurance Co. of New York                    NY
            RiverSource NY REO, LLC                                 NY
      RiverSource REO 1, LLC                                        MN
      RiverSource Tax Advantaged Investments, Inc.                  DE
            AEXP Affordable Housing Porfolio LLC                    DE
Threadneedle Asset Management Holdings Sarl                         Luxembourg
      (See separate Threadneedle subsidiary list.)

* This entity has three shareholders: Ameriprise Financial, Inc. (19%), Ameriprise India Private Limited (7%), and personally owned by T.D. Chadrasekhar (74%) as required by India law.

**    Registered Broker-Dealer

Item 27. Number of Contract owners

         As of March 31, 2012 there were 202,259 non-qualified contract owners and 476,183 qualified contract owners.

Item 28. Indemnification

The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an "Enterprise"), and including appeals therein (any such action or process being hereinafter referred to as a "Proceeding"), by reason of the fact that such person, such person's testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney's fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.

No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.

The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriter RiverSource Distributors Inc.

PRINCIPAL UNDERWRITERS.

RiverSource Distributors Inc. acts as principal underwriter, depositor or sponsor for:

RiverSource Variable Annuity Account 1
RiverSource Variable Annuity Account
RiverSource Account F
RiverSource Variable Annuity Fund A
RiverSource Variable Annuity Fund B
RiverSource Variable Account 10
RiverSource Account SBS
RiverSource MVA Account
RiverSource Account MGA
RiverSource Account for Smith Barney
RiverSource Variable Life Separate Account
RiverSource Variable Life Account
RiverSource of New York Variable Annuity Account 1
RiverSource of New York Variable Annuity Account 2
RiverSource of New York Account 4
RiverSource of New York Account 7
RiverSource of New York Account 8

(b) As to each director, officer or partner of the principal underwriter:

Name and Principal    Positions and Offices
Business Address*     with Underwriter
-------------------   ----------------------------------
Lynn Abbott           President

Gumer C. Alvero       Director and Vice President

Thomas R. Moore       Secretary

Jon Stenberg          Director

David K. Stewart      Chief Financial Officer

William F. Truscott   Chairman of the Board and
                      Chief Executive officer

John R. Woerner       Vice President

*     Business address is: 50611 Ameriprise Financial Center, Minneapolis,
      MN 55474


(c) RiverSource Distributors Inc., the principal underwriter during Registrant's last fiscal year, was paid the following commissions:

NAME OF             NET UNDERWRITING
PRINCIPAL             DISCOUNTS AND    COMPENSATION ON           BROKERAGE
UNDERWRITER            COMMISSIONS        REDEMPTION     COMMISSIONS   COMPENSATION
-------------       ----------------   ---------------   -----------   ------------
RiverSource            $411,317,776          None            None          None
Distributors,Inc.

Item 30. Location of Accounts and Records

         RiverSource Life Insurance Company
         70100 Ameriprise Financial Center
         Minneapolis, MN 55474

Item 31. Management Services

         Not applicable.

Item 32. Undertakings

(a) Registrant undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Registrant undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

(c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

(d) Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail. Nov. 28,
         1988). Further, Registrant represents that it has complied with the provisions of paragraphs (1)-(4) of that no-action letter.

(e) The sponsoring insurance company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, RiverSource Life Insurance Company, on behalf of the Registrant, has caused this Pre-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and State of Minnesota, on the 20th day of April, 2012.

                                        RIVERSOURCE VARIABLE ACCOUNT 10
                                         (Registrant)

                                        By RiverSource Life Insurance Company
                                           (Sponsor)

                                        By /s/ John R. Woerner*
                                           -------------------------------------
                                           John R. Woerner
                                           Chairman of the Board and President

As required by the Securities Act of 1933, Amendment to this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of April, 2012.

Signature                               Title
/s/ Gumer C. Alvero*                    Director and Executive Vice
-------------------------------------   President - Annuities
    Gumer C. Alvero

/s/ Richard N. Bush*                    Senior Vice President - Corporate Tax
-------------------------------------
    Richard N. Bush

/s/ Bimal Gandhi*                       Senior Vice President - Strategic
-------------------------------------   Transformation
    Bimal Gandhi

/s/ Steve M. Gathje*                    Director, Senior Vice President and Chief
-------------------------------------   Actuary
    Steve M. Gathje

/s/ James L. Hamalainen*                Director, Senior Vice President -
-------------------------------------   Investments
    James L. Hamalainen

Signature                               Title
/s/ Brian J. McGrane*                   Director, Executive Vice President
-------------------------------------   and Chief Financial Officer
    Brian J. McGrane

/s/ Bridget M. Sperl*                   Director and Executive Vice President
-------------------------------------   Client Services
    Bridget M. Sperl

/s/ Jon Stenberg*                       Director and Executive Vice President -
-------------------------------------   Life and Disability Insurance
    Jon Stenberg

/s/ William F. Truscott*                Director
-------------------------------------
    William F. Truscott

/s/ John R. Woerner*                    Chairman of the Board and President
------------------------------------
    John R. Woerner

* Signed pursuant to Power of Attorney dated March 20, 2012 filed electronically as Exhibit 13 to Post-Effective Amendment No.66 to Registration Statement No. 333-79311 on or about April 20, 2012, herein, by:

/s/ Dixie Carroll
-------------------------------------
Dixie Carroll
Assistant General Counsel and
Assistant Secretary

      CONTENTS OF PRE-EFFECTIVE AMENDMENT

This Pre-Effective Amendment to Registration Statement is comprised of the following papers and documents:

The Cover Page.

PART A.
The combined prospectus for RiverSource RAVA 5 Advantage Variable Annuity/ RAVA 5 Select Variable Annuity/ RAVA 5 Access Variable Annuity (Offered for contracts with application signed after April 30, 2012)

PART B.
The combined Statement of Additional Information and Financial Statements for RiverSource Variable Account 10 dated April 30, 2012 filed electronically as Part B to Post-Effective Amendment No.66 to Registration Statement No.333-79311 on or about April 20, 2012, is incorporated by reference to this Pre-Effective Amendment No. 1.

Part C.

     Other Information.

     The signatures.

     Exhibits.

                                 Exhibit Index

4.50 Form of Guaranteed Lifetime Withdrawal Benefit Single Life Rider SecureSource 3 Rider.

4.51 Form of Guaranteed Lifetime Withdrawal Benefit Single Life Rider SecureSource 3 Rider.

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.  Consents of Independent Registered Public Accounting Firms.